UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CC Media Holdings, Inc.

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CC MEDIA HOLDINGS, INC.
200 East Basse Road, San Antonio, Texas 78209
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 26, 2010
          As a stockholder of CC Media Holdings, Inc. (“CC Media” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of CC Media to be held at the corporate headquarters of CC Media, located at 200 East Basse Road, San Antonio, Texas 78209, on May 26, 2010, at 9:00 a.m. local time, for the following purposes:
1.	to elect 12 directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of CC Media for the year ending December 31, 2010; and

3.	to transact any other business which may properly come before the meeting or any adjournment thereof.
          Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of and to vote at the annual meeting.
          Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting. Please contact the Secretary of CC Media at the corporate headquarters of CC Media if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m. local time.
          Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.
By Order of the Board of Directors

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary
San Antonio, Texas
April 26, 2010
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010:
The Proxy Statement and Annual Report are available at:
http://bnymellon.mobular.net/bnymellon/ccmo

2010 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT
          This proxy statement contains information related to the annual meeting of stockholders of CC Media Holdings, Inc. (herein referred to as “CC Media”, “Company”, “we”, “our”, or “us”) to be held on Wednesday, May 26, 2010, beginning at 9:00 a.m. local time, at the corporate offices of CC Media located at 200 East Basse Road, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is first being mailed to stockholders on or about May 3, 2010.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of CC Media (the “Board”) is providing these proxy materials to you in connection with CC Media’s annual meeting of stockholders (the “annual meeting”), which will take place on May 26, 2010. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers and certain other required information. Following this proxy statement are excerpts from CC Media’s 2009 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations. A proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting: the election of 12 directors to serve for the coming year and the ratification of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2010.

Q:	Which of my shares may I vote?

A:	Each share of Class A common stock and each share of Class B common stock owned by you as of the close of business on April 1, 2010 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of your Class A common stock is entitled to one vote at the annual meeting. Each holder of shares of Class B common stock will be entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date for such vote by (b) the number of shares of Class B common stock outstanding as of the Record Date for such vote. Except as otherwise required by law, the holders of outstanding shares of Class C common stock will not be entitled to any votes upon any questions presented to stockholders of CC Media. As of the Record Date, all of the outstanding shares of Class B common stock and Class C common stock are held by CC IV (as defined below) and CC V (as defined below), respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of CC Media hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

STOCKHOLDER OF RECORD: If your shares are registered directly in your name with CC Media’s transfer agent, BNY Mellon Investor Services LLC (“Mellon”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Mellon on behalf of CC Media. As the stockholder of record, you have the right to grant your voting proxy directly to CC Media or to vote in person at the annual meeting. CC Media has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.” The election of directors is a non-routine matter. Your broker will send you directions on how you can instruct your broker to vote.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, CC Media recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of CC Media a proxy card dated later than your last vote, notifying the Secretary of CC Media in writing or voting at the annual meeting.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of outstanding shares of CC Media’s common stock representing a majority of the votes entitled to be cast is necessary to constitute a quorum at the annual meeting. Votes “withheld,” abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

Q:	What are CC Media’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2010.

Q:	Where can I find the voting results of the annual meeting?

A:	CC Media will announce preliminary voting results at the annual meeting and publish final results in CC Media’s current report on Form 8-K within four business days after the date of the annual meeting, which we anticipate will be filed with the Securities and Exchange Commission (the “SEC”) by June 1, 2010.
THE BOARD OF DIRECTORS
          Our Board, which consists of 12 members, is responsible for the management and direction of CC Media and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of CC Media’s business through discussions with the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them and by participating in Board and committee meetings.
          Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. However, since several entities controlled by Bain Capital Investors, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media’s Class A common stock do not have the voting power to elect the remaining 10 members of our Board. Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc. (“Merger Sub”), CC Media, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. (collectively, with Highfields Capital I LP and Highfields Capital II LP, the “Highfields Funds”), and Highfields Capital Management LP on May 13, 2008, one of the members of the Board who was to be elected by holders of CC Media’s Class A common stock was selected by Highfields Capital Management LP, which member was named to CC Media’s nominating and governance committee (the “Nominating and Governance Committee”) and who the parties to the Voting Agreement agreed would be Jonathon S. Jacobson, and the other director was selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed would be David C. Abrams. These directors are nominated to stand for reelection at the annual meeting. Until the date that the Highfields Funds own less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP. CC Media has also agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media shall cause at least one of the independent directors to be appointed to each of the committees of the Board and if such independent director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another independent director.
          The following section sets forth information, as of April 1, 2010, regarding those individuals who currently serve as our directors, all of whom are also the nominees to be elected as directors of CC Media at the 2010 annual meeting of CC Media, to serve as directors of CC Media until the 2011 annual meeting of CC Media. Below is a list of the names, ages and positions of the individuals who serve as members of our Board. For a brief account of the business experience of the individuals who serve as members of our Board, please refer to the heading “PROPOSAL 1: ELECTION OF DIRECTORS” in this proxy statement.

			Director of CC
Name	Age	Position	Media Since
Mark P. Mays	46	Chief Executive Officer and Chairman	2008
Randall T. Mays	44	Vice Chairman	2008
David C. Abrams	49	Director	2008
Steven W. Barnes	50	Director	2007
Richard J. Bressler	52	Director	2007
Charles A. Brizius	41	Director	2007
John P. Connaughton	44	Director	2007
Blair E. Hendrix	45	Director	2008
Jonathon S. Jacobson	49	Director	2008
Ian K. Loring	43	Director	2007
Scott M. Sperling	52	Director	2007
Kent R. Weldon	42	Director	2007
BOARD MEETINGS
          During 2009, the Board held eight meetings (four regular meetings and four special meetings). Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and the total number of meetings held by committees of the Board on which that director served.
STOCKHOLDER MEETING ATTENDANCE
          CC Media encourages, but does not require, directors to attend the annual meetings of stockholders. Mr. Mark P. Mays and Mr. Randall T. Mays attended the annual meeting of stockholders in 2009.
INDEPENDENCE OF DIRECTORS
          In February 2009, the Board adopted the listing standards of the Nasdaq Stock Market LLC (“NASDAQ”) for determining the independence of its members. To be considered independent under NASDAQ rules, a director may not be employed by CC Media or engage in certain types of business dealings with CC Media. As required by NASDAQ rules, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by CC Media with regard to each director’s business and personal activities as they relate to CC Media. As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, David C. Abrams and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ.
COMMITTEES OF THE BOARD
          The Board has three standing committees: the Compensation Committee (the “Compensation Committee”), the Nominating and Governance Committee (“Nominating and Governance Committee”) and the Audit Committee (the “Audit Committee”). Each committee has a written charter which guides its operations. The written charters are all available on CC Media’s Internet website at www.ccmediaholdings.com. The table below sets forth the members of each committee.
BOARD COMMITTEE MEMBERSHIP

Nominating and
	Compensation	Governance	Audit
Name	Committee	Committee	Committee
David C. Abrams	X		X*
Steven W. Barnes		X
Charles A. Brizius		X
Richard J. Bressler	X		X
John P. Connaughton	X*	X
Blair E. Hendrix			X
Jonathon S. Jacobson	X	X
Ian K. Loring	X
Mark P. Mays
Randall T. Mays
Scott M. Sperling		X*
Kent R. Weldon	X

*	= Chairman

X	= Committee member
          The Compensation Committee
          The Compensation Committee administers CC Media’s stock option plans and performance-based compensation plans, determines compensation arrangements for all executives and makes recommendations to the Board concerning the compensation, if any, of directors of CC Media and its subsidiaries (except with respect to matters related to the compensation of the officers and directors of CC Media’s publicly traded indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), other than certain of CCOH’s officers). The Compensation

Committee met four times during 2009. David C. Abrams and Jonathon S. Jacobson are independent as defined by CC Media’s independence standards.
          The Compensation Committee has the ability, under its charter, to select and retain, at the expense of CC Media, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in CC Media’s industry and to provide advice so that CC Media can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.
          The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:
•	assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;

•	review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of CC Media, to evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and to determine and approve the Chief Executive Officer’s and other executive officers’ compensation level based on this evaluation; and

•	make recommendations to the Board with respect to the adoption of new compensation, incentive-compensation plans and equity-based plans and administer existing compensation, incentive-compensation plans and equity-based plans.
          The full text of the Compensation Committee’s charter can be found on our website at www.ccmediaholdings.com.
          The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of CC Media. Such subcommittees shall be composed solely of directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). In order to help it carry out its responsibilities, the Compensation Committee has created an Executive Performance Subcommittee (the “Subcommittee”).
          The Nominating and Governance Committee
          The Nominating and Governance Committee’s primary responsibilities, which are discussed in detail within its charter, include the following: identify individuals qualified to become Board members, consistent with criteria approved by the Board; receive nominations for qualified individuals and review recommendations put forward by the Chief Executive Officer or recommended by stockholders of the Company; select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders; make recommendations to the Board regarding committee membership; review policies with respect to significant issues of corporate public responsibility; recommend to the Board processes for annual evaluations of the performance of the Board, the appropriate Board committees and the Chairman of the Board and the Chief Executive Officer; and consider any possible conflict of interest of Board members. The Nominating and Governance Committee met once during 2009. Jonathon S. Jacobson is independent as defined by CC Media’s independence standards.
          The full text of the Nominating and Governance Committee’s charter can be found on our website at www.ccmediaholdings.com.
          Our directors play a critical role in guiding CC Media’s strategic direction and oversee the management of CC Media. CC Media does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills, and expertise to oversee CC Media’s business. Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
          The Nominating and Governance Committee will consider director candidates recommended by stockholders, so long as such recommendation is made in accordance with the Amended and Restated Bylaws of CC Media (the “Bylaws”). The Nominating and Governance Committee evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees. Any stockholder wishing to propose a nominee must submit a recommendation in writing to the Secretary of CC Media not less than 90 days nor more than 120 days prior to the first anniversary of the date on which CC Media first mailed its proxy materials for the preceding year’s annual meeting of stockholders. Such a written recommendation must set forth (1) all information relating to the director candidate that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act, such as the director candidate’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the recommending stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed director candidate, and his or her respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the recommendation and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. Stockholders should direct such proposals to: Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
          The Audit Committee
          The Audit Committee is responsible for reviewing CC Media’s accounting practices and audit procedures. Additionally, Audit Committee member David C. Abrams has been designated an “Audit Committee Financial Expert” as defined by the SEC. The Audit Committee met 13 times during 2009. David C. Abrams is independent as defined by the standards of the rules and regulations of the SEC and CC Media’s independence standards.
          The Audit Committee’s purpose is to assist the Board in its general oversight of CC Media’s financial reporting, internal control and audit functions. The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following: select the independent registered public accounting firm; approve or pre-approve all auditing and non-audit services by the independent registered public accounting firm; review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence; review with the internal auditors and the independent registered public accounting firm the scope and plan for audits; review with management, the internal auditors and the independent registered public accounting firm the Company’s system of internal control, financial and critical accounting practices and policies relating to risk assessment and risk management; review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and review material pending legal proceedings involving the Company and other contingent liabilities.
          The full text of the Audit Committee’s charter can be found on our website at www.ccmediaholdings.com.

BOARD LEADERSHIP STRUCTURE
          Mark P. Mays serves as both the principal executive officer and chairman of the Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of CC Media to make that determination based on the position and direction of CC Media and the membership of the Board.
          Our risk management philosophy strives to (i) timely identify the material risks that CC Media faces, (ii) communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with CC Media’s risk profile, and (iv) integrate risk management into CC Media’s decision-making.
          The Board has designated the Audit Committee to oversee risk management. The Audit Committee makes an annual report to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of CC Media’s risk management processes.
          Additionally, the Board encourages management to promote a corporate culture that incorporates risk management into CC Media’s corporate strategy and day-to-day operations. For example, management is working to centralize and disseminate certain policies and procedures which will provide for greater control over and uniformity in its risk management.
STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD
          Stockholders and interested parties desiring to communicate with the Board should do so by sending regular mail to: Board of Directors, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
PROPOSAL 1: ELECTION OF DIRECTORS
          The Board intends to nominate at the annual meeting of stockholders the 12 persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of stockholders or until his or her successor shall have been elected and qualified, subject to earlier resignation, removal, death or disqualification. The directors are to be elected by a plurality of the votes cast at the annual meeting by the holders of the shares of CC Media common stock represented and entitled to be voted at the annual meeting. Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board. However, since the Sponsors hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media Class A common stock do not have the voting power to elect the remaining 10 members of our Board. Pursuant to the Voting Agreement, one of the members of the Board who was to be elected by holders of CC Media’s Class A common stock was selected by Highfields Capital Management LP, which member was named to the Nominating and Governance Committee and who the parties to the Voting Agreement agreed would be Jonathon S. Jacobson, and the other director was selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP, who the parties to the Voting Agreement agreed would be David C. Abrams. These directors are nominated to stand for reelection at the annual meeting. Until the date that the Highfields Funds own less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Governance Committee after consultation with Highfields Capital Management LP. CC Media has also agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media shall cause at least one of the independent directors to be appointed to each of the committees of the Board and if such independent director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another independent director.
          Votes “withheld,” abstentions and “broker non-votes” will not be counted toward a nominee’s achievement of a plurality and will have no effect on the outcome of this matter. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
          Nominees for Director
          The nominees for director are Mark P. Mays, Randall T. Mays, David C. Abrams, Steven W. Barnes, Richard J. Bressler, Charles A. Brizius, John P. Connaughton, Blair E. Hendrix, Jonathon S. Jacobson, Ian K. Loring, Scott M. Sperling and Kent R. Weldon.
          Mark P. Mays was appointed Chief Executive Officer and a director of CC Media on July 30, 2008. Mr. Mark P. Mays also served as President and Chief Operating Officer of Clear Channel Communications, Inc., an indirect wholly-owned subsidiary of CC Media (“Clear Channel”), from February 1997 until his appointment as its President and Chief Executive Officer in October 2004. He relinquished his duties as President of Clear Channel in February 2006 until he was reappointed as President in January 2010. Mr. Mark P. Mays has been one of Clear Channel’s directors since May 1998. Additionally, he serves as a director for CC Media’s publicly traded subsidiary, CCOH. Mr. Mark P. Mays is the son of L. Lowry Mays, CC Media’s Chairman Emeritus and the brother of Randall T. Mays, CC Media’s former President and Chief Financial Officer. Mr. Mark P. Mays was selected to serve as a director because of his position as Chief Executive Officer of CC Media as well as his experience in the industry.
          Randall T. Mays was appointed CC Media’s Vice Chairman in January 2010 and has served as a member of the Board since July 2008. Mr. Randall T. Mays served as President and Chief Financial Officer of CC Media from July 2008 until January 2010. Mr. Randall T. Mays was appointed as Clear Channel’s Executive Vice President and Chief Financial Officer in February 1997 and was appointed as Clear Channel’s Secretary in April 2003. He relinquished his duties as Secretary in 2004. Mr. Randall T. Mays was appointed Clear Channel’s President in February 2006 and relinquished his duties as President upon transitioning to the role of Vice Chairman in January 2010. Mr. Randall T. Mays has been one of Clear Channel’s directors since April 1999. Additionally, he serves as a director for CC Media’s publicly traded subsidiary, CCOH. Mr. Randall T. Mays is the son of L. Lowry Mays, CC Media’s Chairman Emeritus and the brother of Mark P. Mays, CC Media’s Chief Executive Officer. Mr. Randall T. Mays was selected to serve as a director because of his operational knowledge of CC Media as well as his experience in the industry.
          David C. Abrams is the managing partner of Abrams Capital, a Boston-based investment firm he founded in 1998. Abrams Capital manages in excess of $3 billion in assets across a wide spectrum of investments. Mr. Abrams serves on the Board of Directors of Crown Castle International, Inc. (NYSE: CCI) and several private companies and also serves as a Trustee of Berklee College of Music and Milton Academy. He received a B.A. from the University of Pennsylvania. Mr. Abrams has been one of CC Media’s directors since July 30, 2008. Mr. Abrams was selected to serve on the Board because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the board of directors of public and private companies.
          Steven W. Barnes has been associated with Bain Capital Partners, LLC since 1988 and has been a Managing Director since 2000. In addition to working for Bain Capital Partners, LLC, he also held senior operating roles of several Bain Capital portfolio companies including Chief Executive Officer of Dade Behring, Inc., President of Executone Business Systems, Inc., and President of Holson Burnes Group, Inc. Prior to 1988, he held several senior management positions in the Mergers & Acquisitions Support Group of PricewaterhouseCoopers. Mr. Barnes presently serves on several boards including CRC Health Corporation and Ideal Standard. He is also active in numerous community activities including being a member of the Board of Director’s of Make-A-Wish Foundation of Massachusetts, the Trust Board of Children’s Hospital in Boston and a Trustee of Syracuse University. He received a B.S. from Syracuse University and is a Certified Public Accountant. Mr. Barnes has been one of CC Media’s directors since May 2007. Mr. Barnes was selected to serve as a director because of his operational experience gained through his work as an executive of several large organizations and his experience in acquisitions and financing gained from his work at Bain Capital and PricewaterhouseCoopers.
          Richard J. Bressler is a Managing Director at Thomas H. Lee Partners, L.P. (sometimes referred to as “THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. from May 2001 through 2005, with responsibility for managing all strategic, financial, business development and technology functions. Prior to that, Mr. Bressler served in various capacities with Time Warner

Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler is currently a Director of Clear Channel, Warner Music Group Corp. (NYSE:WMG), Gartner, Inc. (NYSE:IT) and The Nielsen Company. In addition Mr. Bressler is a Board Observer at Univision Communications, Inc., and a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. from Adelphi University. Mr. Bressler has been one of CC Media’s directors since May 2007. Mr. Bressler was selected to serve as a director for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.
          Charles A. Brizius is a Managing Director of THL. Prior to joining THL, Mr. Brizius worked in the Corporate Finance Department at Morgan Stanley & Co. Incorporated. Mr. Brizius has also worked as a securities analyst at The Capital Group Companies, Inc. and as an accounting intern at Coopers & Lybrand. Mr. Brizius is currently a director of Ariel Holdings Ltd. His prior directorships include Big V Supermarkets, Inc., Eye Care Centers of America, Inc., Front Line Management Companies, Inc., Houghton Mifflin Company, Spectrum Brands, Inc., TransWestern Publishing, United Industries Corporation and Warner Music Group Corp. Mr. Brizius holds a B.B.A., magna cum laude, in Finance and Accounting from Southern Methodist University and an M.B.A. from the Harvard Business School. Mr. Brizius presently serves as President of the Board of Trustees of The Institute of Contemporary Art, Boston, Trustee of the Buckingham Browne & Nichols School and Board Member of The Steppingstone Foundation. Mr. Brizius has been one of CC Media’s directors since May 2007. Mr. Brizius was selected to serve as a director because of his knowledge of finance and his experience in strategic acquisitions gained through his positions with THL, Morgan Stanley and The Capital Group Companies, as well as his strategic experience gained from service on a variety of boards of directors.
          John P. Connaughton has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. He has played a leading role in transactions in the media, technology and medical industries. Prior to joining Bain Capital Partners, LLC, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton currently serves as a director of Warner Music Group Corp., AMC Theatres, SunGard Data Systems, Hospital Corporation of America (HCA), Quintiles Transnational Corp., Warner Chilcott and CRC Health Corporation. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from the Harvard Business School. Mr. Connaughton has been one of CC Media’s directors since May 2007. Mr. Connaughton was selected to serve as a director because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.
          Blair E. Hendrix is a Managing Director of Bain Capital and one of the leaders of the firm’s operationally focused Portfolio Group. Mr Hendrix joined Bain Capital in 2000. Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded. Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm. Mr. Hendrix also serves as a director of Keystone Automotive Operations, Inc. and has previously served as a director of Innophos Holdings, Inc. (IPHS) and SMTC Corporation (SMTX). Mr Hendrix received a B.A. from Brown University, awarded with honors. Mr. Hendrix has been a member of our Board since August 2008. Mr. Hendrix was selected to serve as a director because of his operational knowledge gained from his experience with Bain Capital and in management consulting.
          Jonathon S. Jacobson founded Highfields Capital Management, a Boston-based investment firm, in July 1998. Prior to founding Highfields, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment. At HMC, Mr. Jacobson managed both a U.S. and an emerging markets equity fund. Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets. Mr. Jacobson received an M.B.A. from the Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983. Mr. Jacobson is a member of the Asset Managers’ Committee of the President’s Working Group on Financial Markets, which was formed in 2007 to foster a dialogue with the Federal Reserve Board and the Department of the Treasury on issues of significance to the investment industry. He is the Vice Chairman of the Board of Trustees of Brandeis University, where he is a member of both the Executive and Investment Committees, and Gilman School, where he also serves on the investment committee. He also serves on the boards of the Birthright Israel Foundation and Facing History and Ourselves and is a past member of the Board of Dean’s Advisors at the Harvard Business School. Mr. Jacobson has been one of CC Media’s directors since July 30, 2008. Mr. Jacobson was selected to serve as a director because of his knowledge of finance and capital markets gained from his investment experience at Highfields and other investment funds as well as his work with the Federal Reserve and the Department of Treasury.
          Ian K. Loring is a Managing Director at Bain Capital Partners, LLC. Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Warner Music Group Corp., Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave. Currently, Mr. Loring sits on the Board of Directors of Warner Music Group, The Weather Channel, NXP Technologies, Denon and Marantz Holdings and CHL, Ltd. He also volunteers for a variety of non-profit organizations and is a Director of the Linda Loring Nature Foundation. Prior to joining Bain Capital Partners, LLC, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He received an M.B.A. from the Harvard Business School and a B.A. from Trinity College. Mr. Loring has been one of CC Media’s directors since May 2007. Mr. Loring was selected as a director because of his knowledge of the industry gained through his experience at Bain Capital.
          Scott M. Sperling is Co-President of THL. Mr. Sperling’s current directorships include Thermo Fisher Scientific Inc. and Warner Music Group Corp. and his prior directorships include Hawkeye Holdings, Experian Information Solutions, Fisher Scientific, Front Line Management Companies, Inc., Houghton Mifflin Co., The Learning Company, LiveWire, LLC, PriCellular Corp., ProcureNet, ProSiebenSat.1, Tibbar, LLC, Wyndham Hotels and several other private companies. Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling is also a director of several charitable organizations including the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts, the Harvard Business School’s Board of Dean’s Advisors and the Harvard Business School’s Rock Center for Entrepreneurship. Mr. Sperling received an M.B.A. from the Harvard Business School and a B.S. from Purdue University. Mr. Sperling has been one of CC Media’s directors since May 2007. Scott Sperling was selected as a director because of his operational and strategic knowledge gained from his experience at THL and various directorships.
          Kent R. Weldon is a Managing Director of THL. Prior to joining THL, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Financial Institutions Group. Mr. Weldon also worked at Wellington Management Company, an institutional money management firm. Mr. Weldon is currently a director of Michael Foods. His prior directorships include FairPoint Communications, Inc., Fisher Scientific and Progressive Moulded Products. Mr. Weldon holds a B.A., summa cum laude, in Economics and Arts and Letters Program for Administrators from the University of Notre Dame and an M.B.A. from the Harvard Business School. Mr. Weldon has been one of CC Media’s directors since May 2007. Mr. Weldon was selected as a director because of his financial and strategic knowledge gained from his experience at THL and various directorships.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.
CODE OF BUSINESS CONDUCT AND ETHICS
          In 2002, Clear Channel adopted a Code of Business Conduct and Ethics, as amended from time to time (the “Code”), applicable to all of its directors and employees, including its principal executive officer, principal financial officer and principal accounting officer, which constitutes a “code of ethics” as defined by applicable rules of the SEC. Upon the consummation of the Merger (as defined below), Clear Channel became an indirect wholly-owned subsidiary of CC Media and certain members of Clear Channel management entered into employment agreements with, and were appointed as officers of, CC Media. Accordingly, the Code applies to the principal executive officer, principal financial officer and principal accounting officer of CC Media, as these individuals are the principal executive officer, principal financial officer and principal accounting officer, respectively, of Clear Channel. The Code is publicly available on CC Media’s Internet website at www.ccmediaholdings.com.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CC Media’s common stock as of April 1, 2010 for each director currently serving on the Board and each of the nominees for director, each of the executive officers not listed as a director, the directors and executive officers as a group and each person known to CC Media to beneficially own more than 5% of CC Media’s outstanding shares of common stock. At the close of business on April 1, 2010, there were 23,275,919 shares of CC Media Class A common stock, 555,556 shares of CC Media Class B common stock and 58,967,502 shares of CC Media Class C common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
          All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which are ultimately controlled jointly by the Sponsors. Subject to certain limitations discussed in the footnotes below, each share of Class B common stock and Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. These shares represent in the aggregate approximately 72% (whether measured by voting power or economic interest) of the equity of CC Media.

	Number of	Number	Number of
	Shares of	of Shares	Shares of	Percentage of
	Class A	of Class B	Class C	Outstanding Common
Name and Address of	Common	Common	Common	Stock on an As-
Beneficial Owner (a)	Stock	Stock	Stock	Converted Basis (b)
Bain Capital Investors, LLC and Related Investment Funds	—	555,556 (c)	58,967,502 (d)	72%
Thomas H. Lee Partners, L.P. and Related Investment Entities	—	555,556 (e)	58,967,502 (f)	72%
Highfields Capital Management LP and Managed Investment Funds (g)	9,950,510	—	—	12%
FMR LLC and Related Investment Funds (h)	4,287,500	—	—	5%
Mark P. Mays (i)	804,694	—	—	1%
Randall T. Mays (j)	1,049,748	—	—	1%
L. Lowry Mays (k)	718,745	—	—	*
John E. Hogan (l)	42,200	—	—	*
Andrew W. Levin (m)	18,516	—	—	*
Paul J. Meyer	882	—	—	*

	Number of	Number	Number of
	Shares of	of Shares	Shares of	Percentage of
	Class A	of Class B	Class C	Outstanding Common
Name and Address of	Common	Common	Common	Stock on an As-
Beneficial Owner (a)	Stock	Stock	Stock	Converted Basis (b)
David C. Abrams (n)	—	—	—	—
Steven W. Barnes (o)	—	—	—	—
Richard J. Bressler (p)	—	—	—	—
Charles A. Brizius (p)	—	—	—	—
John P. Connaughton (o)	—	—	—	—
Blair E. Hendrix (o)	—	—	—	—
Jonathon S. Jacobson (g)	—	—	—	—
Ian K. Loring (o)	—	—	—	—
Scott M. Sperling (p)	—	—	—	—
Kent R. Weldon (p)	—	—	—	—
All directors and executive officers as a group (16 individuals) (q)	2,634,785	—	—	3%

*	Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(b)	Percentage ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(c)	Represents the 555,556 shares of Class B common stock, par value of $0.001 per share, of CC Media (the “Class B common stock”) owned by CC IV. Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CC Media (the “Certificate of Incorporation”), each share of Class B common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock will be entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock (as defined below) outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV. Each of BCI, BCP IX and Bain Fund IX expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(d)	Represents the 58,967,502 shares of Class C common stock, par value $0.001 per share, of CC Media (the “Class C common stock”) owned by CC V. Subject to certain limitations set forth in the Certificate of Incorporation, each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Except as otherwise required by law, the holders of outstanding shares of Class C common stock will not be entitled to any votes upon any questions presented to stockholders of CC Media. BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”)

and which also holds 50% of the limited liability company interests in CC Capital V Manager, LLC (“CC V Manager”). CC V Manager is the general partner of CC V. BCI is the general partner of BCP IX, which is the general partner of each of Bain Fund IX, Bain Capital (CC) IX Coinvestment, L.P. (“Bain Coinvest IX”), Bain Capital (CC) IX Offshore, L.P. (“Bain Offshore Fund IX”), and Bain Capital (CC) IX Coinvestment Offshore, L.P. (“Bain Offshore Coinvest IX” and, together with Bain Fund IX, Bain Coinvest IX and Bain Offshore Fund IX, collectively, the “Bain Fund IX Entities”). BCI is also the general partner of Bain Capital Partners (CC) X, L.P. (“BCP X”), which is the general partner of each of Bain Capital (CC) X, L.P. (“Bain Fund X”), Bain Capital (CC) X Coinvestment, L.P. (“Bain Coinvest X”), Bain Capital (CC) X Coinvestment Offshore, L.P. (“Bain Offshore Coinvest X”) and Bain Capital (CC) X Offshore, L.P. (“Bain Offshore Fund X” and, together with Bain Fund X, Bain Coinvest X and Bain Offshore Coinvest X, the “Bain Fund X Entities”). BCI is also the managing partner of each of BCIP Associates — G (“BCIP Associates G”), BCIP Associates III (“BCIP Associates III”), BCIP Associates III — B (“BCIP Associates III — B”), BCIP Trust Associates III (“BCIP Trust Associates III”) and BCIP Trust Associates III-B (“BCIP Trust Associates III B”) and BCIP Associates III is the manager and sole member of BCIP Associates III, LLC, BCIP Associates III-B is the manager and sole member of BCIP Associates III-B, LLC, BCIP Trust Associates III is the manager and sole member of BCIP T Associates III, LLC, and BCIP Trust Associates III-B is the manager and sole member of BCIP T Associates III-B, LLC. BCIP Associates III, LLC, BCIP Associates III-B, LLC, BCIP T Associates III, LLC, BCIP T Associates III-B, LLC and BCIP Associates G are collectively referred to as the “BCIP Entities”. Each of the Bain Fund IX Entities, the Bain Fund X Entities and the BCIP Entities hold limited partnership interests of Bain CC Investors, which holds 50% of the limited partnership interests in CC V. Each of BCI, Bain CC Partners, Bain CC Investors, CC V Manager, BCP IX, BCP X, each of the Bain Fund IX Entities, each of the Bain Fund X Entities, BCIP Associates III, BCIP Associates III-B, BCIP Trust Associates III, BCIP Trust Associates III-B and each of the BCIP Entities expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)	Represents the 555,556 shares of Class B common stock owned by CC IV. Subject to certain limitations set forth in the Certificate of Incorporation, each share of Class B common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Each holder of shares of Class B common stock will be entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the record date for such vote and the number of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Thomas H. Lee Advisors, LLC (“THLA”) is the general partner of Thomas H. Lee Partners, L.P. (“THLP”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of Thomas H. Lee Equity Fund VI, L.P. (the “THL Fund”), which holds 50% of the limited liability company interests in CC IV. Each of THLA, THLP, THL Advisors and the THL Fund expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(f)	Represents the 58,967,502 shares of Class C common stock owned by CC V. Subject to certain limitations set forth in the Certificate of Incorporation, each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time. Except as otherwise required by law, the holders of outstanding shares of Class C common stock will not be entitled to any votes upon any questions presented to stockholders of CC Media. THLA is the general partner of THLP, which is the sole member of THL Advisors, which is the general partner of each of the THL Fund and THL Equity Fund VI Investors (Clear Channel), L.P. (the “THL Investors Fund”). THLP is the general partner of each of THL Coinvestment Partners, L.P. (“THL Coinvestment”) and THL Operating Partners, L.P. (“THL Operating”) and THL Advisors is the general partner of each of Thomas H. Lee Parallel Fund VI, L.P. (“THL Parallel”) and Thomas H. Lee Parallel (DT) Fund VI, L.P. (“THL Parallel DT”), each of which entities is a limited partner in the THL Investors Fund. THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V. The THL Fund and the THL Investors Fund collectively hold 50% of the limited partnership interests in CC V. Each of THLA, THLP, THL Advisors, CC V Manager, the THL Fund, the THL Investors Fund, THL Coinvestment, THL Operating, THL Parallel and THL Parallel DT expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein. The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(g)	Highfields Capital Management LP (“Highfields Capital Management”) is the investment manager to Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields

II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”). Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management. Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III. Each of Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I, Highfields II and Highfields III disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself. Mr. Jacobson is a Managing Member of Highfields GP and a Senior Managing Member of Highfields Associates. Mr. Jacobson may be deemed to have voting and dispositive power with respect to all of the shares of Class A common stock held by Highfields I, Highfields II and Highfields III. Mr. Jacobson disclaims beneficial ownership of any securities owned beneficially or of record by any other person or persons. The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116. The business address of Highfields III is c/o Goldman Sachs (Cayman) Trust, Limited, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.

(h)	As reported on Schedule 13G/A filed on February 17, 2009. FMR LLC, a Delaware limited liability company, is a parent holding company in accordance with Section 240.13d-1(b)(ii)(G) of the Exchange Act. Fidelity Management & Research Company, a Delaware corporation, is a wholly-owned subsidiary of FMR LLC, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, and provides investment advisory services to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management & Research Company was the beneficial owner of and had sole dispositive power over 4,287,500 shares of Class A common stock as of December 31, 2008. Fidelity Dividend Growth Fund was the beneficial owner of 1,200,000 shares of Class A common stock as of December 31, 2008. Fidelity Equity-Income Fund was the beneficial owner of 2,159,142 shares of Class A common stock as of December 31, 2008. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each have sole power to dispose of the 4,287,500 shares of Class A common stock owned by the funds. The business address of FMR LLC, Fidelity Management & Research Company, Fidelity Dividend Growth Fund, Fidelity Equity-Income Fund and Mr. Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109.

(i)	Includes stock options representing 66,628 shares of Class A common stock held by Mr. Mark P. Mays and 687,066 shares of Class A common stock held by trusts of which Mr. Mark P. Mays is the trustee.

(j)	Includes stock options representing 413,850 shares of Class A common stock held by Mr. Randall T. Mays and 584,898 shares of Class A common stock held by trusts of which Mr. Randall T. Mays is the trustee.

(k)	Includes stock options representing 102,137 shares of Class A common stock held by Mr. L. Lowry Mays and 542,112 shares of Class A common stock held by LLM Partners, Ltd. Mr. L. Lowry Mays shares control of the sole general partner of LLM Partners, Ltd.

(l)	Includes stock options representing 21,663 shares of Class A common stock held by Mr. John E. Hogan.

(m)	Includes stock options representing 8,266 shares of Class A common stock held by Mr. Andrew W. Levin.

(n)	David C. Abrams is the managing member of Abrams Capital Management, LLC (“Abrams Capital”) and Pamet Capital Management, LLC (“Pamet LLC”). Pamet LLC is the general partner of Pamet Capital Management, L.P. (“Pamet LP”). Pamet LP is the investment manager of Abrams Capital International, Ltd., Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, LP, and Abrams Capital is the investment manager of Riva Capital Partners, L.P. (collectively, with Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, LP, the “Abrams Funds”), which collectively owned 2,495,506 shares of Class A common stock as of December 31, 2008. By virtue of this relationship, Mr. Abrams may be deemed to share voting and dispositive power with respect to all of the shares of Class A common stock held by the Abrams Funds. Mr. Abrams expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act. The business address of Mr. Abrams is c/o Abrams Capital, LLC, 222 Berkeley Street, Boston, Massachusetts 02116.

(o)	Steven W. Barnes, John P. Connaughton, Blair E. Hendrix and Ian K. Loring are managing directors and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of Class B common stock held by CC IV and all of the shares of Class C common stock held by CC V. Each of Messrs. Barnes, Connaughton, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Barnes, Connaughton, Hendrix and Loring is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(p)	Richard J. Bressler, Charles A. Brizius, Scott M. Sperling and Kent R. Weldon are managing directors of THLA and limited partners of THLP and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of Class B common stock held by CC IV and all of the shares of Class C common stock held by CC V. Each of Messrs. Bressler, Brizius, Sperling and Weldon expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of each of Messrs. Bressler, Brizius, Sperling and Weldon is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(q)	Includes stock options representing 612,544 shares of Class A common stock held by such persons, 1,271,964 shares of Class A common stock held by trust of which the reporting person is the trustee and 542,112 shares of Class A common stock held by LLM Partners, Ltd.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
David C. Abrams, Richard J. Bressler, John P.
Connaughton, Jonathon S. Jacobson, Ian K. Loring and
Kent R. Weldon
COMPENSATION DISCUSSION AND ANALYSIS
          The following Compensation Discussion and Analysis contains statements regarding company and individual performance measures and other goals. These goals are disclosed in the limited context of CC Media’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. CC Media specifically cautions investors not to apply these statements to other contexts.
INTRODUCTION
          On November 16, 2006, Clear Channel entered into an Agreement and Plan of Merger, as amended by Amendment No. 1, dated April 18, 2007, Amendment No. 2, dated May 17, 2007, and Amendment No. 3, dated May 13, 2008, to effect the acquisition of Clear Channel by CC Media (the “Merger Agreement”). On July 30, 2008, upon the satisfaction of the conditions set forth in the Merger Agreement, CC Media acquired Clear Channel (the “Merger”). As a result of the Merger, Clear Channel became a wholly-owned subsidiary of CC Media, held indirectly through intermediate holding companies. Upon the consummation of the Merger, CC Media became a public company and Clear Channel ceased to be a public company.
          In the Merger, Clear Channel’s shareholders had the option to elect to receive cash in the amount of $36.00 for each pre-merger share of Clear Channel’s outstanding common stock they owned or to exchange their pre-merger shares of Clear Channel on a one-for-one basis for shares of common stock in CC Media. Immediately following the Merger, former Clear Channel stockholders held approximately 25% (whether measured by voting power or economic interest) of the equity of CC Media.

          Several new entities controlled by the Sponsors acquired directly or indirectly through newly formed companies (each of which is ultimately controlled jointly by the Sponsors) shares of stock in CC Media. Immediately following the Merger, those shares represented, in the aggregate, approximately 72% (whether measured by voting power or economic interest) of the equity of CC Media. In connection with the Merger, certain members of Clear Channel’s management rolled over restricted equity securities and “in the money” stock options exercisable for common stock of Clear Channel in exchange for equity securities of CC Media. Accordingly, the remaining approximately 3% of the equity of CC Media was held by Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain members of Clear Channel’s management.
          Upon the consummation of the Merger, a new Board of CC Media was constituted, the new Compensation Committee, the new Audit Committee and the new Nominating and Governance Committee were formed and certain members of Clear Channel’s management entered into employment agreements with CC Media.
          Accordingly, upon the consummation of the Merger, CC Media’s named executive officers were governed by the new compensation programs and practices developed and implemented by CC Media. Consequently, this Compensation Discussion and Analysis section of the proxy statement primarily focuses on the objectives, administration and payment of executive compensation following the consummation of the Merger. Except where relevant to provide context for the payment of post-Merger compensation, this Compensation Discussion and Analysis section does not contain a detailed analysis of pre-Merger compensation since CC Media is of the view that, as a recently formed, publicly-held company, an analysis of the compensation decisions that were made for the named executive officers during their employment with Clear Channel prior to the Merger or a detailed discussion of CC Media’s compensation programs or philosophies prior to the Merger would not accurately reflect CC Media’s compensation programs and philosophies going forward. Notwithstanding the foregoing, the 2009 Summary Compensation Table and each of the other related tables set forth below in this proxy statement contain all of the plan and non-plan compensation awarded to, earned by or paid to the named executive officers during 2009, 2008 and 2007.
          The named executive officers for fiscal year 2009 were as follows: Mark P. Mays, the Chief Executive Officer of CC Media (the Principal Executive Officer of CC Media); Randall T. Mays, at the time President and Chief Financial Officer of CC Media (the Principal Financial Officer of CC Media); L. Lowry Mays, the Chairman Emeritus of the Board of CC Media; John E. Hogan, the President and Chief Executive Officer of Clear Channel’s Radio division; Andrew W. Levin, at the time Executive Vice President, Chief Legal Officer and Secretary of CC Media and Paul J. Meyer, at the time President and Chief Executive Officer of the Outdoor Americas division of CC Media. Mr. Thomas W. Casey became the Chief Financial Officer of Clear Channel Communications, effective as of January 4, 2010, and the Board of CC Media appointed Mr. Casey to be the Chief Financial Officer of CC Media as well. Mr. Randall T. Mays now serves as Vice Chairman of CC Media. Mr. Robert H. Walls, Jr. became the Executive Vice President, General Counsel and Secretary of CC Media Holdings effective as of January 1, 2010, succeeding to the position previously held by Mr. Andrew W. Levin. Effective as of December 10, 2009, Mr. Ronald H. Cooper became the President and Chief Executive Officer of CC Media’s Outdoor Americas division, succeeding to the position previously held by Mr. Paul J. Meyer. In connection with his retirement as President and Chief Executive Officer of CC Media’s Outdoor Americas division, Mr. Paul J. Meyer entered into a new employment agreement with CCOH and Clear Channel Outdoor, Inc. under which, as of January 10, 2010, he began performing consulting duties and serving as President and Chief Executive Officer of Clear Channel Digital, LLC (“Clear Channel Digital”), an indirect subsidiary of CCOH.
OVERVIEW AND OBJECTIVES OF CC MEDIA’S COMPENSATION PROGRAM
          CC Media believes that compensation of its named executive officers should be directly and materially linked to operating performance. The fundamental objective of CC Media’s compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive with the various labor markets and industries in which CC Media competes for talent and which align the interests of CC Media’s executives with the interests of CC Media’s stockholders.
          Overall, CC Media has designed its compensation program to:
•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with stockholders.

CC Media seeks to achieve these objectives through a variety of compensation elements:

•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on CC Media’s performance and, for certain executives, individual performance during the prior fiscal year;

•	long-term incentive compensation, delivered in the form of equity awards that are awarded based on competitive pay practices and other factors described below, and that are designed to align the executives’ interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.
COMPENSATION PRACTICES
          The Compensation Committee will typically determine total compensation, as well as the individual components of such compensation, of CC Media’s named executive officers on an annual basis. All compensation decisions are made within the scope of any employment agreement.
          In making decisions with respect to each element of executive compensation, the Compensation Committee will consider the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors will be considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term incentive compensation delivered through equity awards) to award the named executive officers. These factors may include, among others:
•	the terms of any employment agreement;

•	the Chief Executive Officer’s recommendations (other than for himself);

•	the value of previous equity awards;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.
          The Compensation Committee’s goal will be to award compensation that is reasonable when all elements of potential compensation are considered.
ELEMENTS OF COMPENSATION
          The Compensation Committee and the Subcommittee believe that a combination of various elements of compensation best serves the interests of CC Media and its stockholders. Having a variety of compensation elements enables CC Media to meet the requirements of the highly competitive environment in which CC Media operates while ensuring that its named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on CC Media’s financial performance, individual performance, or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of CC Media’s stockholders.
          CC Media’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.
          Base Salary
          Purpose. The objective of base salary is to reflect job responsibilities, value to CC Media and individual performance with respect to market competitiveness.

          Administration. Base salaries for the named executive officers will typically be reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing a named executive officer’s base salary will be made within the scope of his or her respective employment agreement, if any.
          In reviewing base salaries, the Compensation Committee will consider the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus, which is tied to CC Media’s financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.
          Analysis. In setting compensation for 2009, the Compensation Committee was primarily concerned with the continued impact of global economic conditions and their effect on the business and markets of CC Media. Consequently, the annual base salaries of the named executive officers remained unchanged from their 2008 annual base salaries, with the exception of Messrs. Mark P. Mays’ and Randall T. Mays’, whose annual base salaries were decreased pursuant to amendments to their respective employment agreements. For a more detailed description of the employment agreements of Messrs. Mark P. Mays and Randall T. Mays please refer to “—Employment Agreements with the Named Executive Officers.”
          Annual Incentive Bonus
          Purpose. CC Media’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate an executive based on the achievement of specific goals that are intended to correlate closely with growth of long-term stockholder value.
          Administration. The named executive officers and other key executives of CC Media participate in the Clear Channel 2008 Annual Incentive Plan (the “Annual Incentive Plan”).
          On July 28, 2008, CC Media’s sole stockholder at that time, Clear Channel Capital IV, LLC, approved the Annual Incentive Plan. The Annual Incentive Plan may be administered by the Compensation Committee or the Subcommittee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value of CC Media and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year.
          The performance goals for each named executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of CC Media in consultation with CC Media’s Board, the Chief Financial Officer of CC Media and other senior executive officers of CC Media. The Chief Executive Officer of CC Media makes recommendations as to the compensation levels and performance goals of CC Media’s named executive officers (other than his own) to the Compensation Committee or the Subcommittee for its review, consideration and approval. The Compensation Committee or the Subcommittee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer.
          The 2009 annual incentive bonuses were based on the following performance goals (as further described below), (i) Messrs. Mark P. Mays’ and Randall T. Mays’ performance goals were based upon achievement of a targeted EBITDA, which provides a link between profitability and cash flows from operating activities, (ii) Mr. Andrew W. Levin’s performance goals were based upon achievement of certain qualitative targets, which were directly relevant to his position and responsibilities, (iii) Mr. John E. Hogan’s performance goals were based upon achievement of a targeted EBITDA of the Radio division and certain other qualitative targets, which contribute to divisional performance, (iv) Mr. L. Lowry Mays’ performance goals were based on OIBDAN on a company-wide basis, which the Board believed best reflected operating performance and (v) Mr. Paul J. Meyer’s performance goals were based upon achievement of a targeted EBITDA in the Outdoor Americas division, and other performance measures, which were directly relevant to his position and responsibilities.

          In 2009, the annual incentive bonus was paid in cash. The aggregate annual incentive bonus is determined according to the level of achievement of the objective performance goals and any individual performance goals, as applicable. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Compensation Committee or the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals, as applicable.
          The annual incentive bonus process for each of the named executive officers will involve three basic steps:
•	At the outset of the fiscal year:
•	Set performance goals for the year for CC Media and each participant; and

•	Set a target bonus for each participant.
•	After the end of the fiscal year, measure actual performance (individual and company-wide) against the predetermined goals of CC Media and any individual performance goals to determine the bonus.
          Analysis. In determining whether the 2009 financial performance goals were met, the Compensation Committee considered the financial results of CC Media from January 1, 2009 to December 31, 2009.
          For 2009, the performance-based goals applicable to the named executive officers are set forth below:
          Messrs. Mark P. Mays and Randall T. Mays
          As contemplated by their respective employment agreements, Messrs. Mark P. Mays’ and Randall T. Mays’ 2009 performance-based goal consisted of achieving a targeted EBITDA on a company-wide basis, which is linked to a targeted bonus that may be adjusted (upward or downward) based on the percentage of the targeted EBITDA achieved, provided that at least 90% of the targeted EBITDA must be achieved in order to receive a bonus. EBITDA is an important measure of CC Media’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. The Compensation Committee believes that in the current operating environment, EBITDA is the best measure of Messrs. Mark P. Mays’ and Randall T. Mays’ performance. Target EBITDA is determined by the Compensation Committee or the Subcommittee in consultation with CC Media management. CC Media defines EBITDA, for the limited purposes of the Mays’ bonus calculations, to mean the calculation of “Consolidated EBITDA,” as calculated in the manner provided in the Clear Channel senior secured credit facilities documentation; provided that, unless otherwise approved by the Compensation Committee and the Board of CC Media, “achieved” EBITDA for the applicable year will (i) exclude EBITDA generated from joint venture entities formed after the date of the amended Mays’ employment agreements, to the extent not included in the calculation of target EBITDA and (ii) include EBITDA that is excluded from “Consolidated EBITDA” by reason of being generated from discontinued operations. “Achieved” EBITDA will also take into account any acquisitions or divestitures made during the applicable year, as reasonably determined by the Compensation Committee and the Board of CC Media. The target bonus of each of Messrs. Mr. Mark P. Mays and Randall T. Mays was set at $2.0 million if Clear Channel and CC Media achieved, on a combined basis, an EBITDA in 2009 of approximately $1.8 billion. The 2009 achieved EBITDA for purposes of the Mays’ bonus calculation was approximately $1.6 billion, or approximately 91% of the targeted EBITDA. As such, each of Messrs. Mark P. Mays and Randall T. Mays was awarded a bonus of $236,670.
          L. Lowry Mays
          Mr. L. Lowry Mays’ 2009 performance-based goal consisted of achieving a targeted amount of OIBDAN, on a company-wide basis. OIBDAN is calculated by adjusting net income to exclude non-cash compensation and the following line items presented in the statement of operations: (i) minority interest income (expense), (ii) income tax (expense) benefit, (iii) other income (expense) — net, (iv) equity in earnings of nonconsolidated affiliates, (v) gain (loss) on marketable securities, (vi) interest expense, (vii) gain (loss) on disposition of assets — net and (viii) depreciation and amortization. Pursuant to Mr. L. Lowry Mays’ employment agreement, his annual incentive bonus was to be at least $1.0 million provided OIBDAN achieved in 2009 was at least 80% of budgeted OIBDAN for the year. Mr. L. Lowry Mays elected to forego an annual incentive bonus for 2009.

          Andrew W. Levin
          Mr. Andrew W. Levin’s 2009 performance-based goals consisted of (i) implementing cost savings initiatives related to legal expenses, (ii) lobbying against certain legislative initiatives relevant to our business, (iii) transitioning to a new general counsel for CC Media and (iv) transitioning the Clear Channel legal department to the CC Media legal department. Mr. Levin’s aggregate target bonus for 2009 was set at $150,000, with each of the above components respectively weighted at (i) 30%, (ii) 30%, (iii) 20% and (iv) 20%. Mr. Levin received a bonus payment of $137,500, representing the maximum bonus under all performance metrics with the exception of transitioning to a new general counsel, for which Mr. Levin received 50% of his target bonus.
          John E. Hogan
          Mr. John E. Hogan’s 2009 performance-based goals consisted of (i) achieving a targeted EBITDA in the Radio division of approximately $1.1 billion, (ii) achieving certain cost savings initiatives, (iii) achieving strategic initiatives, (iv) achieving a strategic audience development plan to increase and maintain overall radio audiences of Clear Channel’s radio stations, (v) achieving a plan to increase and maintain ratings and (vi) achieving improvements in average minute rate for CC Media’s radio stations. Mr. Hogan’s aggregate target bonus for 2009 was set at $1.0 million, with each of the above components respectively weighted at 75% for achieving a targeted EBITDA and 5% for each other qualitative performance objective. The Radio division, on a combined basis, did not achieve its targeted EBITDA in 2009, resulting in no award for EBITDA component of Mr. Hogan’s performance-based bonus. However, it was determined that Mr. Hogan had earned a bonus award with respect to each of the elements described in (ii)-(v) above. Additionally, Mr. Hogan was awarded a discretionary bonus of $125,000. Mr. Hogan’s total performance-based bonus for 2009 was $350,000.
          Paul J. Meyer
          Mr. Paul J. Meyer’s 2009 performance-based goals consisted of (i) achieving EBITDA in the Outdoor Americas division of approximately $309.7 million, (ii) attaining budgeted expense targets and (iii) qualitatively evaluated initiatives deemed critical to Clear Channel’s short and long-term success. Mr. Meyer’s aggregate target bonus for 2009 was set at $749,250, with each of the above components respectively weighted at (i) 75%, (ii) 10% and (iii) 15%. It was determined that Mr. Meyer had earned a bonus award with respect to each of the elements described in (i)-(iii) above and Mr. Meyer was awarded $123,216, $75,000 and $112,500, respectively, for a total of $310,716, for such achievement, all of which was paid by CCOH.
          Long-Term Incentive Compensation
          Purpose. The long-term incentive compensation element provides an award that is performance-based. The objective of the program is to align compensation of the named executive officers over a multi-year period directly with the interests of stockholders of CC Media by motivating and rewarding creation and preservation of long-term stockholder value. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the overall goals of the compensation program described above. Long-term incentive compensation may be paid in cash, stock options and restricted stock. Additionally, CC Media may from time to time grant equity awards to the named executive officers that are not tied to predetermined performance goals. Equity ownership for the named executive officers is important for purposes of incentive, retention and alignment with stockholders.
          Administration. The named executive officers participate in the 2008 Executive Incentive Plan (the “2008 Incentive Plan”), which allows for the issuance of incentive and nonstatutory stock options, restricted stock and other equity awards. The 2008 Incentive Plan is administered by the Compensation Committee or the Subcommittee. See “—Grants of Plan-Based Awards” for a more detailed description of the 2008 Incentive Plan.
          As of April 1, 2010, there were approximately 160 employees holding outstanding stock incentive awards under the 2008 Incentive Plan.
          Stock Options. Long-term incentive compensation may be granted to the named executive officers in the form of stock options, with exercise prices of not less than fair market value of CC Media stock on the date of grant. Vesting schedules are set by the Compensation Committee or the Subcommittee in their discretion and vary per named executive officer, as further described below. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee or the Subcommittee. CC Media typically defines fair market value as the closing price on the date of grant. All decisions to award the named executive officers stock options are in the sole discretion of the Compensation Committee or the Subcommittee.
          Restricted Stock Awards. Long-term incentive compensation may also be granted to the named executive officers in the form of restricted stock awards. Vesting schedules are set by the Compensation Committee or the Subcommittee in their discretion and vary per named executive officer, as further described below. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee or the Subcommittee. All decisions to award the named executive officers restricted stock are in the sole discretion of the Compensation Committee or the Subcommittee.
          Analysis. No awards of stock options or restricted stock were made to our named executive officers in 2009. At the closing of the Merger, a significant majority of the options and other equity securities permitted to be issued under the 2008 Incentive Plan were granted. For a further discussion of equity award grants, please refer to “—Grant of Plan Based Awards.”
          Equity Award Grant Timing Practices
          Employee New Hires/Promotions Grant Dates. Grants of stock options, if any, to newly-hired or newly-promoted employees are made at the regularly scheduled meeting of the Board immediately following the hire or promotion.
          Initial Equity Award Grant Dates for Newly-Elected Non-Employee Directors. Grants of stock options, if any, to newly-elected non-employee members of the Board will be made at the regularly scheduled meeting of the Board immediately following his or her election. If a non-employee member of the Board is appointed between regularly scheduled meetings, then grants of stock options, if any, will be made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.
          Timing of Equity Awards. CC Media does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee or the Subcommittee, as applicable, prior to granting equity awards, the Compensation Committee or the Subcommittee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any potential impropriety.
          Executive Benefits and Perquisites
          Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees of CC Media may participate.
          CC Media provides certain other perquisites to the named executive officers. As provided in their employment agreements, Messrs. Mark P. Mays, Randall T. Mays, and L. Lowry Mays are entitled to use company-owned aircraft for all business and personal air travel in accordance with the Clear Channel policy as in effect on November 16, 2006. With the approval of the Chief Executive Officer, other executive officers and members of management are permitted limited personal use of company-owned aircraft.
          Additionally, as a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, Clear Channel implemented, and management and the Board of CC Media intends to continue the implementation of, numerous security measures for CC Media’s operations and employees, including a general security program covering selected senior executives.
          Although Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays are each entitled under the terms of their respective employment agreements to the use of a company-owned automobile, none of Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays uses a company-owned automobile. Messrs. Mark P. Mays and L. Lowry

Mays are reimbursed for the annual dues for memberships in two social dining clubs and Mr. Mark P. Mays is reimbursed for the annual dues for membership at a health and fitness club.
          The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively insignificant portion of the named executive officers’ total compensation, it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the 2009 Summary Compensation Table included in this proxy statement.
          Severance Arrangements
          Pursuant to the employment agreements, as amended, of Messrs. Mark P. Mays, Randall T. Mays, L. Lowry Mays and Mr. John E. Hogan are entitled to certain severance payments and, except for Mr. John E. Hogan, other benefits upon the termination of such individual’s employment with CC Media (or, in the case of Mr. John E. Hogan, with the Radio division). Mr. Paul J. Meyer, under his new employment agreement, and Mr. Andrew W. Levin, under his separation agreement, are each respectively entitled to certain bonus payments in connection with their departures from CC Media. For further discussion of these severance payments and benefits, see “—Potential Post-Employment Payments” set forth below in this proxy statement. Upon a change in control of CC Media, Messrs. Mark P. Mays and Randall T. Mays are entitled to receive a tax gross-up payment in the event a change in control causes them to pay an excise tax. The named executive officers are not entitled to any additional severance or benefits upon a change in control of CC Media.
          Roles and Responsibilities
          Role of the Compensation Committee and the Subcommittee. The Compensation Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of CC Media’s executive compensation policies and strategies and overseeing and evaluating CC Media’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
•	evaluating and approving goals and objectives relevant to the compensation of the Chief Executive Officer and the other named executive officers, and evaluating the performance of the named executive officers in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of the other named executive officers;

•	evaluating and approving any grants of equity-based compensation to the named executive officers;

•	recommending to the Board compensation policies for outside directors; and

•	reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and the other named executive officers and reviewing other benefit programs presented to the Compensation Committee by the Chief Executive Officer.
          Role of Chief Executive Officer. The Chief Executive Officer provides reviews and recommendations for the Compensation Committee’s consideration regarding CC Media’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:
•	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CC Media’s objectives;

•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and awards for the named executive officers other than himself.
          The Compensation Committee has the ability to delegate to the Subcommittee certain of its responsibilities in administrating performance awards under the Annual Incentive Plan. These delegated duties may include, among other things, setting the performance period, setting the performance goals, and certifying the achievement of the predetermined performance goals by each named executive officer.
TAX AND ACCOUNTING TREATMENT
          Deductibility of Executive Compensation
          Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for federal income tax purposes in any one year with respect to certain senior executives, in 2009, CC Media was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations. This is because, on December 31, 2009, CC Media would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act, had CC Media not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008. In the event that CC Media subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), the Compensation Committee will consider the anticipated tax treatment to CC Media and to senior executives covered by these rules of various payments and benefits. In that event, the Compensation Committee will consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.
          Accounting for Stock-Based Compensation
          CC Media accounts for stock-based payments including awards under the 2008 Incentive Plan in accordance with the requirements of ASC 718-10 (formerly Statement of Financial Accounting Standards No. 123).
CORPORATE SERVICES AGREEMENT
          In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc. (the “Corporate Services Agreement”). Under the terms of the agreement, Clear Channel Management Services, Inc. provides, among other things, executive officer services to CCOH. These executive officer services are charged to CCOH based on CCOH’s 2008 OIBDAN as a percentage of Clear Channel’s total 2008 OIBDAN. For 2009, CCOH reimbursed 41% of Mr. Mark P. Mays’ and Mr. Randall T. Mays’ “base salary” and “bonus”. CC Media and CCOH considered these allocations to be a reflection of the utilization of services provided. For 2009, CCOH reimbursed CC Media $218,496 and $217,812 of Mr. Mark P. Mays’ and Mr. Randall T. Mays’ “base salary,” respectively, pursuant to the terms of the Corporate Services Agreement. For further information on Messrs. Mark P. Mays’ and Randall T. Mays’ base salary and bonus, please refer to the 2009 Summary Compensation Table contained in this proxy statement.

SUMMARY COMPENSATION
          The Summary Compensation table shows certain compensation information for the years ended December 31, 2009, 2008 and 2007 for the named executive officers of CC Media. All data presented below for the period from January 1, 2007 through July 30, 2008 represents compensation paid by Clear Channel.
2009 SUMMARY COMPENSATION TABLE

									Non-Equity
									Incentive
						Stock	Option		Plan		All Other
Name and Principal		Salary		Bonus		Awards (a)	Awards (a)		Compensation		Compensation		Total
Position	Year	($)		($)		($)	($)		($)		($)		($)
Mark P. Mays —	2009	314,421	(b)	—		—	—		139,635	(b)	107,491	(d)	561,547
Chief Executive	2008	528,050	(b)	—		20,000,016	23,635,424	(c)	2,655,000	(b)	260,695	(d)	47,079,185
Officer (PEO)	2007	581,750	(b)	—		4,039,660	—		4,306,250	(b)	298,770	(d)	9,226,430
Randall T. Mays —	2009	313,438	(e)	—		—	—		139,635	(e)	162,491	(d)	615,564
President and Chief	2008	516,250	(e)	—		20,000,016	23,635,424	(c)	2,655,000	(e)	340,811	(d)	47,147,501
Financial Officer (PFO)	2007	568,750	(e)	—		4,039,660	—		4,306,250	(e)	412,920	(d)	9,327,580
Andrew W. Levin —	2009	400,000		769,417	(f)	—	—		137,500		7,760	(h)	1,314,677
Executive Vice President,	2008	395,833		223,000	(f)	—	444,720	(g)	50,000		11,737	(h)	1,125,290
Chief Legal Officer and	2007	347,917		—		419,210	—		157,500		25,449	(h)	950,076
Secretary
John E. Hogan —	2009	775,000		—		—	—		350,000		8,850	(j)	1,133,850
President and CEO of	2008	772,917		—		—	1,154,977	(i)	232,000		65,502	(j)	2,225,396
the Radio Division	2007	750,000		—		1,143,300	—		157,500		73,125	(j)	2,123,925
L. Lowry Mays —	2009	287,083		—		—	—		—		163,809	(d)	450,892
Chairman Emeritus	2008	695,000		—		—	—		452,500		187,550	(d)	1,335,050
	2007	695,000		—		2,019,830	—		—		241,028	(d)	2,955,858
Paul J. Meyer —	2009	675,000		1,310,716	(m)	—	—		—		34,861	(l)	2,020,577
President and COO of	2008	672,115		175,000		—	—		—		20,545	(l)	867,660
the Outdoor Division(k)	2007	647,115		1,484,766		—	—		—		18,470	(l)	2,150,351

(a)	Amounts reflect fair value of restricted stock awards and stock options granted during the three years ended December 31, 2009, 2008 and 2007. See Note M — Stockholders’ Equity on page A-95 of Appendix A for a discussion of the assumptions made in calculating the grant date fair value of share based compensation. Dividends are paid on shares of restricted stock at the same rate as paid on CC Media common stock.

(b)	Mr. Mark P. Mays’ “Salary” earned during each of the years ended December 31, 2009, 2008 and 2007 was $532,917, $895,000 and $895,000, respectively, of which $218,496, $366,950 and $313,250, respectively, was reimbursed by CCOH pursuant to the Corporate Services Agreement. Mr. Mark P. Mays’ “Non-Equity Incentive Plan Compensation” earned during each of the years ended December 31, 2009, 2008 and 2007 was $236,670, $4,500,000 and $6,625,000, respectively, of which $97,035, $1,845,000 and $2,318,750, respectively, was reimbursed by CCOH pursuant to the Corporate Services Agreement. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

(c)	Amount does not include $21,286,445 which represent the grant date fair value of options that contain performance based vesting term that have not yet been determined probable to meet.

(d)	As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, Clear Channel’s management and Board of Directors implemented, and CC Media’s management and Board intends to continue the implementation of, numerous security measures for CC Media’ operations and employees, including a general security program covering selected senior executives.

For security purposes and at the direction of the Board of CC Media, Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays utilize a company-owned airplane for all business and personal air travel. Included in “All Other Compensation” for 2009 is $82,671, $142,827 and $122,283 of personal use of such airplane by Mr. Mark P. Mays, Mr. Randall T. Mays and

Mr. L. Lowry Mays, respectively. Included in “All Other Compensation” for 2008 is $152,240, $238,604 and $105,204 of personal use of such airplane by Mr. Mark P. Mays, Mr. Randall T. Mays and Mr. L. Lowry Mays, respectively. Included in “All Other Compensation” for 2007 is $55,012, $172,934 and $92,980 of personal use of such airplane by Mr. Mark P. Mays, Mr. Randall T. Mays and Mr. L. Lowry Mays, respectively.

Also included in Mr. Mark P. Mays’ “All Other Compensation” is $6,125, $5,750 and $5,625 in company matching contribution to an employer-sponsored 401(k) plan for the years ended December 31, 2009, 2008 and 2007, respectively, and $63,750 and $215,250 in dividends paid on his unvested restricted stock awards for the years ended December 31, 2008 and 2007, respectively. The remainder of Mr. Mark P. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel during the pre-merger period of January 1, 2007 through July 30, 2008 (the “Pre-Merger Period”), and by CC Media during the post-merger period of July 31, 2008 through December 31, 2009 (the “Post-Merger Period”), and wages paid by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for personnel who provide personal accounting and tax services to Mr. Mark P. Mays.

Also included in Mr. Randall T. Mays’ “All Other Compensation” is $6,125, $5,750 and $5,625 in company matching contribution to an employer-sponsored 401(k) plan for the years ended December 31, 2009, 2008 and 2007, respectively, and $63,750 and $215,250 in dividends paid on his unvested restricted stock awards for the years ended December 31, 2008 and 2007, respectively. The remainder of Mr. Randall T. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period, and wages paid by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for personnel who provide personal accounting and tax services to Mr. Randall T. Mays.

Also included in Mr. L. Lowry Mays’ “All Other Compensation” is $6,125, $5,750 and $5,625 in company matching contribution to an employer-sponsored 401(k) plan for the years ended December 31, 2009, 2008 and 2007, respectively, and $25,687 and $82,875 in dividends paid on his unvested restricted stock awards for the years ended December 31, 2008 and 2007, respectively. The remainder of Mr. L. Lowry Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period, wages paid by Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for personnel who provide personal accounting and tax services to Mr. L. Lowry Mays, and wages paid Clear Channel during the Pre-Merger Period and by CC Media during the Post-Merger Period for security personnel who provide personal security services to Mr. L. Lowry Mays.

The value of personal airplane usage reported above is based on CC Media’s direct operating costs. This methodology calculates aggregate incremental cost based on the average weighted variable cost per hour of flight for fuel and oil expenses, mileage, trip-related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs. Since the airplane is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the plane, depreciation and administrative expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology. The value of all other perquisites included in “All Other Compensation” is based upon CC Media’s actual costs.

(e)	Mr. Randall T. Mays’ “Salary” earned during the years ended December 31, 2009, 2008 and 2007 was $531,250, $875,000 and $875,000, respectively, of which $217,812, $358,750 and $306,250 were reimbursed by CCOH pursuant to the Corporate Services Agreement. Mr. Randall T. Mays’ “Non-Equity Incentive Plan Compensation” earned during each of the years ended December 31, 2009, 2008 and 2007 was $236,670, $4,500,000 and $6,625,000, respectively, of which $97,035, $1,845,000 and $2,318,750 was reimbursed by CCOH pursuant to the Corporate Services Agreement. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

(f)	Mr. Andrew W. Levin was awarded a bonus of $769,417 related to a separation agreement signed during 2009. Mr. Andrew W. Levin’s employment with the Company ended effective January 8, 2010. Mr. Andrew W. Levin was awarded a bonus of $223,000 upon the closing of the Merger on July 30, 2008.

(g)	Amount does not include $844,436 which represent the grant date fair value of options that contain performance based vesting term that have not yet been determined probable to meet.

(h)	Amount reflects $6,125, $5,750 and $5,625 in company matching contributions to an employer-sponsored 401(k) plan paid during the years ended December 31, 2009, 2008 and 2007, respectively and $5,987 and $19,824 in dividends paid on unvested restricted stock awards during the years ended December 31, 2008 and 2007, respectively. The remainder of Mr. Andrew W. Levin’s “All Other Compensation” for the year ended December 31, 2009 consists of personal use of the company-owned airplane by Mr. Andrew W. Levin.

(i)	Amount does not include $2,213,049 which represent the grant date fair value of options that contain performance based vesting term that have not yet been determined probable to meet.

(j)	Amount reflects $6,125, $5,750 and $5,625 in company matching contributions to an employer-sponsored 401(k) plan paid during the years ended December 31, 2009, 2008 and 2007, respectively and $19,688 and $67,500 in dividends paid on unvested restricted stock awards during the years ended December 31, 2008 and 2007, respectively. The remainder of Mr. John E. Hogan’s “All Other Compensation” for the year ended December 31, 2009 and 2008 consists of personal use of the company-owned airplane by Mr. John E. Hogan.

(k)	Mr. Paul J. Meyer’s “Salary” and “Bonus” are paid by CCOH.

(l)	Amount reflects $6,125, $5,750 and $5,625 in company matching contributions to an employer-sponsored 401(k) plan paid during the years ended December 31, 2009, 2008 and 2007, respectively; $7,200, $7,200 and $6,950 in personal club memberships paid during the years ended December 31, 2009, 2008 and 2007, respectively; and $21,536, $7,595 and $5,895 in claims and administrative expenses associated with a Medical Executive Reimbursement Plan paid during the years ended December 31, 2009, 2008 and 2007, respectively.

(m)	Amount includes $1,000,000 bonus payment made by CCOH pursuant to the terms of the employment agreement entered into between Mr. Paul J. Meyer and Clear Channel in December 2009. For a further discussion regarding Mr. Paul J. Meyer’s employment agreement, please refer to “—Employment Agreements with the Named Executive Officers”.
EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS
          The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements. Each of the employment agreements discussed below provides for severance and change-in-control payments as more fully described under the heading “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.
          Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. In connection with the Merger and effective as of the consummation of the Merger, CC Media and Merger Sub entered into employment agreements with each of Messrs. Mark P. Mays, Randall T. Mays and L. Lowry Mays (collectively, the “Mays executives”), each such employment agreement amending and restating in its entirety each of the Mays executives’ respective existing employment agreement with Clear Channel. Mark P. Mays and Randall T. Mays entered into amendments to their respective employment agreements on January 20, 2009 and Randall T. Mays entered into a further amended and restated employment agreement and amendments to his option agreements on December 22, 2009 (such amended and restated employment agreements, as further amended, the “amended Mays employment agreements,” and together with the amended and restated employment agreement of L. Lowry Mays, the “Mays employment agreements”).
          Under the Mays employment agreements, each of the Mays executives receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Each of the Mays executives is required to assign certain intellectual property rights to Clear Channel and to refrain from competing against Clear Channel and from soliciting its customers, employees and independent contractors during employment and for a period of two years following termination of employment. Each of the Mays executives is further required to protect the secrecy of Clear Channel’s confidential information for the duration of his employment and after his employment terminates, regardless of the reason for such termination.
          Clear Channel will indemnify each of Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays from any losses incurred by them because they were made a party to a proceeding as a result of their being an officer of Clear Channel. Furthermore, any expenses incurred by them in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that they have delivered in writing to Clear Channel (i) an undertaking to reimburse Clear Channel for such expenses with respect to which they are not entitled to indemnification and (ii) an affirmation of their good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.
          Mark P. Mays
          Upon the consummation of the Merger, Mr. Mark P. Mays was employed by CC Media and Clear Channel as the Chief Executive Officer of each entity. Mr. Mark P. Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Upon the consummation of the Merger, the parties agreed that Mr.

Mark P. Mays would receive an annual base salary of not less than $895,000. Pursuant to the amendment to his employment agreement, Mr. Mark P. Mays received a base salary of $500,000 in 2009 and will receive an annual base salary thereafter of not less than $1,000,000. Mr. Mark P. Mays will also receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mark P. Mays in connection with any payments made in connection with the Merger). Pursuant to the amendment to his employment agreement, beginning in 2009, Mr. Mark P. Mays is entitled to receive an annual bonus of between $0 and $4,000,000 based on the percentage of target EBITDA that is achieved for the applicable year; under this calculation, achievement of 100% of target EBITDA would entitle Mr. Mark P. Mays to a bonus of $2,000,000. For 2009, Mr. Mark P. Mays received a bonus of $236,670. Target EBITDA is determined by the Compensation Committee or the Subcommittee, in consultation with the management team, and EBITDA, for this limited purpose, is calculated in the manner discussed below. Mr. Mark P. Mays is bound by customary restrictive covenants not to compete and not to solicit employees during the term of his employment agreement and for two years following termination. Additionally, pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Mark P. Mays received an equity incentive award of options to purchase 2,083,333 shares of CC Media stock (subject to vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to vesting requirements).
          Randall T. Mays
          Upon the consummation of the Merger, Mr. Randall T. Mays was employed by CC Media and Clear Channel as the President and Chief Financial Officer of each entity. Upon ceasing to serve as President and Chief Financial Officer on January 4, 2010, Mr. Randall T. Mays became Vice Chairman of CC Media. Mr. Randall T. Mays’ employment agreement provides for a term through July 31, 2013 and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party. Upon the consummation of the Merger, the parties agreed that Mr. Randall T. Mays would receive an annual base salary of not less than $875,000. Pursuant to the amendment to his employment agreement, Mr. Randall T. Mays received a base salary of $500,000 in 2009, and, as Vice Chairman, will continue to receive an annual base salary of $500,000 thereafter. Mr. Randall T. Mays will also receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Randall T. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Randall T. Mays under Section 409A of the Internal Revenue Code). Pursuant to the December 2009 amended and restated employment agreement, Mr. Randall T. Mays is entitled to receive an annual bonus, to be determined at the discretion of the Board of CC Media. For 2009, Mr. Randall T. Mays received a bonus of $236,670. Mr. Randall T. Mays is bound by customary restrictive covenants not to compete during the term of his employment agreement and for six months following termination and not to solicit employees during the term of his employment agreement and for two years following termination. Additionally, pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Randall T. Mays received an equity incentive award of options to purchase 2,083,333 shares of CC Media stock (subject to vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to vesting requirements). Pursuant to the December 2009 amendments made to Mr. Randall T. Mays’ employment and option agreements, two-thirds of his time-based and all of his performance based options were cancelled and vesting on his remaining options were accelerated. Accordingly, 347,222 shares underlying Mr. Randall T. Mays’ option grant remain outstanding.
          L. Lowry Mays
          Upon the consummation of the Merger, L. Lowry Mays was employed by CC Media and Clear Channel as the Chairman Emeritus of each entity. Mr. L. Lowry Mays’ employment agreement provides for a term of five years and will be automatically extended for consecutive one-year periods unless terminated by either party. Mr. L. Lowry Mays will receive an annual salary of $250,000 and benefits and perquisites consistent with his previous arrangement with Clear Channel. Also, Mr. L. Lowry Mays is entitled to use of company-owned aircraft for personal travel, in accordance with Clear Channel’s policy as in effect on November 16, 2006, for ten years from the date of the closing of the Merger, regardless of whether he remains employed by CC Media. Mr. L. Lowry Mays also will be eligible to receive an annual bonus in an amount to be determined by the Board of CC Media, in its sole discretion, provided, however, that if in any year Clear Channel achieves at least 80% of the budgeted OIBDAN for the given year, Mr. L. Lowry Mays’ annual bonus for that year will be no less than $1,000,000. Mr. L. Lowry Mays elected to forego an annual bonus for 2009. Mr. L. Lowry Mays is bound by customary covenants not to compete and not to solicit employees during the term of his employment agreement.
          The following is a calculation of OIBDAN based upon CC Media’s results of operations for the year ended December 31, 2009.

				Other operating
				income
				(expense) - net,
		Non-cash	Depreciation	merger expenses
	Operating	compensation	and	and impairment
(In thousands)	income (loss)	expense	amortization	charge	OIBDAN
Radio Broadcasting	$639,854	$8,276	$261,246	$—	$909,376
Americas Outdoor	217,617	7,977	210,280	—	435,874
International Outdoor	(68,727)	2,412	229,367	—	163,052
Other	(43,963)	—	56,379	—	12,416
Impairment	(4,118,924)	—	—	4,118,924	—
Other operating expense — net	(50,837)	—	—	50,837	—
Corporate and other	(262,166)	21,121	8,202	—	(232,843)

Consolidated	$(3,687,146)	$39,786	$765,474	$4,169,761	$1,287,875

          CC Media defines EBITDA, for the limited purposes of the amended Mays employment agreements, to mean the calculation of “Consolidated EBITDA,” as calculated in the manner provided in the senior secured credit facilities documentation; provided that, unless otherwise approved by the Compensation Committee and the Board of CC Media, “achieved” EBITDA for the applicable year will (i) exclude EBITDA generated from joint venture entities formed after the date of the amended Mays employment agreements, to the extent not included in the calculation of target EBITDA and (ii) include EBITDA that is excluded from “Consolidated EBITDA” by reason of being generated from discontinued operations. “Achieved” EBITDA will also take into account any acquisitions or divestitures made during the applicable year, as reasonably determined by the Compensation Committee and the Board of CC Media.
          John E. Hogan
          Effective June 29, 2008, subject to the consummation of the Merger, Mr. John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly-owned subsidiary of CC Media, such employment agreement amending and restating in its entirety Mr. John E. Hogan’s existing employment agreement with CCB. Pursuant to his employment agreement, Mr. John E. Hogan will serve as President and Chief Executive Officer of the Radio division for an initial five year term, which is automatically extended from year to year thereafter unless either party gives prior notice.
          Under his employment agreement, Mr. John E. Hogan will receive compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. John E. Hogan’s current annual base salary is $775,000 and he will be eligible for additional annual raises commensurate with company policy. No later than March 15 of each calendar year, Mr. John E. Hogan is eligible to receive a performance bonus. Mr. John E. Hogan is also entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.
          Under the employment agreement, Mr. John E. Hogan is required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB. Mr. John E. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. John E. Hogan’s employment with CCB has terminated, upon receiving written permission from the Board of Directors of CCB, Mr. John E. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board of Directors of CCB in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. John E. Hogan is also prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.
          Mr. John E. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to his employment agreement).
          Paul J. Meyer
          On August 5, 2005, Clear Channel entered into an employment agreement with Mr. Paul J. Meyer. The initial term of the agreement ended on the third anniversary of the date of the agreement; however the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless either party gives the other one year’s prior written notice of termination. The agreement set Mr. Paul J. Meyer’s initial base salary of $600,000 for the first year of the agreement; $625,000 for the second year of the agreement; and $650,000 for the third year of the agreement, subject to additional annual raises in accordance with company policies. In fiscal year 2009, Mr. Paul J. Meyer was employed under this agreement as an annual base salary of $675,000. Mr. Paul J. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the Compensation Committee and is entitled to certain other employee benefits.
          Mr. Paul J. Meyer’s employment agreement also contains a non-compete provision and non-solicitation provision, each with a one-year term, and a confidentiality provision with a perpetual term.
GRANTS OF PLAN-BASED AWARDS
          2008 Incentive Plan
          CC Media grants equity incentive awards to named executive officers and other eligible participants under the 2008 Incentive Plan adopted in connection with, and prior to, the consummation of the Merger. The 2008 Incentive Plan is intended to advance the interests of CC Media and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, CC Media or its affiliates who are in a position to make a significant contribution to the success of CC Media and its affiliates.
          The 2008 Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and nonstatutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CC Media and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CC Media or any of its affiliates in the case of other awards. An aggregate of 10,187,406 shares of Class A common stock are available for grant under the 2008 Incentive Plan. Shares withheld to pay the exercise price of an award or to satisfy tax withholding requirements with respect to an award, restricted stock that is forfeited and shares subject to an award that is exercised or satisfied, or that terminates or expires, without the delivery of the shares do not reduce the number of shares available for issuance under the 2008 Incentive Plan. To the extent necessary to prevent the enlargement or dilution of the benefits intended to be made available under the 2008 Incentive Plan, equitable and proportionate adjustments will be made to the number of shares available for issuance under the 2008 Incentive Plan in the event of a stock dividend or similar distribution, recapitalization, stock split, and similar transactions and events. The maximum number of shares of Class A common stock for which stock options and stock appreciation rights may be granted to any person in any calendar year is 2,700,000. The maximum number of shares of Class A common stock subject to other awards granted to any person in any calendar year is 700,000. The maximum amount payable to any one person under a cash award in any calendar year is $20,000,000.
          At the closing of the Merger, a significant majority of the options and other equity securities permitted to be issued under the 2008 Incentive Plan were granted. As part of this grant, Messrs. Mark P. Mays and Randall T. Mays each received grants of options equal to 2.5% of the fully diluted equity of CC Media and received grants of restricted stock equal to $20 million (based on the per share price paid by the Sponsors for shares of CC Media in connection with the Merger). The equity awards for Mr. Randall T. Mays were subsequently reduced such that his respective remaining options (which are all fully vested) now equal 0.4% of the fully diluted equity of CC Media. See “—Employment Agreements with Named Executive Officers” for a more detailed description of the amendments to Mr. Randall T. Mays’ awards. The other officers and employees of Clear Channel received grants of options equal to 3.9% of the fully diluted equity of CC Media. After this initial grant, 1.7% of the fully diluted equity subject to the 2008 Incentive Plan remains available for future grants to employees. The shares of restricted stock granted to Messrs. Mark P. Mays and Randall T. Mays vest 20% a year over five years. Of the option grants to other employees of Clear Channel, including officers of Clear Channel, 33.34% will vest solely upon continued employment (with 20% vesting annually over five years) and the remaining 66.66% will vest both upon continued employment and the achievement of predetermined performance targets. All options granted at closing have an exercise price equal to the fair market value at the date of grant, which was the same price per share paid by the Sponsors for shares of CC Media in connection with the Merger.
          The 2008 Incentive Plan is administered by the Compensation Committee or the Subcommittee. The Compensation Committee or the Subcommittee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Incentive Plan. The Compensation Committee or the Subcommittee will also make all other determinations and interpretations necessary to carry out the purposes of the 2008 Incentive Plan.
          In general, awards under the 2008 Incentive Plan will, unless expressly provided otherwise by the Compensation Committee or the Subcommittee in the terms of a participant’s award agreement, automatically and immediately terminate upon a participant’s termination of employment. However, if a participant holds vested and exercisable awards (including options) at the time of his or her termination, those awards will remain exercisable for up to 90 days after the participant’s date of termination. In addition, if the participant’s termination is due to his or her death or disability, vested and exercisable awards (including options) will remain exercisable for up to a one-year period ending with the first anniversary of the participant’s death or disability.
          Certain key participants who receive equity awards under the 2008 Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Incentive Plan. In addition, all participants in the 2008 Incentive Plan are required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Incentive Plan in connection with a public offering of CC Media’s shares on terms and conditions requested by CC Media or its underwriters.
          Annual Incentive Plan
          As discussed above, the named executive officers also are eligible to receive awards under the Annual Incentive Plan. See “—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

          The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2009.
2009 GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option
					Estimated Future Payouts			Awards:	Awards:		Grant Date
		Estimated Possible Payouts Under			Under Equity Incentive			Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards			Plan Awards			Shares of	Securities	Base Price	of Stock
		Thres-			Thres-		Maxi-	Stock or	Under-lying	of Option	and Option
		hold	Target	Maximum	hold	Target	mum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Mark P. Mays (PEO) (a)	2/6/09	—	2,000,000	4,000,000	—	—	—	—	—	—	—

Randall T. Mays (PFO) (a)	2/6/09	—	2,000,000	4,000,000	—	—	—	—	—	—	—

Andrew W. Levin (b)	2/6/09	—	150,000	150,000	—	—	—	—	—	—	—

John E. Hogan (c)	2/6/09	—	1,000,000	2,125,000	—	—	—	—	—	—	—

L. Lowry Mays (d)	2/6/09	20,000	200,000	500,000	—	—	—	—	—	—	—

Paul J. Meyer (e)	—	—	—	—	—	—	—	—	—	—	—

(a)	On February 6, 2009, each of Messrs. Mark P. Mays and Randall T. Mays was granted a cash incentive award based on the achievement of a targeted EBITDA. For further discussion of their 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

(b)	On February 6, 2009, Mr. Andrew W. Levin was granted a cash incentive award based on the achievement of certain performance metrics. For further discussion of his 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

(c)	On February 6, 2009, Mr. John E. Hogan was granted a cash incentive award based on the achievement of a targeted EBITDA and certain performance metrics. For further discussion of his 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

(d)	Mr. L. Lowry Mays elected to forego a cash incentive award based for 2009. For further discussion of his 2009 cash incentive award, see “—Elements of Compensation—Annual Incentive Bonus.”

(e)	Mr. Paul J. Meyer did not receive a cash incentive award from CC Media; rather, his cash incentive award was granted and paid by CCOH.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
          The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2009.
2009 OUTSTANDING EQUITY AWARDS

	Option Awards
				Equity Incentive
	Number of		Number of	Plan Awards:			Stock Awards
	Securities		Securities	Number of			Number of	Market Value
	Underlying		Underlying	Securities			Shares or	of Shares or
	Unexercised		Unexercised	Underlying			Units of	Units of
	Options		Options	Unexercised	Option	Option	Stock That	Stock That
	(#)		(#)	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)
Mark P. Mays (PEO)	2,851	(a)	—	—	35.06	2/19/13	—	—
	8,324	(a)	—	—	9.80	2/19/13	—	—
	3,298	(b)	—	—	30.31	1/12/15	—	—
	46,554	(b)	—	—	9.80	1/12/15	—	—
	5,601	(b)	—	—	9.80	2/16/15	—	—
	—		1,041,667 (c)	1,041,666 (d)	36.00	7/30/18	—	—
	—		—	—	—	—	497,445 (e)	1,542,080
Randall T. Mays (PFO)	2,851	(a)	—	—	35.06	2/19/13	—	—
	8,324	(a)	—	—	9.80	2/19/13	—	—
	3,298	(b)	—	—	30.31	1/12/15	—	—
	46,554	(b)	—	—	9.80	1/12/15	—	—
	5,601	(b)	—	—	9.80	2/16/15	—	—
	347,223	(f)	—	—	36.00	7/30/18	—	—
	—		—	—	—	—	497,445 (e)	1,542,080
Andrew W. Levin	4,132	(g)	16,529 (h)	41,324 (i)	36.00	7/30/18	—	—
	—		—	—	—	—	5,500 (j)	17,050
John E. Hogan	10,829	(g)	43,319 (h)	108,297 (i)	36.00	7/30/18	—	—
	—		—	—	—	—	15,000 (j)	46,500
L. Lowry Mays	8,426	(k)	—	—	9.80	2/19/13	—	—
	47,270	(l)	—	—	9.80	1/12/15	—	—
	5,601	(m)	—	—	9.80	2/16/15	—	—
	40,840	(n)	—	—	9.80	12/22/15	—	—
	—		—	—	—	—	26,500 (j)	82,150
Paul J. Meyer	—		—	—	—	—	—	—

(a)	Options became exercisable on February 19, 2008.

(b)	Options became exercisable on July 30, 2008.

(c)	Options representing 260,416 shares of common stock will vest and become exercisable on May 13, 2011, options representing 260,417 shares of common stock will vest and become exercisable on May 13, 2012 and options representing 520,834 shares of common stock will vest and become exercisable on May 13, 2013.

(d)	Options will vest only if certain predetermined performance and market targets are met. See “—Elements of Compensation—Annual Incentive Bonus” for a detailed description of the performance and market targets.

(e)	Restricted stock awards representing 53,000 shares of common stock will vest in two equal annual installments of 26,500 shares beginning on May 22, 2010 and restricted stock awards representing 444,445 shares of common stock will vest in three equal annual installments of 111,111 shares beginning on July 30, 2010, with the final installment of 111,112 vesting on July 30, 2013.

(f)	In connection with the December 2009 amendments made to Mr. Randall T. Mays’ employment and option agreements, options became exercisable on December 22, 2009.

(g)	Options became exercisable on May 13, 2009.

(h)	Options will vest and become exercisable 25% annually beginning on May 13, 2010.

(i)	Options become available to vest 20% annually beginning on May 13, 2009 and will vest only if certain predetermined performance and market targets are met. See “—Elements of Compensation—Annual Incentive Bonus” for a detailed description of the performance and market targets.

(j)	Restricted stock awards will vest in three equal annual installments beginning on May 22, 2009.

(k)	Options became exercisable on February 19, 2003.

(l)	Options became exercisable on January 12, 2005.

(m)	Options became exercisable on February 16, 2005.

(n)	Options became exercisable on December 22, 2005.
OPTION EXERCISES AND STOCK VESTED
          The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2009.
2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Mark P. Mays (PEO)	—	—	137,611	167,783
Randall T. Mays (PFO)	—	—	137,611	167,783
Andrew W. Levin	—	—	2,750	3,575
John E. Hogan	—	—	7,500	9,750
L. Lowry Mays	—	—	13,250	17,225
Paul J. Meyer	—	—	—	—
PENSION BENEFITS
          Neither CC Media nor Clear Channel have any pension plans.
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS
          CC Media offers a non-qualified deferred compensation plan for its highly compensated executives, under which its named executive officers are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Matching credits on amounts deferred may be made in CC Media’s sole discretion and CC Media retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any CC Media matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan.
          The following table sets forth certain information concerning the nonqualified deferred compensation plans for the named executive officers for the year ended December 31, 2009.

2009 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings (Loss)	Withdrawals/	Balance at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Mark P. Mays (PEO)	—	—	—	—	—
Randall T. Mays (PFO)	—	—	—	—	—
Andrew W. Levin	—	—	—	—	—
John E. Hogan	100,700	—	31,373	—	161,195
L. Lowry Mays	—	—	—	—	—
Paul J. Meyer	43,750	—	3,222	—	46,972
POTENTIAL POST-EMPLOYMENT PAYMENTS
          Mark P. Mays
          Mr. Mark P. Mays’ amended employment agreement provides for the following severance and change-in-control payments in the event that CC Media terminates his employment without “Cause” or if he terminates for “Good Reason.”
          Under the employment agreement, “Cause” is defined as Mr. Mark P. Mays’ (i) willful and continued failure to perform his duties, following 10 days notice of the misconduct, (ii) willful misconduct that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates, (iii) conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates, (iv) committing any act of fraud, embezzlement, or other act of dishonesty against CC Media or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CC Media, the Sponsors or any of their respective affiliates and (v) breach of any of the restrictive covenants in the employment agreement.
          The term “Good Reason” includes, subject to certain exceptions, (i) a reduction in Mr. Mark P. Mays’ base pay or annual incentive compensation opportunity, (ii) substantial diminution of his title, duties and responsibilities, (iii) failure to provide him with the use of a company provided aircraft for personal travel, and (iv) transfer of his primary workplace outside the city limits of San Antonio, Texas. Neither an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by CC Media within 10 days after receipt of notice thereof given by Mr. Mark P. Mays will constitute, nor the consummation of the Merger alone constituted, “Good Reason.”
          If Mr. Mark P. Mays is terminated by CC Media without Cause or he resigns for Good Reason, then he will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the bonus he would have earned had he remained employed for the full year in which the termination occurs) and accrued vacation pay through the date of termination, and (ii) provided he executes a release of claims, a lump-sum cash payment equal to three times the sum of his base salary and bonus (using the bonus paid to him for the year prior to the year in which termination occurs). For purposes of Mr. Mark P. Mays’ amended employment agreement, if he is terminated by CC Media without Cause or he resigns for Good Reason, base salary will be equal to no less than $1,000,000.
          In addition, in the event that Mr. Mark P. Mays’ employment is terminated by CC Media without Cause or by him for Good Reason, and provided that he executes a release of claims, CC Media must maintain in full force and effect, for the continued benefit of him, his spouse and his dependents for a period of three years following the date of termination, the medical, hospitalization, dental and life insurance programs in which he, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if he, his spouse, or his dependents cannot continue to participate in our programs providing such benefits, CC Media must arrange to provide him, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The aggregate value of these continued benefits are capped at $50,000, even if the cap is reached prior to the end of the three-year period. CC Media is also obligated to pay to him a tax gross-up payment to cover any taxes, interest or penalties imposed by Section 4999 of the Code in connection with the Merger.
          Furthermore, pursuant to an agreement entered into by CC Media, CC IV, CC V and Mr. Mark P. Mays, in the event that Mr. Mark P. Mays’ employment is terminated by CC Media without Cause or by him for Good Reason, Mr. Mark P. Mays is entitled to require CC Media to purchase all or a portion of the restricted stock granted to him in connection with the closing of the Merger at a price equal to $36.00 per share. For a description of the restricted stock received by Mr. Mark P. Mays at the closing of the Merger, see “—2008 Incentive Plan.”
          If Mr. Mark P. Mays’ employment is terminated by CC Media for Cause or by him other than for Good Reason, (i) CC Media will pay to him his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination, (ii) CC Media will reimburse him for reasonable expenses incurred, but not paid prior to such termination of employment, and (iii) he will be entitled to any other rights, compensation and/or benefits as may be due to him in accordance with the terms and provisions of any of CC Media’s agreements, plans, or programs.
          During any period in which he fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, Mr. Mark P. Mays will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, he has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability. In the event his employment is terminated for disability, CC Media will pay to him his base salary, bonus and accrued vacation pay through the date of termination. If his employment is terminated by his death, CC Media will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary, bonus and accrued vacation pay through the date of his death.
          Pursuant to the Corporate Services Agreement, a percentage of potential payments owed to Mr. Mark P. Mays upon termination or change in control, other than payments regarding the vesting of equity awards, would be reimbursable by CCOH. This allocation is based on CCOH’s OIBDAN as a percentage of Clear Channel Communication, Inc.’s OIBDAN. Accordingly, for 2009, 41% of any payments to Mr. Mark P. Mays upon termination or change in control, other than payments regarding the vesting of equity awards, would have been allocated to CCOH. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.
          Randall T. Mays
          Mr. Randall T. Mays’ amended employment agreement provides for the following severance and change-in-control payments in the event that CC Media terminates his employment without “Cause” or if he terminates for “Good Reason.”
          Under the employment agreement, “Cause” is defined as Mr. Randall T. Mays’ (i) conviction of, or plea of nolo contendere to, a felony that causes material and demonstrable injury, monetarily or otherwise, to CC Media, (ii) committing any act of fraud, embezzlement, or other act of dishonesty against CC Media or its affiliates, that causes material and demonstrable injury, monetarily or otherwise, to CC Media and (iii) breach of any of the restrictive covenants in the employment agreement.
          The term “Good Reason” includes, subject to certain exceptions, (i) a reduction in Mr. Randall T. Mays’ base pay, (ii) failure to provide him with the use of a company provided aircraft for personal travel, (iii) transfer of his primary workplace outside the city limits of San Antonio, Texas and (iv) Mr. Mark P. Mays ceasing to serve as Chief Executive Officer of CC Media. Neither an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by CC Media within 10 days after receipt of notice thereof given by Mr. Randall T. Mays will constitute, nor the consummation of the Merger alone constituted, “Good Reason.”
          If Mr. Randall T. Mays is terminated by CC Media without Cause or he resigns for Good Reason, then he will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination and accrued vacation pay through the date of termination and (ii) continued payment of his base salary through July

31, 2013. For purposes of Mr. Randall T. Mays’ amended employment agreement, if he is terminated by CC Media without Cause or he resigns for Good Reason, base salary will be equal to no less than $1,000,000.
          In addition, in the event that Mr. Randall T. Mays’ employment is terminated by CC Media without Cause or by him for Good Reason, CC Media must maintain in full force and effect, for the continued benefit of him, his spouse and his dependents through July 31, 2013, the medical, hospitalization, dental and life insurance programs in which he, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if he, his spouse, or his dependents cannot continue to participate in our programs providing such benefits, CC Media must arrange to provide him, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The aggregate value of these continued benefits are capped at $50,000, even if the cap is reached prior to the end of the benefits continuation period. CC Media is also obligated to pay to him a tax gross-up payment to cover any taxes, interest or penalties imposed by Section 4999 of the Code in connection with the Merger.
          If Mr. Randall T. Mays’ employment is terminated by CC Media for Cause or by him other than for Good Reason, (i) CC Media will pay to him his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination, (ii) CC Media will reimburse him for reasonable expenses incurred, but not paid prior to such termination of employment, and (iii) he will be entitled to any other rights, compensation and/or benefits as may be due to him in accordance with the terms and provisions of any of CC Media’s agreements, plans, or programs.
          During any period in which Mr. Randall T. Mays fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, he will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, he has been substantially unable to perform his duties under his employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability. In the event his employment is terminated for disability, CC Media will pay to him his base salary, bonus and accrued vacation pay through the date of termination. If his employment is terminated by his death, CC Media will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his unpaid base salary, bonus and accrued vacation pay through the date of his death.
          Pursuant to the Corporate Services Agreement, a percentage of potential payments owed to Mr. Randall T. Mays upon termination or change in control, other than payments regarding the vesting of equity awards, would be reimbursable by CCOH. This allocation is based on CCOH’s OIBDAN as a percentage of Clear Channel Communication, Inc.’s OIBDAN. Accordingly, for 2009, 41% of any payments to Mr. Randall T. Mays upon termination or change in control other than payments regarding the vesting of equity awards, would have been allocated to CCOH. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.
          L. Lowry Mays
          The new employment agreement for Mr. L. Lowry Mays, which was effective upon consummation of the Merger, provides for the following severance and change-in-control payments in the event that CC Media terminates his employment without “Extraordinary Cause.”
          Under Mr. L. Lowry Mays’ agreement, CC Media may terminate Mr. L. Lowry Mays’ employment only for “Extraordinary Cause” during the initial five-year term of his agreement. Subsequent to the initial five year term, CC Media may terminate his employment with or without Extraordinary Cause. “Extraordinary Cause” is defined as his (i) willful misconduct that causes material and demonstrable injury to CC Media and (ii) conviction of a felony or other crime involving moral turpitude.
          If Mr. L. Lowry Mays is terminated by CC Media without Extraordinary Cause then he will receive (i) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination, a prorated bonus (determined by reference to the bonus he would have earned had he remained employed for the full year in which the termination occurs) and accrued vacation pay through the date of termination, and (ii) provided he executes a release of claims, a lump-sum cash payment equal to the base salary and bonus to which he would otherwise have been entitled to had he remained employed for the remainder of the then current term.
          In addition, if Mr. L. Lowry Mays is terminated by CC Media without Extraordinary Cause, and provided he executes a release of claims, CC Media must maintain in full force and effect, for the continued benefit of him, his spouse and his dependents for a period of five years following the date of termination, the medical and hospitalization insurance programs in which Mr. L. Lowry Mays, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by him for such benefits) as existed immediately prior to the date of termination. However, if Mr. L. Lowry Mays, his spouse, or his dependents cannot continue to participate in CC Media’s programs providing such benefits, CC Media must arrange to provide him, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. CC Media also must make an additional cash payment to Mr. L. Lowry Mays in an amount equal to the federal, state and local taxes due in connection with these continued benefits (a “gross-up payment”). The aggregate value of these continued benefits and gross-up payments are capped at $3,000,000, even if the cap is reached prior to the end of the five-year period.
          If Mr. L. Lowry Mays’ employment is terminated by CC Media for Extraordinary Cause, by him for any reason, or due to death or disability (i) CC Media will pay him his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination and (ii) CC Media will reimburse him for reasonable expenses incurred, but not paid prior to such termination of employment.
          At any time following the initial five-year term of his agreement, during any period in which Mr. L. Lowry Mays fails to perform his duties under his employment agreement as a result of incapacity due to physical or mental illness, he will continue to receive his full base salary until his employment is terminated. If, as a result of his incapacity due to physical or mental illness, Mr. L. Lowry Mays has been substantially unable to perform his duties under the employment agreement for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six-month period, he has not returned to the substantial performance of his duties on a full-time basis, CC Media will have the right to terminate his employment for disability. In the event Mr. L. Lowry Mays’ employment is terminated for disability, CC Media will pay to him his base salary, bonus and accrued vacation pay through the date of termination. If Mr. L. Lowry Mays’ employment is terminated by his death, CC Media will pay in a lump sum to his beneficiary, legal representatives, or estate, as the case may be, his base salary, bonus and accrued vacation pay through the date of his death.
          Andrew W. Levin
          In July 2009, CC Media accepted the resignation of Mr. Andrew W. Levin as Executive Vice President, Chief Legal Officer and Secretary of the Company effective January 8, 2010. In order to induce Mr. Andrew W. Levin to remain in these positions through January 8, 2010, the CC Media entered into an employment separation agreement pursuant to which Mr. Andrew W. Levin received (i) a cash bonus of $989,250 payable in installments; and (ii) a performance bonus under the 2008 Annual Incentive Plan for the fiscal year ended December 31, 2009. Mr. Andrew W. Levin also released CC Media and its affiliates from all potential claims, and agreed to employee non-solicitation covenants until May 31, 2011. Pursuant to the separation agreement and an amendment thereto, Mr. Andrew W. Levin also agreed to provide consulting services to the CC Media (i) for the period commencing on April 9, 2010 and continuing until October 8, 2010, on an as-needed basis at a rate of $5,000 per month, and (ii) for the period commencing on October 9, 2010 and continuing until May 31, 2011, on an as-needed basis at a rate of $200 per hour for hours worked in excess of five hours per week.
          John E. Hogan
          If Mr. John E. Hogan’s employment is terminated by CCB for “Cause,” CCB will, within 45 days, pay in a lump sum to Mr. John E. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for “Cause” must be for one or more of the following reasons: (i) conduct by Mr. John E. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB, or other willful misconduct as determined in the sole reasonable discretion of CCB, (ii) continued, willful and deliberate non-performance by Mr. John E. Hogan of his duties under his employment agreement (other than by reason of Mr. John E. Hogan’s physical or mental illness, incapacity, or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance, (iii) Mr. John E. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure, (iv) a criminal or civil conviction of Mr. John E. Hogan, a plea of nolo contendere by Mr. John E. Hogan, or other conduct by Mr. John E. Hogan that, as determined in the sole reasonable discretion of the Board of Directors of CCB, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude, (v) a material breach by Mr. John E. Hogan of any of the provisions of his employment agreement, or (vi) a material violation by Mr. John E. Hogan of CCB’s employment policies.
          If Mr. John E. Hogan’s employment with CCB is terminated by CCB without Cause, by CCB giving notice of non-renewal or by Mr. John E. Hogan for “Good Cause”, CCB will, within 45 days, pay Mr. John E. Hogan his accrued and unpaid base salary, any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) and a pro-rata bonus equal to the actual bonus Mr. John E. Hogan would have received if he had remained employed for the full year in which the termination occurs. In addition, if Mr. John E. Hogan signs a severance agreement and general release of claims, CCB will pay Mr. John E. Hogan, in periodic payments twice per month over a period of three years, in accordance with ordinary payroll practices, an amount equal to three times the average of his annualized base salary for the current and prior full year of employment. The term “Good Cause” includes: (i) a repeated willful failure of CCB to comply with a material term of the employment agreement, (ii) a substantial and unusual change in Mr. John E. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation, or (iii) a substantial and unusual reduction in Mr. John E. Hogan’s material duties, responsibility or authority. Mr. John E. Hogan’s termination of employment will be treated as being terminated by him for Good Cause if he terminates employment in the event that he no longer reports directly to Mr. L. Lowry Mays, Mr. Mark P. Mays or Mr. Randall T. Mays.
          If Mr. John E. Hogan gives notice of non-renewal of his employment term on or before April 1, 2013 or on each April 1 thereafter, Mr. John E. Hogan’s employment with CCB will end on a date to be determined by CCB and CCB will (i) pay, within 45 days, Mr. John E. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) and (ii) if Mr. John E. Hogan signs a severance agreement and general release of claims, pay Mr. John E. Hogan his then current base salary for one year, payable in periodic payments twice per month over a period of one year during Mr. John E. Hogan’s one year noncompete obligations, in accordance with ordinary payroll practices.
          If Mr. John E. Hogan’s employment with CCB terminates by reason of his death, CCB will, within 45 days, pay in a lump sum to such person as Mr. John E. Hogan designates in a notice filed with CCB or, if no such person is designated, to Mr. John E. Hogan’s estate, Mr. John E. Hogan’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. John E. Hogan’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. John E. Hogan’s employment with CCB terminates by reason of his disability (defined as Mr. John E. Hogan’s incapacity due to physical or mental illness such that Mr. John E. Hogan is unable to perform his duties under his employment agreement on a full-time basis for more than 90 days in any 12-month period, as determined by CCB), CCB will, within 45 days, pay in a lump sum to Mr. John E. Hogan his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
          Paul J. Meyer
          In December 2009, Mr. Paul J. Meyer entered into a new employment agreement with Clear Channel. Under the new agreement, Mr. Paul J. Meyer memorialized his intent to retire from his positions as President and Chief Executive Officer of the Outdoor Americas division of CC Media effective as of December 31, 2009. Pursuant to the new employment agreement, Mr. Paul J. Meyer remained compensated at his 2009 annual base salary of $675,000 through December 31, 2009 and, in connection with his retirement from CC Media, received bonus payments totaling $1,500,000 ($1,000,000 to be paid on January 10, 2010 and $500,000 to be paid on January 10, 2011), all of which will be paid by CCOH. Therefore no bonus payments are reflected for Mr. Paul J. Meyer in the tabular summary of potential post-employment payments due from CC Media below. Additionally, the expiration date of Mr. Paul J. Meyer’s 365,000 options dated November 11, 2005 at the price of $18 per share was extended two years through November 10, 2014.
          The following is a summary of potential post-employment payments due to each of the named executive officers pursuant to each of the circumstances described below.
2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(a)

		Termination	Termination		Termination				Retirement		“Change in
		with	without		due to		Termination		or		Control” of
Name	Benefit	“Cause”	“Cause”		“Disability”		due to Death		Resignation		Company
Mark P. Mays (b)	Cash payment	—	9,735,000	(c)	—		—		—		—
	Value of Benefits (d)	—	18,009		—		—		—		—
	Vesting of equity awards	—	—		164,300	(f)	164,300	(e)	—		1,542,076	(e)
	Repurchase of Restricted stock	—	11,800,009		11,800,009		11,800,009		—		—
	Other (g)	—	8,191,682		—		—		—		—
	TOTAL	—	29,744,700		11,964,309		11,964,309		—		1,542,076
Randall T. Mays (b)	Cash payment	—	2,114,165	(m)	—		—		—		—
	Value of Benefits (d)	—	25,707		—		—		—		—
	Vesting of equity awards	—	—		164,300	(f)	164,300	(e)	—		1,542,076	(e)
	Repurchase of Restricted stock	—	—		—		—		—		—
	Other	—	—		—		—		—		—
	TOTAL	—	2,139,872		164,300		164,300		—		1,542,076
Andrew W. Levin	Cash payment	—	—		—		—		989,250		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		—		—		—		—
	Repurchase of Restricted stock	—	—		—		—		—		—
	Other	—	—		—		—		—		—
	TOTAL	—	—		—		—		989,250		—
John E. Hogan	Cash payment	—	2,321,875	(l)	—		—		—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		46,500	(f)	46,500	(e)	—		46,500	(e)
	Other	—	—		—		—		—		—
	TOTAL	—	2,321,875		46,500		46,500		—		46,500
L. Lowry Mays (h)	Cash payment	—	4,479,166	(i)	—		—		—		—
	Value of Benefits	—	25,964		—		—		—		—
	Vesting of equity awards	—	—		82,150	(f)	82,150	(e)	82,150	(j)	82,150	(e)
	Other (k)	—	15,118		—		—		—		—
	TOTAL	—	4,520,248		82,150		82,150		82,150		82,150
Paul J. Meyer	Cash payment	—	—		—		—		—		—
	Value of Benefits	—	—		—		—		—		—
	Vesting of equity awards	—	—		—		—		—		—
	Repurchase of Restricted stock	—	—		—		—		—		—
	Other	—	—		—		—		—		—
	TOTAL	—	—		—		—		—		—

(a)	Amounts reflected in the table were calculated assuming a December 31, 2009 termination date, which was the last business day of the 2009 fiscal year. Each named executive officer is entitled to receive amounts earned during the term of his employment regardless of the manner in which he is terminated, including termination for “Cause.” These amounts include base salary, unused vacation pay and other benefits entitled to under applicable employee benefit plans, and are not reflected in the above table. The table reflects only the additional compensation and benefits (collectively, “Additional Compensation”) the named executive officers are estimated to receive upon termination or a change in control of CC Media. The actual amounts to be paid to a named executive officer can only be determined at the time of his actual termination.

(b)	Amounts reflected in the table represent CC Media’s portion of post-employment payments. Pursuant to the Corporate Services Agreement, a percentage of payments made to Mr. Mark P. Mays and Mr. Randall T. Mays upon termination or change in control, other than “Vesting of Equity Awards” payments, would be reimbursable by CCOH. For 2009, this allocation is based on CCOH’s 2008 OIBDAN as a percentage of Clear Channel Communication, Inc.’s 2008 OIBDAN. Accordingly, 41% of any payments to Mr. Mark P. Mays or Randall T. Mays upon termination or change in control in 2009, other than “Vesting of Equity Awards” payments, would have been allocated to CCOH. For a further discussion of the Corporate Services Agreement, please refer to “—Corporate Services Agreement”.

(c)	Represents three times the sum of the annual base salary for the year ended December 31, 2009 and the annual incentive bonus for the year ended December 31, 2008 for Mr. Mark P. Mays.

(d)	The values associated with the continued provision of health benefits are based on the total 2010 premiums for medical and life insurance multiplied the number of years the executive is entitled to those benefits pursuant to his employment agreement.

(e)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2009 that would be subject to accelerated vesting. This value is based upon the closing sale price of CC Media’s common stock on December 31, 2009 of $3.10, but it excludes stock options where the exercise price exceeds the closing sale price of CC Media’s common stock on December 31, 2009.

(f)	Amount reflects the value of unvested equity awards held by the respective named executive officer on December 31, 2009 that generally continue to vest upon “Disability” in accordance with their original vesting schedule. This value is based upon the closing sale price of CC Media’s common stock on December 31, 2009 of $3.10, but it excludes stock options where the exercise price exceeds the closing sale price of CC Media’s common stock on December 31, 2009.

(g)	Represents the excise tax gross up payment due to Mr. Mark P. Mays under the terms of his employment agreement related to the Merger. If Mr. Mark P. Mays were terminated by the Company without Cause on December 31, 2009, portions of the benefits he would receive in connection with the termination along with benefits he received at the time of the Merger may constitute excess parachute payments under Section 280G.

(h)	Under the terms of his employment agreement, Mr. L. Lowry Mays’ employment may be terminated by CC Media only for “Extraordinary Cause” during the initial five-year term of his agreement. Under his employment agreement, Mr. L. Lowry Mays is entitled to use of company-owned aircraft for personal travel, in accordance with Clear Channel’s policy as in effect on November 16, 2006, for ten years from the date of the closing of the Merger, regardless of whether he remains employed by CC Media. In 2009, 2008 and 2007, the cost for Mr. L. Lowry Mays’ personal travel on company-owned aircraft was $122,283, $105,204 and $92,980, respectively. The cost for Mr. L. Lowry Mays’ personal use of company-owned aircraft for this period will fluctuate over time.

(i)	Represents the remaining annual base salary and minimum annual bonus due to Mr. L. Lowry Mays under the terms of his employment agreement, namely, three years and seven months of Mr. L. Lowry Mays’ annual base salary and annual bonus.

(j)	Amount reflects the value of unvested equity awards held by Mr. L. Lowry Mays on December 31, 2009 that would generally continue to vest upon “Retirement” in accordance with their original vesting schedule. This value is based upon the closing sale price of CC Media’s common stock on December 31, 2009 of $3.10.

(k)	Represents the income tax gross up payment due to Mr. L. Lowry Mays under the terms of his employment agreement.

(l)	Represents three times the average of the annual base salary for the years ended December 31, 2008 and December 31, 2009 for Mr. John E. Hogan. The bonus portion of Mr. John E. Hogan’s cash severance cannot be estimated as his annual incentive bonus is determined and awarded based upon his performance at the end of each year.

(m)	Represents the remaining annual base salary due to Mr. Randall T. Mays under the terms of his employment agreement, namely, three years and seven months of Mr. Randall T. Mays’ annual base salary.
DIRECTOR COMPENSATION
          The directors of CC Media currently do not receive compensation for their services.
RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT
          In consultation with the Compensation Committee, management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal, Finance, Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long- term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.
          Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on the Company.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act requires CC Media’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of CC Media to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish CC Media with copies of all Section 16(a) forms they file.
          Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during, and Forms 5 and amendments thereto furnished to us with respect to, the fiscal year ended December 31, 2009, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied during fiscal year 2009, except for late filings of the Form 5 for each of David C. Abrams and Abrams Capital LLC.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
          None of the members of the Compensation Committee during fiscal 2009 or as of the date of this proxy statement is or has been an officer or employee of CC Media.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          The Merger and the Management Agreement
          In connection with the Merger, we became party to a management agreement with the Sponsors, Clear Channel and certain other parties thereto, pursuant to which the Sponsors will provide management and financial advisory services to CC Media and its wholly-owned subsidiaries until 2018, at a rate not greater than $15.0 million per year. Pursuant to the management agreement, we paid the Sponsors $15.0 million in 2009.
          Stockholders Agreements
          Prior to the consummation of the Merger, Merger Sub entered into a stockholders agreement with CC Media, CC IV, CC V, Mark P. Mays, Randall T. Mays and L. Lowry Mays. The stockholders agreement, among other things, (i) specifies how the parties vote in elections to the Board, (ii) restricts the transfer of shares subject to the agreement, (iii) includes the ability of CC IV to compel the parties to sell their shares in a change-of-control transaction or participate in a recapitalization of CC Media, (iv) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CC Media or its subsidiaries to the Sponsors or their affiliates, (v) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings and (vi) provides the parties with customary demand and “piggy-back” registration rights. CC Media, CC

IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays and L. Lowry Mays that set forth terms and conditions under which certain of their shares of CC Media common stock would be repurchased by CC Media following the termination of their employment (through the exercise of a “call option” by CC Media or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of CC Media common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.
          Affiliate Transaction Agreement
          As contemplated by the Voting Agreement entered into with the Highfields Funds and Highfields Capital Management, the Sponsors, Merger Sub (which obligation has been assumed by Clear Channel) and CC Media entered into an agreement under which CC Media agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CC Media or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CC Media or a majority of the then-outstanding shares of Class A common stock of CC Media (excluding for purposes of such calculation from both (i) the votes cast and (ii) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CC Media whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)). Such agreement became effective as of the effective time of the merger and expires upon the earlier of (i) an underwritten public offering and sale of CC Media’s common stock which results in aggregate proceeds in excess of $250 million to CC Media and after which CC Media’s common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (ii) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CC Media. The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (i) any commercial transaction between CC Media or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (ii) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CC Media or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (iii) the payment by CC Media or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the merger agreement; (iv) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CC Media are made whole for the portion of such fees paid by CC Media that would otherwise be proportionate to their share holdings; and (v) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CC Media that is offered generally to other stockholders of CC Media (including the holders of shares of Class A common stock) on comparable or more favorable terms.
          A change of control of CC Media will be deemed to have occurred upon the occurrence of any of the following: (i) any consolidation or merger of CC Media with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CC Media), in which the direct and indirect stockholders of CC Media immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CC Media or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire Board or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (ii) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CC Media’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (iii) a sale, lease, or other disposition of all or substantially all of the assets of CC Media.

          The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein). Other than as described in the prior sentence, such agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (i) a majority of the independent directors of CC Media elected by the holders of Class A common stock of CC Media or (ii) a majority of the then-outstanding public shares.
          Policy on Review, Approval or Ratification of Transactions with Related Persons
          CC Media has not adopted any formal policies or procedures for the review, approval, or ratification of certain related party transactions that may be required to be reported under the SEC disclosure rules. Such transactions, if and when they are proposed or have occurred, will be reviewed by the Board (other than the directors involved, if any) on a case-by-case basis. The Board may consider any relevant factors when reviewing the appropriateness of a related party transaction, including (i) the importance of the transaction to CC Media, (ii) the amount involved in the proposed transaction, (iii) the specific interest of the director or executive officer (or immediate family members of same) in the proposed transaction, and (iv) the overall fairness of the terms of the transaction to CC Media.
AUDIT COMMITTEE REPORT
          The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of CC Media Holdings, Inc.’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent CC Media Holdings specifically incorporates this Report by reference therein.
          The Audit Committee is comprised three directors, of which at least two members satisfy the independence requirements of the Sarbanes-Oxley Act of 2002, and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on CC Media Holdings’ Internet website at www.ccmediaholdings.com. A copy may also be obtained upon request from the Secretary of CC Media Holdings.
          As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of CC Media Holdings financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of CC Media Holdings’ financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, CC Media Holdings’ independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with auditing standards established by the Public Company Accounting Oversight Board (“PCAOB”) and for issuing reports thereon.
          The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
          Among other matters, the Audit Committee monitors the activities and performance of CC Media Holdings’ internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace CC Media

Holdings’ independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of CC Media Holdings’ financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees CC Media Holdings’ internal compliance programs.
          The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter.
          During the course of 2009, management completed the documentation, testing and evaluation of CC Media Holdings’ internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of CC Media Holdings’ internal control over financial reporting. The Audit Committee also reviewed the report of management contained in CC Media Holdings’ Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in CC Media Holdings’ Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
          In overseeing the preparation of CC Media Holdings’ financial statements, the Committee met with both management and CC Media Holdings’ outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).
          With respect to CC Media Holdings’ outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
          Finally, the Committee continued to monitor the scope and adequacy of CC Media Holdings’ internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
          On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of CC Media Holdings’ audited financial statements in CC Media Holdings’ Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Respectfully submitted,
THE AUDIT COMMITTEE
David Abrams, Chairman
Richard Bressler and
Blair Hendrix

AUDITOR FEES
          Ernst & Young LLP billed CC Media the following fees for services provided during the year ended December 31, 2009 and 2008 (including pre-merger fees related to Clear Channel Communications, Inc.):

	Fees Paid During Year Ended
	December 31,
(In thousands)	2009	2008
Audit fees (a)	$6,627	$7,791
Audit-related fees (b)	—	208
Tax fees (c)	938	952
All other fees (d)	75	—

Total fees for services	$7,640	$8,951

(a)	Annual audit fees are for professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(b)	Audit-related fees are for assurance and related services not reported under annual audit fees that reasonably relate to the performance of the audit or review of our financial statements, including due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(c)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $937,733 in tax fees for 2009, $348,444 was related to tax compliance services. Of the $952,315 in tax fees for 2008, $58,056 was related to tax compliance services.

(d)	All other fees are the fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.
          CC Media’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to CC Media is compatible with maintaining Ernst & Young LLP’s independence.
          The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for CC Media by its independent auditor. The chairperson of the Audit Committee may represent the entire Audit Committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.
          Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
          Subject to ratification by the stockholders, the Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of CC Media for the year ending December 31, 2010.
          Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee may terminate the appointment of Ernst & Young LLP as the independent auditor without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

          The affirmative vote of the holders of a majority of CC Media’s outstanding shares of common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of the independent registered public accounting firm. Votes “withheld” and abstentions will have the same effect as votes against this matter. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.
          THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
          Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Secretary of CC Media no later than December 27, 2010. Proposals should be sent to: Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
ADVANCE NOTICE PROCEDURES
          Under our Bylaws, stockholders may not present a proposal for consideration at any stockholders meeting unless the Secretary of CC Media receives such proposal not less than 90 days and not more than 120 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in CC Media’s proxy statement.
OTHER MATTERS
          Neither CC Media management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
GENERAL
          The cost of soliciting proxies will be borne by CC Media. Following the original mailing of the proxy soliciting material, regular employees of CC Media or its subsidiaries may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. CC Media expects to reimburse such parties for their charges and expenses connected therewith.
          The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CC Media and some brokers household proxy materials, whereby a single proxy statement is delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

          An electronic copy of CC Media’s Annual Report on Form 10-K filed with the SEC on March 16, 2010 is available free of charge at CC Media’s Internet website at www.ccmediaholdings.com. A paper copy of the Form 10-K is also available without charge to stockholders upon written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.
          This document is dated April 26, 2010 and is first being mailed to stockholders on or about May 3, 2010.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
          Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 26, 2010.
The Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/ccmo.

Robert H. Walls, Jr.
Executive Vice President, General Counsel and
Secretary

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA
STOCK PERFORMANCE GRAPH
          The following chart demonstrates a comparison of the cumulative total returns, adjusted for stock splits and dividends, for CC Media, a Radio Index, and the NASDAQ Stock Market Index for the period from July 30, 2008 through December 31, 2009.
Indexed Yearly Stock Price Close
(Price adjusted for Stock Splits and Dividends)

	7/30/08	12/31/08	12/31/09
CC Media	$1,000	$63	$86
Radio Index*	$1,000	$360	$1,543
NASDAQ Stock Market Index	$1,000	$680	$988

*	The Radio Index is comprised of Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.
EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
          Our Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol “CCMO”. There were 385 shareholders of record as of March 10, 2010. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following quotations obtained from the OTC Bulletin Board reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
	Market Price
	High	Low
2009
First Quarter	$2.45	$0.51
Second Quarter	2.45	0.65
Third Quarter	1.75	0.75
Fourth Quarter	4.00	1.11

	Common Stock
	Market Price
	High	Low
2008
Third Quarter	$18.95	$7.75
Fourth Quarter	13.25	1.15
     There is no established public trading market for our Class B and Class C common stock. There were 555,556 Class B common shares and 58,967,502 Class C common shares outstanding on March 10, 2010. All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P.

Dividend Policy
          The Company currently does not intend to pay regular quarterly cash dividends on the shares of its common stock. The Company has not declared any dividend on its common stock since its incorporation. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects the Company’s ability to pay dividends.
Equity Compensation Plan
          The following table summarizes information as of December 31, 2009, relating to the Company’s equity compensation plan pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Number of securities
	Number of	Weighted-	remaining available for
	securities to be	average	future issuance under
	issued upon exercise	exercise price	equity compensation
	price of outstanding	of outstanding	plans (excluding
	options, warrants	warrants and	securities reflected in
Plan category	and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,791,922	$31.29	5,307,985
Equity compensation plans not approved by security holders (1)	—	—	—
Total (2)	6,791,922	$31.29	5,307,985

(1)	Represents the Clear Channel 2008 Executive Incentive Plan.

(2)	Does not include option to purchase an aggregate of 745,621 shares, at a weighted average exercise price of $5.42, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.
Sales of Unregistered Securities
          We did not sell any equity securities during 2009 that were not registered under the Securities Act of 1933.
Purchases of Equity Securities
          We did not purchase any shares of our Class A common stock during the fourth quarter of 2009.

ITEM 6. Selected Financial Data
          The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.
          We adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, codified in ASC 810-10-45 on January 1, 2009. Adoption of this standard requires retrospective application in the financial statements of earlier periods on January 1, 2009. In connection with our subsidiary’s offering of $500.0 million aggregate principal amount of Series A Senior Notes and $2.0 billion aggregate principal amount of Series B Senior Notes, we filed a Form 8-K on December 11, 2009 to retrospectively recast the historical financial statements and certain disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2008 for the adoption of ASC 810-10-45.
          The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this Annual Report on Form 10-K. The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger. We applied purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008. For additional discussion regarding the pre-merger and post-merger periods, please refer to the consolidated financial statements in Item 8 of this Annual Report on Form 10-K.

		For the Years Ended December 31,
	2009	2008	2007 (1)	2006 (2)	2005
(In thousands)	Post-Merger	Combined	Pre-Merger	Pre-Merger	Pre-Merger
Results of Operations Information:
Revenue	$5,551,909	$6,688,683	$6,921,202	$6,567,790	$6,126,553
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,583,263	2,904,444	2,733,004	2,532,444	2,351,614
Selling, general and administrative expenses (excludes depreciation and amortization)	1,466,593	1,829,246	1,761,939	1,708,957	1,651,195
Depreciation and amortization	765,474	696,830	566,627	600,294	593,477
Corporate expenses (excludes depreciation and amortization)	253,964	227,945	181,504	196,319	167,088
Merger expenses	—	155,769	6,762	7,633	—
Impairment charges (3)	4,118,924	5,268,858	—	—	—
Other operating income (expense) — net	(50,837)	28,032	14,113	71,571	49,656

Operating income (loss)	(3,687,146)	(4,366,377)	1,685,479	1,593,714	1,412,835
Interest expense	1,500,866	928,978	451,870	484,063	443,442
Gain (loss) on marketable securities	(13,371)	(82,290)	6,742	2,306	(702)
Equity in earnings (loss) of nonconsolidated affiliates	(20,689)	100,019	35,176	37,845	38,338
Other income (expense) — net	679,716	126,393	5,326	(8,593)	11,016

Income (loss) before income taxes and discontinued operations	(4,542,356)	(5,151,233)	1,280,853	1,141,209	1,018,045
Income tax benefit (expense)	493,320	524,040	(441,148)	(470,443)	(403,047)

Income (loss) before discontinued operations	(4,049,036)	(4,627,193)	839,705	670,766	614,998
Income from discontinued operations, net (4)	—	638,391	145,833	52,678	338,511

Consolidated net income (loss)	(4,049,036)	(3,988,802)	985,538	723,444	953,509
Amount attributable to noncontrolling interest	(14,950)	16,671	47,031	31,927	17,847

Net income (loss) attributable to the Company	$(4,034,086)	$(4,005,473)	$938,507	$691,517	$935,662

	Post-Merger			Pre-Merger
		For the Five	For the Seven
	Year Ended	Months Ended	Months Ended		For the Years Ended
	December 31,	December 31,	July 30,		December 31,
	2009	2008	2008	2007 (1)	2006 (2)	2005
Net income (loss) per common share:
Basic:
Income (loss) attributable to the Company before discontinued operations	$(49.71)	$(62.04)	$.80	$1.59	$1.27	$1.09
Discontinued operations	—	(.02)	1.29	.30	.11	.62

Net income (loss) attributable to the Company	$(49.71)	$(62.06)	$2.09	$1.89	$1.38	$1.71

Diluted:
Income (loss) attributable to the Company before discontinued operations	$(49.71)	$(62.04)	$.80	$1.59	$1.27	$1.09
Discontinued operations	—	(.02)	1.29	.29	.11	.62

Net income (loss) attributable to the Company	$(49.71)	$(62.06)	$2.09	$1.88	$1.38	$1.71

Dividends declared per share	$—	$—	$—	$.75	$.75	$.69

			As of December 31,
(In thousands)	2009	2008	2007 (1)	2006 (2)	2005
Balance Sheet Data:	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger	Pre-Merger
Current assets	$3,658,845	$2,066,555	$2,294,583	$2,205,730	$2,398,294
Property, plant and equipment — net, including discontinued operations (5)	3,332,393	3,548,159	3,215,088	3,236,210	3,255,649
Total assets	18,047,101	21,125,463	18,805,528	18,886,455	18,718,571
Current liabilities	1,544,136	1,845,946	2,813,277	1,663,846	2,107,313
Long-term debt, net of current maturities	20,303,126	18,940,697	5,214,988	7,326,700	6,155,363
Shareholders’ equity (deficit)	(6,844,738)	(2,916,231)	9,233,851	8,391,733	9,116,824

(1)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in ASC 740-10. In accordance with the provisions of ASC 740-10, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. The adoption of ASC 740-10 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.

(2)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment, codified in ASC 718-10. In accordance with the provisions of ASC 718-10, the Company elected to adopt the standard using the modified prospective method.

(3)	We recorded non-cash impairment charges of $4.1 billion in 2009 and $5.3 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses, as discussed more fully in Item 7.

(4)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business, which we sold on March 14, 2008, and certain of our non-core radio stations.

(5)	Excludes the property, plant and equipment — net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Consummation of Merger
          We were formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel Communications, Inc., (“Clear Channel”). The acquisition was completed pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008. As a result of the merger, each issued and outstanding share of Clear Channel, other than shares held by certain of our principals that were rolled over and exchanged for shares of our Class A common stock, was either exchanged for (i) $36.00 in cash consideration or (ii) one share of our Class A common stock.
          We accounted for our acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. We allocated a portion of the consideration paid to the assets and liabilities acquired at their respective fair values with the remaining portion recorded at the continuing shareholders’ basis. Excess consideration after this allocation was recorded as goodwill.
          During the first seven months of 2009, we decreased the initial fair value estimate of our permits, contracts, site leases and other assets and liabilities primarily in our Americas segment by $116.1 million based on additional information received, which resulted in an increase to goodwill of $71.7 million and a decrease to deferred taxes of $44.4 million. During the third quarter of 2009, we adjusted deferred taxes by $44.3 million to true-up our tax rates in certain jurisdictions that were estimated in the initial purchase price allocation. Also, during the third quarter of 2009, we recorded a $45.0 million increase to goodwill in our International outdoor segment related to the fair value of certain noncontrolling interests which existed at the merger date, with no related tax effect. This noncontrolling interest was recorded pursuant to ASC 480-10-S99 which determines the classification of redeemable noncontrolling interests. We subsequently determined that the increase in goodwill related to these noncontrolling interests should have been included in the impairment charge resulting from the December 31, 2008 interim goodwill impairment test. As a result, during the fourth quarter of 2009, we impaired this entire goodwill amount, which after considering the effects of foreign exchange movements, was $41.4 million.
          The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.
Format of Presentation
          Our consolidated statements of operations and statements of cash flows are presented for two periods: post-merger and pre-merger. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:
•	The year ended December 31, 2009 and the period from July 31 through December 31, 2008 reflect our post-merger period. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of ours and our business became that of Clear Channel and its subsidiaries.

•	The period from January 1 through July 30, 2008 and the year ended December 31, 2007 reflect the pre-merger period of Clear Channel. Prior to the consummation of our acquisition of Clear Channel, we had not conducted any activities, other than activities incident to our formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.
          The discussion in this MD&A is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented but are not discussed separately. We believe that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2009 and 2007.
          Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are radio broadcasting (“radio” or “radio broadcasting”), which includes our national syndication business, Americas Outdoor Advertising (“Americas” or

“Americas outdoor advertising”), and International Outdoor Advertising (“International” or “International outdoor advertising”). Included in the “other” segment are our media representation business, Katz Media, as well as other general support services and initiatives.
          We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Impairment charge, Other operating income (expense) — net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) — net, Income tax benefit (expense) and Income (loss) from discontinued operations, net are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Cash Flow and Liquidity
          Our primary source of liquidity is cash on hand as well as cash flow from operations. We have a large amount of indebtedness, and a substantial portion of our operating income and cash flow are used to service debt. At December 31, 2009, we had $1.9 billion of cash on our balance sheet, with $609.4 million held by our subsidiary, Clear Channel Outdoor Holdings, Inc., and its subsidiaries. We have debt maturities totaling $403.2 million and $873.0 million in 2010 and 2011, respectively. Based on our current operations and anticipated levels of operations and conditions in our markets, we believe that cash on hand as well as cash flow from operations will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.
          Our ability to fund our working capital needs, debt service and other obligations depends on our future operating performance and cash flow. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. Consequently, there can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations.
Impairment Charges
          Impairments to Definite-lived Tangible and Intangible Assets
          We review our definite-lived tangible and intangible assets for impairment when events and circumstances indicate that amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated from those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
          We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates. Impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
          During fourth quarter of 2009, we recorded impairments of $28.8 million primarily related to contract intangible assets and street furniture tangible assets in our International segment and $11.3 million related to corporate assets based on the provisions of ASC 360-10. ASC 360-10 states that long-lived assets should be tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The decline in our contract intangible assets was primarily driven by a decline in cash flow projections from these contracts. The remaining balance of the contract intangible assets, for the contracts that were impaired, and the remaining balance of the corporate assets after impairment was $4.4 million and $20.2 million, respectively.
          During the second quarter of 2009, we recorded a $21.3 million impairment to taxi contract intangible assets in our Americas segment and a $26.2 million impairment primarily related to street furniture tangible assets and contract intangible assets in our International segment under ASC 360-10. We determined fair values using a discounted cash flow model. The decline in fair value of the contracts was primarily driven by a decline in the revenue projections since the date of the merger. The decline in revenue related to taxi contract intangible assets and street furniture and billboard contract intangible assets was in the range of 10% to 15%. The balance of these taxi contract intangible assets and street furniture and billboard contract intangible assets after the impairment charges, for the contracts that were impaired, was $3.3 million and $16.0 million, respectively. We subsequently sold our taxi advertising business in the fourth quarter of 2009 and recorded a loss of $20.9 million.

          Interim Impairments to FCC Licenses
          FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”). The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost.
          The United States and global economies have undergone an economic downturn, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses since the merger. Therefore, we performed an interim impairment test on our FCC licenses as of December 31, 2008, which resulted in a non-cash impairment charge of $936.2 million.
          The industry cash flows forecast by BIA Financial Network, Inc. (“BIA”) during the first six months of 2009 were below the BIA forecast used in the discounted cash flow model used to calculate the impairment at December 31, 2008. As a result, we performed another interim impairment test as of June 30, 2009 on our FCC licenses resulting in an additional non-cash impairment charge of $590.3 million.
          Our impairment tests consisted of a comparison of the fair value of the FCC licenses at the market level with their carrying amount. If the carrying amount of the FCC license exceeded its fair value, an impairment loss was recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the FCC license is its new accounting basis. The fair value of the FCC licenses was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the FCC licenses was calculated at the market level as prescribed by ASC 350-30-35. We engaged Mesirow Financial Consulting LLC (“Mesirow Financial”), a third-party valuation firm, to assist us in the development of the assumptions and our determination of the fair value of our FCC licenses.
          Our application of the direct valuation method attempts to isolate the income that is properly attributable to the license alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. We forecasted revenue, expenses, and cash flows over a ten-year period for each of our markets in our application of the direct valuation method. We also calculated a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.
          Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.
          Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average FCC license within a market.
          Management uses publicly available information from BIA regarding the future revenue expectations for the radio broadcasting industry.
          The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market share and profit margin. Management believes that a three-year build-up period is required for a start-up operation to obtain the necessary infrastructure and obtain advertisers. It is estimated that a start-up operation would gradually obtain a mature market revenue share in three years. BIA forecasted industry revenue growth of 1.9% and negative 1.8%, respectively, during the build-up period used in the December 31, 2008 and June 30, 2009 impairment tests. The cost structure is expected to reach the normalized level over three years due to the time required to establish operations and recognize the synergies and cost savings associated with the ownership of the FCC licenses within the market.

          The estimated operating margin in the first year of operations was assumed to be 12.5% based on observable market data for an independent start-up radio station for both the December 31, 2008 and June 30, 2009 impairment tests. The estimated operating margin in the second year of operations was assumed to be the mid-point of the first-year operating margin and the normalized operating margin. The normalized operating margin in the third year was assumed to be the industry average margin of 30% and 29% based on an analysis of comparable companies for the December 31, 2008 and June 30, 2009 impairment tests, respectively. The first and second-year expenses include the non-operating start-up costs necessary to build the operation (i.e. development of customers, workforce, etc.).
          In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 2% beyond the discrete build-up projection period for both the December 31, 2008 and June 30, 2009 impairment tests. The residual cash flow was then capitalized to arrive at the terminal value.
          The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.
          We calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the radio broadcasting industry.
          The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e., market participants). We calculated the average yield on a Standard & Poor’s “B” and “CCC” rated corporate bond which was used for the pre-tax rate of return on debt and tax-effected such yield based on applicable tax rates.
          The rate of return on equity capital was estimated using a modified Capital Asset Pricing Model (“CAPM”). Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.
          Our concluded discount rate used in the discounted cash flow models to determine the fair value of the licenses was 10% for our 13 largest markets and 10.5% for all of our other markets in both the December 31, 2008 and June 30, 2009 impairment models. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the licenses. The initial capital investment represents the fixed assets needed to operate the radio station.
          The discount rate used in the December 31, 2008 impairment model increased 150 basis points compared to the discount rate used in the preliminary purchase price allocation as of July 30, 2008 which resulted in a decline in the fair value of our licenses. As a result, we recognized a non-cash impairment charge in approximately one-quarter of our markets, which totaled $936.2 million. The fair value of our FCC licenses was $3.0 billion at December 31, 2008.
          The BIA forecast for 2009 declined 8.7% and declined between 13.8% and 15.7% through 2013 compared to the BIA forecasts used in the 2008 impairment test. Additionally, the industry profit margin declined 100 basis points from the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the FCC licenses below their carrying value. As a result, we recognized a non-cash impairment charge in approximately one-quarter of our markets, which totaled $590.3 million. The fair value of our FCC licenses was $2.4 billion at June 30, 2009.
          In calculating the fair value of our FCC licenses, we primarily relied on the discounted cash flow models. However, we relied on the stick method for those markets where the discounted cash flow model resulted in a value less than the stick method indicated.
          To estimate the stick values for our markets, we obtained historical radio station transaction data from BIA which involved sales of individual radio stations whereby the station format was immediately abandoned after acquisition. These transactions are highly indicative of stick transactions in which the buyer does not assign value to any of the other acquired assets (i.e. tangible or intangible assets) and is only purchasing the FCC license.

          In addition, we analyzed publicly available FCC license auction data involving radio broadcast licenses. Periodically, the FCC will hold an auction for certain FCC licenses in various markets and these auction prices reflect the purchase of only the FCC radio license.
          Based on this analysis, the stick values were estimated to be the minimum value of a radio license within each market. This value was considered to be the fair value of the license for those markets where the present value of the cash flows and terminal value did not exceed the estimated stick value. Approximately 17% and 23% of the fair value of our FCC licenses at December 31, 2008 and June 30, 2009, respectively, was determined using the stick method.
          The following table shows the increase to the FCC license impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reductions in fair value existed at the time of our impairment testing:

(In thousands)	June 30, 2009	December 31, 2008
Percent change in fair value	Change to impairment	Change to impairment
5%	$118,877	$151,008
10%	$239,536	$302,016
15%	$360,279	$453,025
          Annual Impairment Test to FCC Licenses
          We perform our annual impairment test on October 1 of each year. We engaged Mesirow Financial, a third-party valuation firm, to assist us in the development of the assumptions and our determination of the fair value of our FCC licenses. The aggregate fair value of our FCC licenses on October 1, 2009 increased approximately 11% from the fair value at June 30, 2009. The increase in fair value resulted primarily from an increase of $120.4 million related to improved revenue forecasts and an increase of $195.9 million related to a decline in the discount rate of 50 basis points. We calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the radio broadcasting industry. These market driven changes were responsible for the decline in the calculated discount rate.
          As a result of the increase in the fair value of our FCC licenses, no impairment was recorded at October 1, 2009. The fair value of our FCC licenses at October 1, 2009 was approximately $2.7 billion.
          While we believe we have made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our FCC licenses, it is possible a material change could occur. If our future actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the decline in the fair value of our FCC licenses that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rate
FCC licenses	$275,410	$117,410	$378,300
          Interim Impairments to Billboard Permits
          Our billboard permits are effectively issued in perpetuity by state and local governments as they are transferable or renewable at little or no cost. Permits typically specify the locations at which we are allowed to operate an advertising structure. Due to significant differences in both business practices and regulations, billboards in our International segment are subject to long-term, finite contracts unlike our permits in the United States and Canada. Accordingly, there are no indefinite-lived assets in our International segment.
          The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our billboard permits since the merger. Therefore, we performed an interim impairment test on our billboard permits as of December 31, 2008, which resulted in a non-cash impairment charge of $722.6 million.

          Our cash flows during the first six months of 2009 were below those in the discounted cash flow model used to calculate the impairment at December 31, 2008. As a result, we performed an interim impairment test as of June 30, 2009 on our billboard permits resulting in a non-cash impairment charge of $345.4 million.
          Our impairment tests consisted of a comparison of the fair value of the billboard permits at the market level with their carrying amount. If the carrying amount of the billboard permit exceeded its fair value, an impairment loss was recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the billboard permit is its new accounting basis. The fair value of the billboard permits was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the billboard permits was calculated at the market level as prescribed by ASC 350-30-35. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our billboard permits.
          Our application of the direct valuation method utilized the “greenfield” approach as discussed above. Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.
          Management uses its internal forecasts to estimate industry normalized information as it believes these forecasts are similar to what a market participant would expect to generate. This is due to the pricing structure and demand for outdoor signage in a market being relatively constant regardless of the owner of the operation. Management also relied on its internal forecasts because there is little public data available for each of its markets.
          The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market revenue share and profit margin. Management believes that a one-year build-up period is required for a start-up operation to erect the necessary structures and obtain advertisers in order to achieve mature market revenue share. It is estimated that a start-up operation would be able to obtain 10% of the potential revenues in the first year of operations and 100% in the second year. Management assumed industry revenue growth of negative 9% and negative 16% during the build-up period for the December 31, 2008 and June 30, 2009 interim impairment tests, respectively. However, the cost structure is expected to reach the normalized level over three years due to the time required to recognize the synergies and cost savings associated with the ownership of the permits within the market.
          For the normalized operating margin in the third year, management assumed a hypothetical business would operate at the lower of the operating margin for the specific market or the industry average margin of 46% and 45% based on an analysis of comparable companies in the December 31, 2008 and June 30, 2009 impairment models, respectively. For the first and second year of operations, the operating margin was assumed to be 50% of the “normalized” operating margin for both the December 31, 2008 and June 30, 2009 impairment models. The first and second-year expenses include the non-recurring start-up costs necessary to build the operation (i.e. development of customers, workforce, etc.).
          In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 3% beyond the discrete build-up projection period in both the December 31, 2008 and June 30, 2009 impairment models. The residual cash flow was then capitalized to arrive at the terminal value.
          The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.
          We calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry.
          The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants). We used the yield on a Standard & Poor’s “B” rated corporate bond for the pre-tax rate of return on debt and tax-effected such yield based on applicable tax rates.

          The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.
          Our concluded discount rate used in the discounted cash flow models to determine the fair value of the permits was 9.5% at December 31, 2008 and 10% at June 30, 2009. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the permits. The initial capital investment represents the expenditures required to erect the necessary advertising structures.
          The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points over the discount rate used to value the permits in the preliminary purchase price allocation as of July 30, 2008. Industry revenue forecasts declined 10% through 2013 compared to the forecasts used in the preliminary purchase price allocation as of July 30, 2008. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, we recognized a non-cash impairment charge which totaled $722.6 million. The fair value of our permits was $1.5 billion at December 31, 2008.
          The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008. Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, we recognized a non-cash impairment charge in all but five of our markets in the United States and Canada, which totaled $345.4 million. The fair value of our permits was $1.1 billion at June 30, 2009.
          The following table shows the increase to the billboard permit impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reductions in fair value existed at the time of our impairment testing:

(In thousands)	June 30, 2009	December 31, 2008
Percent change in fair value	Change to impairment	Change to impairment
5%	$55,776	$80,798
10%	$111,782	$156,785
15%	$167,852	$232,820
          Annual Impairment Test to Billboard Permits
          We perform our annual impairment test on October 1 of each year. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our billboard permits. The aggregate fair value of our permits on October 1, 2009 increased approximately 8% from the fair value at June 30, 2009. The increase in fair value resulted primarily from an increase of $57.7 million related to improved industry revenue forecasts. The discount rate was unchanged from the June 30, 2009 interim impairment analysis. We calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry.
          The fair value of our permits at October 1, 2009 was approximately $1.2 billion.
          While we believe we have made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our permits, it is possible a material change could occur. If our future actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the decline in the fair value of our billboard permits that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rate
Billboard permits	$405,900	$102,500	$428,100

          Interim Impairments to Goodwill
          We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow model used to value our reporting units since the merger. Therefore, we performed an interim impairment test resulting in a non-cash impairment charge of $3.6 billion as of December 31, 2008.
          Our cash flows during the first six months of 2009 were below those used in the discounted cash flow model used to calculate the impairment at December 31, 2008. Additionally, the fair value of our debt and equity at June 30, 2009 was below the carrying amount of our reporting units at June 30, 2009. As a result of these indicators, we performed an interim goodwill impairment test as of June 30, 2009 resulting in a non-cash impairment charge of $3.1 billion.
          Our goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our reporting units.
          Each of our U.S. radio markets and outdoor advertising markets are components. Our U.S. radio markets are aggregated into a single reporting unit and our U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. We also determined that in our Americas segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in our International segment constitutes a separate reporting unit.
          The discounted cash flow model indicated that we failed the first step of the impairment test for substantially all reporting units as of December 31, 2008 and June 30, 2009, which required us to compare the implied fair value of each reporting unit’s goodwill with its carrying value.
          The discounted cash flow approach we use for valuing our reporting units involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.
          We forecasted revenue, expenses, and cash flows over a ten-year period for each of our reporting units. In projecting future cash flows, we consider a variety of factors including our historical growth rates, macroeconomic conditions, advertising sector and industry trends as well as company-specific information. Historically, revenues in our industries have been highly correlated to economic cycles. Based on these considerations, our assumed 2008 and 2009 revenue growth rates used in the December 31, 2008 and June 30, 2009 impairment models were negative followed by assumed revenue growth with an anticipated economic recovery in 2009 and 2010, respectively. To arrive at our projected cash flows and resulting growth rates, we evaluated our historical operating results, current management initiatives and both historical and anticipated industry results to assess the reasonableness of our operating margin assumptions. We also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit. The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.
          We calculated the weighted average cost of capital (“WACC”) as of December 31, 2008 and June 30, 2009 and also one-year, two-year, and three-year historical quarterly averages for each of our reporting units. WACC is an overall rate based upon the individual rates of return for invested capital (equity and interest-bearing debt). The WACC is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average data for publicly traded companies in the radio and outdoor advertising industry. Our calculation of the WACC considered both current industry WACCs and historical trends in the industry.
          The calculation of the WACC requires the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants) and the indicated yield on similarly rated bonds.

          The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.
          In line with advertising industry trends, our operations and expected cash flow are subject to significant uncertainties about future developments, including timing and severity of the recessionary trends and customers’ behaviors. To address these risks, we included company-specific risk premiums for each of our reporting units in the estimated WACC. Based on this analysis, as of December 31, 2008, company-specific risk premiums of 100 basis points, 300 basis points and 300 basis points were included for our Radio, Americas outdoor and International outdoor segments, respectively, resulting in WACCs of 11%, 12.5% and 12.5% for each of our reporting units in the Radio, Americas and International segments, respectively. As of June 30, 2009, company-specific risk premiums of 100 basis points, 250 basis points and 350 basis points were included for our Radio, Americas outdoor and International outdoor segments, respectively, resulting in WACCs of 11%, 12.5% and 13.5% for each of our reporting units in the Radio, Americas and International segments, respectively. Applying these WACCs, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the reporting units.
          The discount rate utilized in the valuation of the FCC licenses and outdoor permits as of December 31, 2008 and June 30, 2009 excludes the company-specific risk premiums that were added to the industry WACCs used in the valuation of the reporting units. Management believes the exclusion of this premium is appropriate given the difference between the nature of the licenses and billboard permits and reporting unit cash flow projections. The cash flow projections utilized under the direct valuation method for the licenses and permits are derived from utilizing industry “normalized” information for the existing portfolio of licenses and permits. Given that the underlying cash flow projections are based on industry normalized information, application of an industry average discount rate is appropriate. Conversely, our cash flow projections for the overall reporting unit are based on our internal forecasts for each business and incorporate future growth and initiatives unrelated to the existing license and permit portfolio. Additionally, the projections for the reporting unit include cash flows related to non-FCC license and non-permit based assets. In the valuation of the reporting unit, the company-specific risk premiums were added to the industry WACCs due to the risks inherent in achieving the projected cash flows of the reporting unit.
          We also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model. The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry. This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method.
          One indication of the fair value of a business is the quoted market price in active markets for the debt and equity of the business. The quoted market price of equity multiplied by the number of shares outstanding yields the fair value of the equity of a business on a marketable, noncontrolling basis. We then apply a premium for control and add the estimated fair value of interest-bearing debt to indicate the fair value of the invested capital of the business on a marketable, controlling basis.
          The market comparable method provides an indication of the fair value of the invested capital of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar lines of business yields insight into investor perceptions and, therefore, the value of the subject business. These multiples are then applied to the operating results of the subject business to estimate the fair value of the invested capital on a marketable, noncontrolling basis. We then apply a premium for control to indicate the fair value of the business on a marketable, controlling basis.
          The market transaction method estimates the fair value of the invested capital of a business based on exchange prices in actual transactions and on asking prices for controlling interests in similar companies recently offered for sale. This process involves comparison and correlation of the subject business with other similar companies that have recently been purchased. Considerations such as location, time of sale, physical characteristics, and conditions of sale are analyzed for comparable businesses.
          The three variations of the market approach indicated that the fair value determined by our discounted cash flow model was within a reasonable range of outcomes as of December 31, 2008 and June 30, 2009.

          Our revenue forecasts for 2009 declined 18%, 21% and 29% for Radio, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the July 30, 2008 preliminary purchase price allocation primarily as a result of our revenues realized for the year ended December 31, 2008. These market driven changes were primarily responsible for the decline in fair value of our reporting units below their carrying value. As a result, we recognized a non-cash impairment charge to reduce our goodwill of $3.6 billion at December 31, 2008.
          Our revenue forecasts for 2009 declined 8%, 7% and 9% for Radio, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of our revenues realized during the first six months of 2009. These market driven changes were primarily responsible for the decline in fair value of our reporting units below their carrying value. As a result, we recognized a non-cash impairment charge to reduce our goodwill of $3.1 billion at June 30, 2009.
          The following table shows the increase to the goodwill impairment that would have occurred using hypothetical percentage reductions in fair value, had the hypothetical reduction in fair value existed at the time of our impairment testing:

	June 30, 2009			December 31, 2008
(In thousands)	Change to impairment			Change to impairment
Reportable segment	5%	10%	15%	5%	10%	15%
Radio Broadcasting	$353,000	$706,000	$1,059,000	$460,007	$920,007	$1,380,007
Americas Outdoor	$164,950	$329,465	$493,915	$166,303	$341,303	$516,303
International Outdoor	$7,207	$18,452	$33,774	$6,761	$14,966	$24,830
          Annual Impairment Test to Goodwill
          We perform our annual impairment test on October 1 of each year. We engaged Mesirow Financial to assist us in the development of the assumptions and our determination of the fair value of our reporting units. The fair value of our reporting units on October 1, 2009 increased from the fair value at June 30, 2009. The increase in fair value of our radio reporting unit was primarily the result of a 50 basis point decline in the WACC as well as a 130 basis point increase in the long-term operating margin. The increase in fair value of our Americas reporting unit was primarily the result of a 150 basis point decline in the WACC. Application of the market approach described above supported lowering the company-specific risk premium used in the discounted cash flow model to fair value the Americas reporting unit. The increase in the aggregate fair value of the reporting units in our International outdoor segment was primarily the result of an improvement in the long-term revenue forecasts. A certain reporting unit in our International outdoor segment recognized a $41.4 million impairment to goodwill related to the fair value adjustments of certain noncontrolling interests recorded in the merger pursuant to ASC 480-10-S99.
          While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Reportable segment	Revenue growth rate	Profit margin	Discount rates
Radio Broadcasting	$770,000	$210,000	$700,000
Americas Outdoor	$480,000	$110,000	$430,000
International Outdoor	$180,000	$150,000	$160,000

          A rollforward of our goodwill balance from July 30, 2008 through December 31, 2009 by reporting unit is as follows:

	Balances as of						Balances as of
(In thousands)	July 30, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	December 31, 2008
United States Radio Markets	$6,691,260	$3,486	$—	$—	$(1,115,033)	$(523)	$5,579,190
United States Outdoor Markets	3,121,645	—	—	—	(2,296,915)	—	824,730
France	122,865	—	—	(14,747)	(23,620)	—	84,498
Switzerland	57,664	—	—	(977)	—	198	56,885
Australia	40,520	—	—	(11,813)	—	(529)	28,178
Belgium	37,982	—	—	(4,549)	(7,505)	—	25,928
Sweden	31,794	—	—	(8,118)	—	—	23,676
Norway	26,434	—	—	(7,626)	—	—	18,808
Ireland	16,224	—	—	(1,939)	—	—	14,285
United Kingdom	32,336	—	—	(10,162)	(22,174)	—	—
Italy	23,649	—	(542)	(2,808)	(20,521)	222	—
China	31,187	—	—	234	(31,421)	—	—
Spain	21,139	—	—	(2,537)	(18,602)	—	—
Turkey	17,896	—	—	—	(17,896)	—	—
Finland	13,641	—	—	(1,637)	(12,004)	—	—
Americas Outdoor – Canada	35,390	—	—	(5,783)	(24,687)	—	4,920
All Others – Americas	86,770	—	—	(23,822)	—	—	62,948
All Others – International Outdoor	54,265	—	—	3,160	(19,692)	(2,448)	35,285
Other	331,290	—	—	—	—	—	331,290

	$10,793,951	$3,486	$(542)	$(93,124)	$(3,610,070)	$(3,080)	$7,090,621

	Balances as of						Balances as of
(In thousands)	December 31, 2008	Acquisitions	Dispositions	Foreign Currency	Impairment	Adjustments	December 31, 2009
United States Radio Markets	$5,579,190	$4,518	$(62,410)	$—	$(2,420,897)	$46,468	$3,146,869
United States Outdoor Markets	824,730	2,250	—	—	(324,892)	69,844	571,932
Switzerland	56,885	—	—	1,276	(7,827)	—	50,334
Ireland	14,285	—	—	223	(12,591)	—	1,917
Baltics	10,629	—	—	—	(10,629)	—	—
Americas Outdoor – Mexico	8,729	—	—	7,440	(10,085)	(442)	5,642
Americas Outdoor – Chile	3,964	—	—	4,417	(8,381)	—	—
Americas Outdoor – Peru	45,284	—	—	—	(37,609)	—	7,675
Americas Outdoor – Brazil	4,971	—	—	4,436	(9,407)	—	—
Americas Outdoor – Canada	4,920	—	—	—	—	(4,920)	—
All Others – International Outdoor	205,744	110	—	15,913	(42,717)	45,042	224,092
Other	331,290	—	(2,276)	—	(211,988)	(482)	116,544

	$7,090,621	$6,878	$(64,686)	$33,705	$(3,097,023)	$155,510	$4,125,005

Restructuring Program
          In 2008 and continuing into 2009, the global economic downturn adversely affected advertising revenues across our businesses. In the fourth quarter of 2008, we initiated an ongoing, company-wide strategic review of our costs and organizational structure to identify opportunities to maximize efficiency and realign expenses with our current and long-term business outlook. As of December 31, 2009, we had incurred a total of $260.3 million of costs in conjunction with this restructuring program. We estimate the benefit of the restructuring program was an approximate $441.3 million aggregate reduction to fixed operating and corporate expenses in 2009 and that the benefit of these initiatives will be fully realized by 2011.
          No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, we may modify or terminate the restructuring program in response to economic conditions or otherwise.
          The following table shows the expenses related to our restructuring program recognized as components of direct operating expenses, selling, general and administrative (“SG&A”) expenses and corporate expenses for the year ended December 31, 2009 and 2008, respectively:

	Post-Merger	Combined
	Year Ended December	Year Ended December
(In thousands)	31, 2009	31, 2008
Direct operating expenses	$89,604	$31,704
SG&A expenses	39,193	57,909
Corporate expenses	35,612	6,288

Total	$164,409	$95,901

Sale of Non-core Radio Stations
          Clear Channel’s sale of non-core radio stations was substantially complete in the first half of 2008. We determined that each radio station market in Clear Channel’s non-core radio station sales represents a disposal group consistent with the provisions of ASC 360-10. Consistent with the provisions of ASC 360-10, Clear Channel classified these assets sales as discontinued operations. Additionally, net income and cash flow from these non-core radio station sales were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for all of 2007.
Sale of the Television Business
          On March 14, 2008, Clear Channel completed the sale of its television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, Clear Channel recorded a gain of $662.9 million as a component of “Income (loss) from discontinued operations, net” in our consolidated statement of operations during 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for all of 2007.
Radio Broadcasting
          Our radio business has been adversely impacted and may continue to be adversely impacted by the recession in the United States. The weak economy in the United States has, among other things, adversely affected our clients’ need for advertising and marketing services thereby reducing demand for, and prices for, our advertising spots. Continued weak demand for these services could materially affect our business, financial condition and results of operations.
          Our revenue is derived from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration. The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically highest priced. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

          Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across each of our stations.
          Management looks at our radio operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staff while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment. We periodically review and refine our selling structures in all markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.
          Management also looks at radio revenue by market size. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of radio advertising revenues in markets where such information is available, as well as our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.
          A portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, we incur discretionary costs in our marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share.
Americas and International Outdoor Advertising
          Our outdoor advertising business has been, and may continue to be, adversely impacted by the difficult economic conditions currently present in the United States and other countries in which we operate. The recession has, among other things, adversely affected our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels, and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our client’s solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.
          Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.
          Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, primarily the Euro area, the United Kingdom and China, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.
          The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

          In our International business, normal market practice is to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the U.S. In addition, competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.
          Our street furniture and transit display contracts, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
THE COMPARISON OF YEAR ENDED DECEMBER 31, 2009 TO YEAR ENDED DECEMBER 31, 2008 IS AS FOLLOWS:

		Period from July 31
	Year ended	through	Period from January	Year ended
	December	December	1 through	December
	31, 2009	31, 2008	July 30, 2008	31, 2008%
(In thousands)	Post-Merger	Post-Merger	Pre-Merger	Combined	Change
Revenue	$5,551,909	$2,736,941	$3,951,742	$6,688,683	(17%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,583,263	1,198,345	1,706,099	2,904,444	(11%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,466,593	806,787	1,022,459	1,829,246	(20%)
Depreciation and amortization	765,474	348,041	348,789	696,830	10%
Corporate expenses (excludes depreciation and amortization)	253,964	102,276	125,669	227,945	11%
Merger expenses	—	68,085	87,684	155,769
Impairment charges	4,118,924	5,268,858	—	5,268,858
Other operating income (expense) – net	(50,837)	13,205	14,827	28,032

Operating income (loss)	(3,687,146)	(5,042,246)	675,869	(4,366,377)
Interest expense	1,500,866	715,768	213,210	928,978
Gain (loss) on marketable securities	(13,371)	(116,552)	34,262	(82,290)
Equity in earnings (loss) of nonconsolidated affiliates	(20,689)	5,804	94,215	100,019
Other income (expense) – net	679,716	131,505	(5,112)	126,393

Income (loss) before income taxes and discontinued operations	(4,542,356)	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense):
Current	76,129	76,729	(27,280)	49,449
Deferred	417,191	619,894	(145,303)	474,591

Income tax benefit (expense)	493,320	696,623	(172,583)	524,040

Income (loss) before discontinued operations	(4,049,036)	(5,040,634)	413,441	(4,627,193)
Income (loss) from discontinued operations, net	—	(1,845)	640,236	638,391

Consolidated net income (loss)	(4,049,036)	(5,042,479)	1,053,677	(3,988,802)
Amount attributable to noncontrolling interest	(14,950)	(481)	17,152	16,671

Net income (loss) attributable to the Company	$(4,034,086)	$(5,041,998)	$1,036,525	$(4,005,473)

Consolidated Results of Operations
Revenue
          Our consolidated revenue decreased $1.14 billion during 2009 compared to 2008. Revenue declined $557.5 million during 2009 compared to 2008 from our radio business associated with decreases in both local and national advertising. Our Americas outdoor revenue also declined approximately $192.1 million attributable to decreases in bulletin, poster and airport revenues associated with cancellations and non-renewals from larger national advertisers. Our International revenue declined approximately $399.2 million primarily as a result of challenging advertising climates in our markets and approximately $118.5 million from movements in foreign exchange.
Direct Operating Expenses
          Our consolidated direct operating expenses decreased approximately $321.2 million during 2009 compared to 2008. Our international outdoor business contributed $217.6 million of the overall decrease primarily from a decrease in site-lease expenses from lower revenue and cost savings from the restructuring program and $85.6 million related to movements in foreign exchange. Our Americas outdoor direct operating expenses decreased $39.4 million driven by decreased site-lease expenses from lower revenue and cost savings from the restructuring program. Our radio broadcasting direct operating expenses decreased approximately $77.5 million primarily related to decreased compensation expense associated with cost savings from the restructuring program.
SG&A Expenses
          Our SG&A expenses decreased approximately $362.7 million during 2009 compared to 2008. SG&A expenses in our radio business decreased approximately $249.1 million primarily from decreases in commission and salary expenses and decreased marketing and promotional expenses. Our international outdoor SG&A expenses decreased approximately $71.3 million primarily attributable to $23.7 million from movements in foreign exchange and an overall decline in compensation and administrative expenses. Our Americas outdoor SG&A expenses decreased approximately $50.7 million primarily related to a decline in commission expense.
Depreciation and Amortization
          Depreciation and amortization expense increased $68.6 million in 2009 compared to 2008 primarily due to $139.9 million associated with the fair value adjustments to the assets acquired in the merger. Partially offsetting the increase was a $43.2 million decrease in depreciation expense associated with the impairment of assets in our International outdoor segment during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange.
Corporate Expenses
          Corporate expenses increased $26.0 million in 2009 compared to 2008 primarily as a result of a $29.3 million increase related to the restructuring program and a $23.5 million accrual related to an unfavorable outcome of litigation concerning a breach of contract regarding internet advertising and our radio stations. The increase was partially offset by $33.3 million primarily related to reductions in the legal accrual as a result of litigation settled in the current year.
Other Operating Income (Expense) — Net
          The $50.8 million expense for 2009 is primarily related to a $42.0 million loss on the sale and exchange of radio stations and a $20.9 million loss on the sale of our taxi advertising business. The losses were partially offset by a $10.1 million gain on the sale of Americas and International outdoor assets.
          The $28.0 million income in 2008 consists of a gain of $3.3 million from the sale of sports broadcasting rights, a $7.0 million gain on the disposition of a representation contract, a $4.0 million gain on the sale of property, plant and equipment, a $1.7 million gain on the sale of international street furniture and $9.6 million from the favorable settlement of a lawsuit.
Interest Expense
          Interest expense increased $571.9 million in 2009 compared to 2008 primarily from an increase in outstanding indebtedness due to the merger. Additionally, we borrowed approximately $1.6 billion under Clear Channel’s $2.0 billion credit facility during the first quarter of 2009 to improve our liquidity position in light of the uncertain economic environment.
Gain (Loss) on Marketable Securities
          The loss on marketable securities of $13.4 million in 2009 relates to the impairment of Independent News & Media PLC (“INM”). The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded an $11.3 million non-cash impairment charge to our investment in

INM. In addition, we recognized a $1.8 million loss on the third quarter sale of our remaining 8.6% interest in Grupo ACIR Communicaciones (“Grupo ACIR”).
          During the fourth quarter of 2008, we recorded a non-cash impairment charge to INM and Sirius XM Radio. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of the merger. After considering the guidance in ASC 320-10-S99, we concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge to our investments in INM and Sirius XM Radio. This loss was partially offset by a net gain of $27.0 million recorded in the second quarter of 2008 on the unwinding of our secured forward exchange contracts and the sale of our American Tower Corporation (“AMT”) shares.
Equity in Earnings (Loss) of Non-consolidated Affiliates
          Equity in loss of nonconsolidated affiliates of $20.7 million in 2009 is primarily related to a $22.9 million impairment of equity investments in our International outdoor segment in addition to a $4.0 million loss on the sale of a portion of our investment in Grupo ACIR. Subsequent to the January 2009 sale of 57% of our remaining 20% interest in Grupo ACIR, we no longer accounted for our investment as an equity method investment and began accounting for it at cost in accordance with ASC 323.
          Included in equity in earnings of nonconsolidated affiliates in 2008 is a $75.6 million gain on the sale of Clear Channel’s 50% interest in Clear Channel Independent, a South African outdoor advertising company.
Other Income (Expense) – Net
          Other income of $679.7 million in 2009 relates to an aggregate gain of $368.6 million on the repurchases of certain of Clear Channel’s senior notes and an aggregate gain of $373.7 million on the repurchases of certain of Clear Channel’s senior toggle notes and senior cash pay notes. The gains on extinguishment of debt were partially offset by a $29.3 million loss related to loan costs associated with the $2.0 billion retirement of certain of Clear Channel’s outstanding senior secured debt. Please refer to the Sources and Uses section within this MD&A for additional discussion of the repurchases and debt retirement.
          Other income of $126.4 million in 2008 relates to an aggregate net gain of $94.7 million on the tender of certain of Clear Channel’s outstanding notes, a $29.3 million foreign exchange gain on translating short-term intercompany notes and an $8.0 million dividend received from a cost investment, partially offset by a $4.7 million impairment of our investment in a radio partnership.
Income Taxes
          Current tax benefits for 2009 increased $26.7 million compared to the full year for 2008 primarily due to our ability to carry back certain net operating losses to prior years. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) was enacted into law. The Act amended Section 172 of the Internal Revenue Code to allow net operating losses realized in a tax year ended after December 31, 2007 and beginning before January 1, 2010 to be carried back for up to five years (such losses were previously limited to a two-year carryback). This change will allow us to carryback fiscal 2009 taxable losses of approximately $361 million, based on our projections of projected taxable losses eligible for carryback, to prior years and receive refunds of previously paid Federal income taxes of approximately $126.4 million. The ultimate amount of such refunds realized from net operating loss carryback is dependent on our actual taxable losses for fiscal 2009, which may vary from our current expectations.
          The effective tax rate for the year ended December 31, 2009 was 10.9% as compared to 10.2% for the year ended December 31, 2008. The effective tax rate for 2009 was impacted by the goodwill impairment charges which are not deductible for tax purposes. In addition, as noted above, due to the law change on November 6, 2009 that allows us to carryback a portion of our 2009 net operating losses back five years and based on our expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period for those net operating losses that cannot be carried back, we believe that the realization of the deferred tax assets associated with the remaining net operating loss carryforwards and other deferred tax assets is more likely than not and therefore no valuation allowance is needed for the majority of our deferred tax assets.
          The 2008 effective tax rate was impacted by the impairment charge that resulted in a $5.3 billion decrease in “Income (loss) before income taxes and discontinued operations” and tax benefits of approximately $648.2 million. Partially offsetting this decrease to the effective rate were tax benefits recorded as a result of the release of valuation allowances on the capital loss carryforwards that were used to offset the taxable gain from the disposition of Clear Channel’s investment in AMT and Grupo ACIR. Additionally, Clear Channel sold its 50% interest in Clear Channel Independent in 2008, which was structured as a tax free disposition. The sale resulted in a gain of $75.6 million with no current tax expense. Further, in 2008 valuation allowances were recorded on certain net operating losses generated during the period that were not able to be carried back to prior years.
          For the year ended December 31, 2009, deferred tax benefits decreased $57.4 million as compared to 2008 primarily due to larger impairment charges recorded in 2008 related to the tax deductible intangibles. This decrease was partially offset by increases in deferred tax expense in 2009 as a result of the deferral of certain discharge of indebtedness income, for income tax purposes, resulting from the reacquisition of business indebtedness, as provided by the American Recovery and Reinvestment Act of 2009 signed into law on February 17, 2009.
Income (Loss) from Discontinued Operations
          Income from discontinued operations of $638.4 million recorded during 2008 primarily relates to a gain of $631.9 million, net of tax, related to the sale of Clear Channel’s television business and the sale of radio stations.
Radio Broadcasting Results of Operations
          Our radio broadcasting operating results were as follows:

	Years Ended December 31,
	2009	2008
(In thousands)	Post-Merger	Combined	% Change
Revenue	$2,736,404	$3,293,874	(17%)
Direct operating expenses	901,799	979,324	(8%)
SG&A expenses	933,505	1,182,607	(21%)
Depreciation and amortization	261,246	152,822	71%

Operating income	$639,854	$979,121	(35%)

          Our radio broadcasting revenue declined approximately $557.5 million in 2009 compared to 2008, driven by decreases in local and national revenues of $388.5 million and $115.1 million, respectively. Local and national revenue were down as a result of an overall weakness in advertising and the economy. The decline in advertising demand led to declines in total minutes sold and yield per minute in 2009 compared to 2008. Our radio revenue experienced declines across markets and advertising categories.
          Direct operating expenses declined approximately $77.5 million in 2009 compared to 2008. Compensation expense declined approximately $55.0 million primarily as a result of cost savings from the restructuring program. We also reclassified $34.2 million of direct operating expenses to amortization expense related to a purchase accounting adjustment to talent contracts. Non-renewals of sports contracts resulted in a decrease of $9.1 million while non-cash compensation decreased $13.5 million as a result of accelerated expense taken in 2008 related to options that vested in the merger. The declines were partially offset by an increase of approximately $9.4 million in programming expenses primarily related to new contract talent payments in our national syndication business and an increase of $34.1 million in expense primarily associated with severance accruals related to the restructuring program. SG&A expenses decreased approximately $249.1 million in 2009 compared to 2008, primarily from a $43.3 million decline in marketing and promotional expenses, a $122.9 million decline in commission and compensation expenses related to the decline in revenue and cost savings from the restructuring program, and an $18.3 million decline in bad debt expense. Non-cash compensation decreased $16.0 million as a result of accelerated expense taken in 2008 on options that vested in the merger.
          Depreciation and amortization increased approximately $108.4 million in 2009 compared to 2008, primarily as a result of additional amortization associated with the purchase accounting adjustments to intangible assets acquired in the merger.

Americas Outdoor Advertising Results of Operations
     Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,
	2009	2008
(In thousands)	Post-Merger	Combined	% Change
Revenue	$1,238,171	$1,430,258	(13%)
Direct operating expenses	608,078	647,526	(6%)
SG&A expenses	202,196	252,889	(20%)
Depreciation and amortization	210,280	207,633	1%

Operating income	$217,617	$322,210	(32%)

          Our Americas revenue decreased approximately $192.1 million in 2009 compared to 2008 primarily driven by declines in bulletin, poster and transit revenues due to cancellations and non-renewals from larger national advertisers resulting from the overall weakness in advertising and the economy. The decline in bulletin, poster and transit revenues was also impacted by a decline in rate compared to 2008.
          Our Americas direct operating expenses decreased $39.4 million in 2009 compared to 2008, primarily from a $25.3 million decrease in site-lease expenses associated with cost savings from the restructuring program and the decline in revenues. This decrease was partially offset by $5.7 million related to the restructuring program. Our SG&A expenses decreased $50.7 million in 2009 compared to 2008, primarily from a $26.0 million decline in compensation expense associated with the decline in revenue and cost savings from the restructuring program and a $16.2 million decline in bad debt expense as a result of accounts collected and an improvement in the agings of our accounts receivable during the current year.
International Outdoor Advertising Results of Operations
     Our international operating results were as follows:

	Years Ended December 31,
	2009	2008
(In thousands)	Post-Merger	Combined	% Change
Revenue	$1,459,853	$1,859,029	(21%)
Direct operating expenses	1,017,005	1,234,610	(18%)
SG&A expenses	282,208	353,481	(20%)
Depreciation and amortization	229,367	264,717	(13%)

Operating income (loss)	$(68,727)	$6,221	(1205%)

          Our International revenue decreased approximately $399.2 million in 2009 compared to 2008, with approximately $118.5 million from movements in foreign exchange. The revenue decline occurred across most countries, with the most significant decline in France of $75.5 million due to weak advertising demand. Other countries with significant declines include the U.K. and Italy, which declined $30.4 million and $28.3 million, respectively, due to weak advertising markets.
          Direct operating expenses decreased $217.6 million in 2009 compared to 2008, in part due to a decrease of $85.6 million from movements in foreign exchange. The remaining decrease in direct operating expenses was primarily attributable to a $146.4 million decline in site lease expenses partially attributable to cost savings from the restructuring program. The decrease in direct operating expenses was partially offset by $12.8 million related to the restructuring program and the decline in revenue. SG&A expenses decreased $71.3 million in 2009 compared to 2008, primarily from $23.7 million related to movements in foreign exchange, $34.3 million related to a decline in compensation expense and a $25.8 million decrease in administrative expenses, both partially attributable to cost savings from the restructuring program and the decline in revenue.
          Depreciation and amortization decreased $35.4 million in 2009 compared to 2008, primarily related to a $43.2 million decrease in depreciation expense associated with the impairment of assets during the fourth quarter of 2008 and a $20.6 million decrease from movements in foreign exchange. The decrease was partially offset by $31.9 million related to additional amortization associated with the purchase accounting adjustments to the acquired intangible assets.

Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
	2009	2008
(In thousands)	Post-Merger	Combined
Radio Broadcasting	$639,854	$979,121
Americas Outdoor Advertising	217,617	322,210
International Outdoor Advertising	(68,727)	6,221
Other	(43,963)	(31,419)
Impairment charges	(4,118,924)	(5,268,858)
Other operating income (expense) — net	(50,837)	28,032
Merger expenses	—	(155,769)
Corporate	(262,166)	(245,915)

Consolidated operating income (loss)	$(3,687,146)	$(4,366,377)

THE COMPARISON OF YEAR ENDED DECEMBER 31, 2008 TO YEAR ENDED DECEMBER 31, 2007 IS AS FOLLOWS:

	Years Ended December 31,
	2008	2007
(In thousands)	Combined	Pre-Merger	% Change
Revenue	$6,688,683	$6,921,202	(3%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,904,444	2,733,004	6%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,829,246	1,761,939	4%
Depreciation and amortization	696,830	566,627	23%
Corporate expenses (excludes depreciation and amortization)	227,945	181,504	26%
Merger expenses	155,769	6,762
Impairment charges	5,268,858	—
Other operating income — net	28,032	14,113

Operating income (loss)	(4,366,377)	1,685,479
Interest expense	928,978	451,870
Gain (loss) on marketable securities	(82,290)	6,742
Equity in earnings of nonconsolidated affiliates	100,019	35,176
Other income — net	126,393	5,326

Income (loss) before income taxes and discontinued operations	(5,151,233)	1,280,853
Income tax benefit (expense):
Current	49,449	(252,910)
Deferred	474,591	(188,238)

Income tax benefit (expense)	524,040	(441,148)

Income (loss) before discontinued operations	(4,627,193)	839,705
Income from discontinued operations, net	638,391	145,833

Consolidated net income (loss)	(3,988,802)	985,538
Amount attributable to noncontrolling interest	16,671	47,031

Net income (loss) attributable to the Company	$(4,005,473)	$938,507

Consolidated Results of Operations
Revenue
          Our consolidated revenue decreased $232.5 million during 2008 compared to 2007. Revenue growth during the first nine months of 2008 was offset by a decline of $254.0 million in the fourth quarter. Revenue declined $264.7 million during 2008 compared to 2007 from our radio business associated with decreases in both local and national advertising. Our Americas outdoor revenue also declined approximately $54.8 million attributable to decreases in poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers. The declines were partially offset by an increase from our international outdoor revenue of approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange.
Direct Operating Expenses
          Our consolidated direct operating expenses increased approximately $171.4 million during 2008 compared to 2007. Our international outdoor business contributed $90.3 million to the increase primarily from an increase in site-lease expenses and $39.5 million related to movements in foreign exchange. Our Americas outdoor business contributed $57.0 million to the increase primarily from new contracts. These increases were partially offset by a decline in direct operating expenses in our radio segment of approximately $3.6 million related to a decline in programming expenses.
SG&A Expenses
          Our SG&A expenses increased approximately $67.3 million during 2008 compared to 2007. Approximately $48.3 million of this increase occurred during the fourth quarter primarily as a result of an increase in severance. Our international outdoor business contributed approximately $41.9 million to the increase primarily from movements in foreign exchange of $11.2 million and an increase in severance in 2008 associated with the restructuring program of approximately $20.1 million. Our Americas outdoor SG&A expenses increased approximately $26.4 million largely from increased bad debt expense of $15.5 million and an increase in severance in 2008 associated with the restructuring program of $4.5 million. SG&A expenses in our radio business decreased approximately $7.5 million primarily from reduced marketing and promotional expenses and a decline in commissions associated with the decline in revenues, partially offset by increase in severance in 2008 associated with the restructuring program of approximately $32.6 million.
Depreciation and Amortization
          Depreciation and amortization expense increased $130.2 million in 2008 compared to 2007 primarily due to $86.0 million in additional depreciation and amortization associated with the preliminary purchase accounting adjustments to the acquired assets, $29.3 million of accelerated depreciation in our Americas and International outdoor segments from billboards that were removed and approximately $11.3 million related to impaired advertising display contracts in our international segment.
Corporate Expenses
          The increase in corporate expenses of $46.4 million in 2008 compared to 2007 primarily relates to a $16.7 million increase in non-cash compensation related to awards that vested at closing of the merger, a $6.3 million management fee to the Sponsors in connection with the management and advisory services provided following the merger, and $6.2 million related to outside professional services.
Merger Expenses
          Merger expenses for 2008 were $155.8 million and include accounting, investment banking, legal and other expenses.
Impairment Charge
          The global economic downturn has adversely affected advertising revenues across our businesses in recent months. As discussed above, we performed an impairment test in the fourth quarter of 2008 and recognized a non-cash impairment charge to our indefinite-lived intangible assets and goodwill of $5.3 billion.

Other Operating Income — Net
          The $28.0 million income for 2008 consists of a gain of $3.3 million from the sale of sports broadcasting rights, a $7.0 million gain on the disposition of a representation contract, a $4.0 million gain on the sale of property, plant and equipment, a $1.7 million gain on the sale of international street furniture and $9.6 million from the favorable settlement of a lawsuit. The $14.1 million income in 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.4 million from the disposition of assets in our radio segment.
Interest Expense
          The increase in interest expense for 2008 over 2007 is the result of the increase in our average debt outstanding after the merger. Our outstanding debt was $19.5 billion and $6.6 billion at December 31, 2008 and 2007, respectively.
Gain (Loss) on Marketable Securities
          During the fourth quarter of 2008, we recorded a non-cash impairment charge to certain available-for-sale securities. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of the merger. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge. This loss was partially offset by a net gain of $27.0 million recorded in the second quarter of 2008 on the unwinding of our secured forward exchange contracts and the sale of our AMT shares.
          The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of the shares of AMT held by Clear Channel and the related forward exchange contracts.
Equity in Earnings of Non-consolidated Affiliates
          Equity in earnings of nonconsolidated affiliates increased $64.8 million in 2008 compared to 2007 primarily from a $75.6 million gain recognized in the first quarter 2008 on the sale of Clear Channel’s 50% interest in Clear Channel Independent, a South African outdoor advertising company. We also recognized a gain of $9.2 million on the disposition of 20% of Grupo ACIR. These gains were partially offset by a $9.0 million impairment charge to one of our international outdoor equity method investments and declines in equity in income from our investments in certain international radio broadcasting companies as well as the loss of equity in earnings from the disposition of Clear Channel Independent.
Other Income – Net
          Other income of $126.4 million in 2008 relates to an aggregate gain of $124.5 million on the fourth quarter 2008 tender of certain of Clear Channel’s outstanding notes, a $29.3 million foreign exchange gain on translating short-term intercompany notes, an $8.0 million dividend received, partially offset by a $29.8 million loss on the third quarter 2008 tender of certain of Clear Channel’s outstanding notes and a $4.7 million impairment of our investment in a radio partnership and $0.9 million of various other items.
          Other income of $5.3 million in 2007 primarily relates to a foreign exchange gain on translating short-term intercompany notes.
Income Taxes
          Current tax expense for 2008 decreased $302.4 million compared to 2007 primarily due to a decrease in “income (loss) before income taxes and discontinued operations” of $1.2 billion which excludes the non-tax deductible impairment charge of $5.3 billion recorded in 2008. In addition, current tax benefits of approximately $74.6 million were recorded during 2008 related to the termination of Clear Channel’s cross currency swap. Also, we recognized additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008. These current tax benefits were partially offset by additional current tax expense recorded in 2008 related to currently non deductible transaction costs as a result of the merger.
          The effective tax rate for the year ended December 31, 2008 decreased to 10.2% as compared to 34.4% for the year ended December 31, 2007, primarily due to the impairment charge that resulted in a $5.3 billion decrease in “income (loss) before income taxes and discontinued operations” and tax benefits of approximately $648.2 million.

Partially offsetting this decrease to the effective rate were tax benefits recorded as a result of the release of valuation allowances on the capital loss carryforwards that were used to offset the taxable gain from the disposition of Clear Channel’s investment in AMT and Grupo ACIR. Additionally, Clear Channel sold its 50% interest in Clear Channel Independent in 2008, which was structured as a tax free disposition. The sale resulted in a gain of $75.6 million with no current tax expense. Further, in 2008 valuation allowances were recorded on certain net operating losses generated during the period that were not able to be carried back to prior years. Due to the lack of earnings history as a merged company and limitations on net operating loss carryback claims allowed, the Company cannot rely on future earnings and carryback claims as a means to realize deferred tax assets which may arise as a result of future period net operating losses. Pursuant to the provision of ASC 740-10, deferred tax valuation allowances would be required on those deferred tax assets.
          For the year ended December 31, 2008, deferred tax expense decreased $662.8 million as compared to 2007 primarily due to the impairment charge recorded in 2008 related to the tax deductible intangibles. This decrease was partially offset by increases in deferred tax expense in 2008 related to recording of valuation allowances on certain net operating losses as well as the termination of the cross currency swap and the additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008 mentioned above.
Income (Loss) from Discontinued Operations
          Income from discontinued operations of $638.4 million recorded during 2008 primarily relates to a gain of $631.9 million, net of tax, related to the sale of Clear Channel’s television business and the sale of radio stations.
Radio Broadcasting Results of Operations
          Our radio broadcasting operating results were as follows:

	Years Ended December 31,
	2008	2007
(In thousands)	Combined	Pre-Merger	% Change
Revenue	$3,293,874	$3,558,534	(7%)
Direct operating expenses	979,324	982,966	(0%)
SG&A expenses	1,182,607	1,190,083	(1%)
Depreciation and amortization	152,822	107,466	42%

Operating income	$979,121	$1,278,019	(23%)

          Our radio broadcasting revenue declined approximately $264.7 million during 2008 compared to 2007, with approximately 43% of the decline occurring during the fourth quarter. Our local revenues were down $205.6 million in 2008 compared to 2007. National revenues declined as well. Both local and national revenues were down as a result of overall weakness in advertising. Our radio revenue experienced declines across advertising categories including automotive, retail and entertainment advertising categories. For the year ended December 31, 2008, our total minutes sold and average minute rate declined compared to 2007.
          Direct operating expenses declined approximately $3.6 million. Decreases in programming expenses of approximately $21.2 million from our radio markets were partially offset by an increase in programming expenses of approximately $16.3 million in our national syndication business. The increase in programming expenses in our national syndication business was mostly related to contract talent payments. SG&A expenses decreased approximately $7.5 million primarily from reduced marketing and promotional expenses and a decline in commission expenses associated with the revenue decline. Partially offsetting the decline in SG&A expenses was an increase in severance in 2008 associated with the restructuring program of approximately $32.6 million and an increase in bad debt expense of approximately $17.3 million.
          Depreciation and amortization increased approximately $45.4 million mostly as a result of additional amortization associated with the preliminary purchase accounting adjustments to the acquired intangible assets.

Americas Outdoor Advertising Results of Operations
          Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,
	2008	2007
(In thousands)	Combined	Pre-Merger	% Change
Revenue	$1,430,258	$1,485,058	(4%)
Direct operating expenses	647,526	590,563	10%
SG&A expenses	252,889	226,448	12%
Depreciation and amortization	207,633	189,853	9%

Operating income	$322,210	$478,194	(33%)

          Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.
          Our Americas direct operating expenses increased $57.0 million primarily from higher site-lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $2.4 million in severance. Our SG&A expenses increased $26.4 million largely from increased bad debt expense of $15.5 million and an increase of $4.5 million in severance in 2008 associated with our restructuring program.
          Depreciation and amortization increased approximately $17.8 million mostly as a result of $6.6 million related to additional depreciation and amortization associated with preliminary purchase accounting adjustments to the acquired assets and $11.3 million of accelerated depreciation from billboards that were removed.
International Outdoor Advertising Results of Operations
          Our international operating results were as follows:

	Years Ended December 31,
	2008	2007
(In thousands)	Combined	Pre-Merger	% Change
Revenue	$1,859,029	$1,796,778	3%
Direct operating expenses	1,234,610	1,144,282	8%
SG&A expenses	353,481	311,546	13%
Depreciation and amortization	264,717	209,630	26%

Operating income	$6,221	$131,320	(95%)

          Revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The remaining revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.
          During the fourth quarter of 2008, revenue declined approximately $88.6 million compared to the fourth quarter of 2007, of which approximately $51.8 million was attributable to movements in foreign exchange and the remainder primarily the result of a decline in advertising demand.
          Direct operating expenses increased $90.3 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in direct operating expenses was driven by an increase in site-lease expenses. SG&A expenses increased $41.9 million in 2008 over 2007 with approximately $11.2 million related to movements in foreign exchange and $20.1 million related to severance in 2008 associated with the restructuring program.

          Depreciation and amortization expenses increased $55.1 million with $18.8 million related to additional depreciation and amortization associated with the preliminary purchase accounting adjustments to the acquired assets, approximately $18.0 million related to an increase in accelerated depreciation from billboards to be removed, approximately $11.3 million related to impaired advertising display contracts and $4.9 million related to an increase from movements in foreign exchange.
Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
	2008	2007
(In thousands)	Combined	Pre-Merger
Radio Broadcasting	$979,121	$1,278,019
Americas Outdoor Advertising	322,210	478,194
International Outdoor Advertising	6,221	131,320
Other	(31,419)	(11,659)
Impairment charges	(5,268,858)	—
Other operating income — net	28,032	14,113
Merger expenses	(155,769)	(6,762)
Corporate	(245,915)	(197,746)

Consolidated operating income (loss)	$(4,366,377)	$1,685,479

Share-Based Payments
          As of December 31, 2009, there was $83.9 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over three years. In addition, as of December 31, 2009, there was $80.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.
          Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon the closing of the merger. As a result, holders of stock options, other than certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, received cash or, if elected, an amount of Company stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share while holders of restricted stock awards received, with respect to each share of restricted stock, $36.00 per share in cash or, if elected, a share of Company stock. Approximately $39.2 million of share-based compensation was recognized in the 2008 pre-merger period as a result of the accelerated vesting of stock options and restricted stock awards and is included in the table below.
          The following table details compensation costs related to share-based payments for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
(In millions)	Post-Merger	Combined	Pre-Merger
Radio Broadcasting
Direct operating expenses	$3.8	$17.2	$10.0
SG&A expenses	4.5	20.6	12.2
Americas Outdoor Advertising
Direct operating expenses	$5.7	$6.3	$5.7
SG&A expenses	2.2	2.1	2.2
International Outdoor Advertising
Direct operating expenses	$1.9	$1.7	$1.2
SG&A expenses	0.6	0.4	0.5

Corporate and other expenses	$21.1	$30.3	$12.2

Total	$39.8	$78.6	$44.0

Liquidity and Capital Resources
Cash Flows

		Period from	Period from
	Year ended	July 31 through	January 1 to		Year ended
	December 31,	December 31,	July 30,		December 31,
	2009	2008	2008	2008	2007
(In thousands)	Post-Merger	Post-Merger	Pre-Merger	Combined	Pre-Merger
Cash provided by (used in):
Operating activities	$181,175	$246,026	$1,035,258	$1,281,284	$1,576,428
Investing activities	$(141,749)	$(17,711,703)	$(416,251)	$(18,127,954)	$(482,677)
Financing activities	$1,604,722	$17,554,739	$(1,646,941)	$15,907,798	$(1,431,014)
Discontinued operations	$—	$2,429	$1,031,141	$1,033,570	$366,411
Operating Activities
          2009
          The decline in cash flow from operations in 2009 compared to 2008 was primarily driven by a 17% decline in consolidated revenues associated with the weak economy and challenging advertising markets and a 62% increase in interest expense to service our debt obligations. Other factors contributing to our operating cash flow include a consolidated net loss of $4.0 billion adjusted for non-cash impairment charges of $4.1 billion related to goodwill and intangible assets, depreciation and amortization of $765.5 million and $229.5 million related to the amortization of debt issuance costs and accretion of fair value adjustments related to existing Clear Channel notes in the purchase accounting for the merger. In addition, we recorded a $713.0 million gain on the extinguishment of debt discussed further in the Debt Repurchases, Tender Offers, Maturities and Other section within this MD&A and deferred taxes of $417.2 million. We also recorded a $20.7 million loss in equity of nonconsolidated affiliates primarily due to a $22.9 million non-cash impairment of equity investments in our International segment.
          2008
          Cash provided by operating activities for 2008 primarily reflects a net loss before discontinued operations of $4.6 billion adjusted for non-cash impairment charges of $5.3 billion related to goodwill and intangible assets, depreciation and amortization of $696.8 million and $106.4 million related to the amortization of debt issuance costs and accretion of fair value adjustments made to existing Clear Channel notes in the purchase accounting for the merger. In addition, we recorded a deferred tax benefit of $474.6 million that was partially offset by share-based compensation of $78.6 million. In addition, Clear Channel recorded $100.0 million in equity in earnings primarily related to a $75.6 million gain in equity in earnings of nonconsolidated affiliates related to the sale of its 50% interest in Clear Channel Independent, a South African outdoor company, based on the fair value of the equity securities received. Clear Channel also recorded a net gain of $27.0 million on the termination of its secured forward sales contracts and sale of its AMT shares.
          2007
          Net cash flow from operating activities during 2007 primarily reflected income before discontinued operations of $839.7 million plus depreciation and amortization of $566.6 million and deferred taxes of $188.2 million.
Investing Activities
          2009
          In 2009, we spent $41.9 million for non-revenue producing capital expenditures in our Radio segment. We spent $84.4 million in our Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $91.5 million in our International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. We received proceeds of $41.6 million primarily related to the sale of our remaining investment in Grupo ACIR. In addition, we received proceeds of $48.8 million primarily related to the disposition of radio stations and corporate assets.
          2008
          Cash used in investing activities during 2008 principally reflects cash used in the acquisition of Clear Channel of $17.5 billion. In 2008, Clear Channel spent $61.5 million for non-revenue producing capital expenditures in its Radio segment. Clear Channel spent $175.8 million in its Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $182.5 million in its

International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. Clear Channel spent $177.1 million primarily for the purchase of outdoor display faces and additional equity interest in international outdoor companies, representation contracts and two FCC licenses. In addition, Clear Channel received proceeds of $38.6 million primarily from the sale of radio stations, $41.5 million related to the sale of Americas and International assets and $9.6 million related to a litigation settlement.
          2007
          Net cash used in investing activities during 2007 principally reflects the purchase of property, plant and equipment of $363.3 million. Clear Channel spent $79.7 million for non-revenue producing capital expenditures in its Radio segment. Clear Channel spent $142.8 million in its Americas segment for the purchase of property, plant and equipment mostly related to the construction of new billboards and $132.9 million in its International segment for the purchase of property, plant and equipment related to new billboard and street furniture contracts and renewals of existing contracts. During 2007, Clear Channel acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million. In addition, Clear Channel’s national representation business acquired representation contracts for $53.0 million.
Financing Activities
          2009
          Cash provided by financing activities during 2009 primarily reflects a draw of remaining availability of $1.6 billion under Clear Channel’s $2.0 billion revolving credit facility and $2.5 billion of proceeds from issuance of subsidiary senior notes, offset by the $2.0 billion paydown of Clear Channel’s senior secured credit facilities. We also redeemed the remaining principal amount of Clear Channel’s 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose as discussed in the Debt Repurchases, Tender Offers, Maturities and Other section within this MD&A. Our wholly-owned subsidiaries, CC Finco and CC Finco II, LLC, together repurchased certain of Clear Channel’s outstanding senior notes for $343.5 million as discussed in the Debt Repurchases, Tender Offers, Maturities and Other section within this MD&A. In addition, during 2009, our Americas Outdoor segment purchased the remaining 15% interest in our fully consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International Outdoor segment acquired an additional 5% interest in our fully consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.
          2008
          Cash used in financing activities during 2008 primarily reflects $15.4 billion in debt proceeds used to finance the acquisition of Clear Channel and an equity contribution of $2.1 billion to finance the merger. Also included in financing activities is $1.9 billion related to the redemption of Clear Channel’s 4.625% senior notes due 2008 and 6.625% senior notes due 2008 at their maturity, the redemption of and cash tender offer for AMFM Operating Inc.’s 8% senior notes due 2008, and the cash tender offer and consent solicitation for Clear Channel’s 7.65% senior notes due 2010. In addition, $93.4 million relates to dividends paid.
          2007
          Net cash used in financing activities for the year ended December 31, 2007 principally reflects $372.4 million in dividend payments and a net reduction in debt of approximately $1.1 billion. Cash used in financing was partially offset by the proceeds from the exercise of stock options of $80.0 million.
Discontinued Operations
          During 2008, we completed the sale of Clear Channel’s television business to Newport Television, LLC for $1.0 billion and completed the sales of certain radio stations for $110.5 million. The cash received from these sales was recorded as a component of cash flows from discontinued operations during 2008.
          The proceeds from the sale of 160 stations in 2007 are classified as cash flows from discontinued operations in 2007.

Anticipated Cash Requirements
          Our primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic downturn has resulted in a decline in advertising and marketing services among our customers, resulting in a decline in advertising revenues across our businesses. This reduction in advertising revenues has had an adverse effect on our revenue, profit margins, cash flow and liquidity. A continuation of the global economic downturn may continue to adversely impact our revenue, profit margins, cash flow and liquidity.
          Our ability to fund our working capital needs, debt service and other obligations, and to comply with the financial covenant under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Consequently, there can be no assurance that such financing, if permitted under the terms of Clear Channel’s financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet Clear Channel’s obligations.
          Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand (including amounts drawn or available under Clear Channel’s senior secured credit facilities) as well as cash flow from operations will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.
          We expect to be in compliance with the covenants contained in Clear Channel’s material financing agreements, including the subsidiary senior notes, in 2010, including the maximum consolidated senior secured net debt to adjusted EBITDA limitation contained in our senior secured credit facilities. However, our anticipated results are subject to significant uncertainty and our ability to comply with this limitation may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in Clear Channel’s financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under Clear Channel’s senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If we are unable to repay Clear Channel’s obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of Clear Channel’s material financing agreements, including the subsidiary senior notes, could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities is $100 million dollars.
          Our and Clear Channel’s current corporate ratings are “CCC+” and “Caa2” by Standard & Poor’s Ratings Services and Moody’s Investors Service, respectively, which are speculative grade ratings. These ratings have been downgraded and then upgraded at various times during the two years ended December 31, 2009. These adjustments had no impact on Clear Channel’s borrowing costs under the credit agreements.

Sources of Capital
     As of December 31, 2009 and 2008, we had the following indebtedness outstanding:

	Post-Merger	Post-Merger
	December 31,	December 31,
(In millions)	2009	2008
Senior Secured Credit Facilities:
Term Loan A Facility	$1,127.7	$1,331.5
Term Loan B Facility	9,061.9	10,700.0
Term Loan C — Asset Sale Facility	695.9	695.9
Delayed Draw Term Loan Facilities	874.4	532.5
Receivables Based Facility	355.7	445.6
Revolving Credit Facility (1)	1,812.5	220.0
Secured Subsidiary Debt	5.2	6.6

Total Secured Debt	13,933.3	13,932.1

Senior Cash Pay Notes	796.3	980.0
Senior Toggle Notes	915.2	1,330.0
Clear Channel Senior Notes (2)	2,479.5	3,192.3
Subsidiary Senior Notes	2,500.0	—
Clear Channel Subsidiary Debt	77.7	69.3

Total Debt	20,702.0	19,503.7
Less: Cash and cash equivalents	1,884.0	239.8

	$18,818.0	$19,263.9

(1)	In February 2009, Clear Channel borrowed the approximately $1.6 billion of remaining availability under this facility.

(2)	Includes $788.1 million and $1.1 billion at December 31, 2009 and 2008, respectively, in unamortized fair value purchase accounting discounts related to the merger with Clear Channel.
     We and our subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and may in the future, as part of various financing and investment strategies we may elect to pursue, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or outstanding equity securities of Clear Channel Outdoor Holdings, Inc., in tender offers, open market purchases, privately negotiated transactions or otherwise. We may also sell certain assets or properties and use the proceeds to reduce our indebtedness or the indebtedness of our subsidiaries. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in our debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
Senior Secured Credit Facilities
     Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
     The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:
•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA (as calculated in accordance with the senior secured credit facilities) decreases below 7 to 1; and

•	with respect to loans under the term loan B facility, term loan C — asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1.
     Clear Channel is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is 0.50% per annum, subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 4 to 1. Clear Channel is required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially is 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.
     The senior secured credit facilities include two delayed draw term loan facilities. The first is a $589.8 million facility which may be drawn to purchase or redeem Clear Channel’s outstanding 7.65% senior notes due 2010, of which $451.0 million was drawn as of December 31, 2009, and a $423.4 million facility which was drawn to redeem Clear Channel’s outstanding 4.25% senior notes in May 2009.
     The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:
•	50% (which percentage will be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% (which percentage will be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets other than specified assets subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the senior secured credit facilities.
     The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C — asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C — asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C — asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.
     We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
     We are required to repay the loans under our term loan facilities, after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of subsidiary senior notes discussed elsewhere in this MD&A, as follows:
•	the term loan A facility will amortize in quarterly installments commencing on the third interest payment date after the fourth anniversary of the closing date of the merger, in annual amounts equal to 4.7% of the original funded principal amount of such facility in year four, 10% thereafter, with the balance being payable on the final maturity date (July 2014) of such term loans; and

•	the term loan B facility and the delayed draw facilities will be payable in full on the final maturity date (January 2016) of such term loans; and

•	the term loan C facility will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date (January 2016) of such term loans.
     We are required to repay all borrowings under the receivables based facility and the revolving credit facility at their final maturity in July 2014.
     The senior secured credit facilities are guaranteed by each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

     All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by:
•	a first-priority lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•	certain assets that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.
     The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.
     The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1). This financial covenant becomes more restrictive over time beginning in the second quarter of 2013. Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables based credit facility and certain other secured subsidiary debt. Secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA was 7.4:1 at December 31, 2009. Clear Channel’s consolidated adjusted EBITDA of $1.6 billion is calculated as the trailing twelve months operating income before depreciation, amortization, impairment charge, other operating income (expense) — net, all as shown on the consolidated statement of operations plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $20.9 million for cash received from nonconsolidated affiliates; (iii) an increase of $24.6 million for non-cash items; (iv) an increase of $164.4 million related to expenses incurred associated with our cost savings program; and (v) an increase of $38.8 million for various other items.
     In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:
•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.
     The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.
Receivables Based Credit Facility
     The receivables based credit facility of $783.5 million provides revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the closing date plus $250 million, subject to a borrowing base. The borrowing base at any time equals 85% of our and certain of our subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.
     Borrowings, excluding the initial borrowing, under the receivables based credit facility are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if at any time excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.
     Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
     The margin percentage applicable to the receivables based credit facility which is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1.
     Clear Channel is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is 0.375% per annum, subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 6 to 1.
     If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.
     We may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
     The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.
     The receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.
     Senior Cash Pay Notes and Senior Toggle Notes
     We have outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $915.2 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.
     The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.
     On January 15, 2009, Clear Channel made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest under the senior toggle notes for the semi-annual interest period commencing February 1, 2009. For subsequent interest periods, Clear Channel must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, Clear Channel is deemed to have made the PIK Interest election for future interest periods unless and until Clear Channel elects otherwise.
     A contractual payment to bondholders will be required on August 1, 2013. The amount included in “Interest payments on long-term debt” in the Contractual Obligations table of this MD&A assumes that Clear Channel continues to make the PIK election.

Subsidiary Senior Notes
     In December 2009 Clear Channel Worldwide Holdings, Inc. (“CCWH”), an indirect, wholly-owned subsidiary of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (collectively, the “Notes”). The Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”), a wholly-owned subsidiary of CCOH, and certain other existing and future domestic subsidiaries of CCOH (collectively, the “Guarantors”).
     The Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the Guarantors.
     The indentures governing the Notes require us to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, Inc., for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.
     In addition, interest on the Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its Subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, Inc. and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the Notes.
     The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:
•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than CCOH).
     The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.
     The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:
•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries;

•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and

•	purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.
     The Series B Notes indenture restricts CCOH’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness, CCOH’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly in order for CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales, its debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, CCOH has certain exceptions that allow it to incur additional indebtedness and pay dividends, such as a $500.0 million exception for the payment of dividends. CCOH was in compliance with these covenants as of December 31, 2009.
     A portion of the proceeds of the Notes were used to (i) pay the fees and expenses of the Notes offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) apply $2.0 billion of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under Clear Channel’s senior secured credit facilities. In accordance with the senior secured credit facilities, the $2.0 billion cash proceeds were applied ratably to the Term Loan A, Term Loan B, and both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal.
     The balance of the proceeds is available to CCOI for general corporate purposes. In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH. In turn, CCOH could declare a dividend to its shareholders of which Clear Channel would receive its proportionate share. Payment of such dividends would not be prohibited by the terms of the Notes or any of the loan agreements or credit facilities of CCOI or CCOH.
Dispositions and Other
     During 2009, we sold six radio stations for approximately $12.0 million and recorded a loss of $12.8 million in “Other operating income (expense) — net.” In addition, we exchanged radio stations in our radio markets for assets located in a different market and recognized a loss of $28.0 million in “Other operating income (expense) — net.”
     During 2009, we sold international assets for $11.3 million resulting in a gain of $4.4 million in “Other operating income (expense) — net.” In addition, we sold assets for $6.8 million in our Americas outdoor segment and recorded a gain of $4.9 million in “Other operating income (expense) — net.” We sold our taxi advertising business and recorded a loss of $20.9 million in our Americas outdoor segment included in “Other operating income (expense) —net.” We also received proceeds of $18.3 million from the sale of corporate assets during 2009 and recorded a loss of $0.7 million in “Other operating income (expense) — net.”
     In addition, we sold our remaining interest in Grupo ACIR for approximately $40.5 million and recorded a loss of approximately $5.8 million during 2009.
     During 2008, Clear Channel received proceeds of $110.5 million related to the sale of radio stations recorded as investing cash flows from discontinued operations and recorded a gain of $28.8 million as a component of “Income from discontinued operations, net” during 2008. Clear Channel received proceeds of $1.0 billion related to the sale of its television business recorded as investing cash flows from discontinued operations and recorded a gain of $662.9 million as a component of “Income from discontinued operations, net”.
     In addition, Clear Channel sold its 50% interest in Clear Channel Independent during 2008 and recognized a gain of $75.6 million in “Equity in earnings (loss) of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period.
     Clear Channel sold a portion of its investment in Grupo ACIR for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in “Equity in earnings (loss) of nonconsolidated affiliates.”

Uses of Capital
Debt Repurchases, Tender Offers, Maturities and Other
     During 2009 and 2008, our indirect wholly-owned subsidiaries, CC Finco, LLC, and CC Finco II, LLC, repurchased certain of Clear Channel’s outstanding senior notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below. Notes repurchased and held by CC Finco, LLC and CC Finco II, LLC, are eliminated in consolidation.

	Year Ended December 31,
	2009	2008
(In thousands)	Post-Merger	Post-Merger
CC Finco, LLC
Principal amount of debt repurchased	$801,302	$102,241
Purchase accounting adjustments (1)	(146,314)	(24,367)
Deferred loan costs and other	(1,468)	—
Gain recorded in “Other income (expense) — net” (2)	(368,591)	(53,449)

Cash paid for repurchases of long-term debt	$284,929	$24,425

CC Finco II, LLC
Principal amount of debt repurchased (3)	$433,125	$—
Deferred loan costs and other	(813)	—
Gain recorded in “Other income (expense) — net” (2)	(373,775)	—

Cash paid for repurchases of long-term debt	$58,537	$—

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.

(2)	CC Finco, LLC, and CC Finco II, LLC, repurchased certain of Clear Channel’s legacy notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.

(3)	CC Finco II, LLC immediately cancelled these notes subsequent to the purchase.
     On January 15, 2008, Clear Channel redeemed its 4.625% senior notes at their maturity for $500.0 million with proceeds from its bank credit facility. On June 15, 2008, Clear Channel redeemed its 6.625% senior notes at their maturity for $125.0 million with available cash on hand.
     Clear Channel terminated its cross currency swaps on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand.
     On August 7, 2008, Clear Channel announced that it commenced a cash tender offer and consent solicitation for the outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million. Clear Channel recorded a $21.8 million loss in “Other income (expense) — net” during the pre-merger period as a result of the tender.
     Clear Channel repurchased $639.2 million aggregate principal amount of the AMFM Operating Inc. 8% senior notes pursuant to a tender offer and consent solicitation in connection with the merger. The remaining 8% senior notes were redeemed at maturity on November 1, 2008. The aggregate loss on the extinguishment of debt recorded in 2008 as a result of the tender offer for the AMFM Operating Inc. 8% notes was $8.0 million.
     On November 24, 2008, Clear Channel announced that it commenced another cash tender offer to purchase its outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million. The aggregate gain on the extinguishment of debt recorded during the post-merger period as a result of the tender offer for the 7.65% senior notes due 2010 was $74.7 million.
     During the second quarter of 2009, we redeemed the remaining principal amount of Clear Channel’s 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose.

Dividends
     We have never paid cash dividends on our Class A common stock, and we currently do not intend to pay cash dividends on our Class A common stock in the future. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.
     Prior to the merger, Clear Channel declared a $93.4 million dividend on December 3, 2007 payable to shareholders of record on December 31, 2007 and paid on January 15, 2008.
Capital Expenditures
     Capital expenditures were $223.8 million in the year ended December 31, 2009. Capital expenditures on a combined basis for the year ended December 31, 2008 were $430.5 million.

	Year Ended December 31, 2009
		Americas	International
		Outdoor	Outdoor	Corporate
(In millions)	Radio	Advertising	Advertising	and Other	Total
Non-revenue producing	$41.9	$23.3	$23.8	$6.0	$95.0
Revenue producing	—	61.1	67.7	—	128.8

	$41.9	$84.4	$91.5	$6.0	$223.8

Acquisitions
     During 2009, our Americas outdoor segment paid $5.0 million primarily for the acquisition of land and buildings.
     We acquired FCC licenses in our radio segment for $11.7 million in cash during 2008. We acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. Our national representation business acquired representation contracts for $68.9 million in cash during 2008.
Purchases of Additional Equity Interests
     During 2009, our Americas outdoor segment purchased the remaining 15% interest in our consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and our International outdoor segment acquired an additional 5% interest in our consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.
Certain Relationships with the Sponsors
     We are party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These arrangements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year plus expenses. During the year ended December 31, 2009, we recognized management fees of $15.0 million. For the post-merger period of 2008, we recognized Sponsors’ management fees of $6.3 million.
     In addition, we reimbursed the Sponsors for additional expenses in the amount of $5.5 million for the year ended December 31, 2009.
     In connection with the merger, we paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was allocated between merger expenses, deferred loan costs or included in the overall purchase price of the merger.
Commitments, Contingencies and Guarantees
     We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of these claims. Future results of operations could be materially affected by changes in these assumptions.

     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.
     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.
     The scheduled maturities of our senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2009 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2010	2011-2012	2013-2014	Thereafter
Long-term Debt
Senior Secured Debt	$13,928,111	$—	$26,095	$3,315,026	$10,586,990
Senior Cash Pay and Senior Toggle Notes (1)	1,711,450	—	—	—	1,711,450
Clear Channel Senior Notes	3,267,549	356,156	1,082,829	853,564	975,000
Subsidiary Senior Notes	2,500,000	—	—	—	2,500,000
Other Long-term Debt	82,882	47,077	31,769	4,036	—
Interest payments on long-term debt (2)	7,270,202	1,152,658	2,033,704	2,334,780	1,749,060

Non-Cancelable Operating Leases	2,649,573	367,524	588,254	468,144	1,225,651
Non-Cancelable Contracts	2,294,611	541,683	748,929	423,184	580,815
Employment/Talent Contracts	458,903	168,505	179,442	55,689	55,267
Capital Expenditures	136,262	67,372	45,638	19,837	3,415
Other long-term obligations (3)	152,499	1,224	13,077	3,448	134,750

Total (4)	$34,452,042	$2,702,199	$4,749,737	$7,477,708	$19,522,398

(1)	On January 15, 2009, Clear Channel made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest with respect to 100% of the senior toggle notes for the semi-annual interest period commencing February 1, 2009. For subsequent interest periods, Clear Channel must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, Clear Channel is deemed to have made the PIK Interest election for future interest periods unless and until Clear Channel elects otherwise. Therefore, the interest payments on the senior toggle notes assume that the PIK Interest election remains the default election over the term of the notes. Assuming the PIK Interest election remains in effect over the term of the Notes, we are contractually obligated to make a payment of $486.1 million on August 1, 2013 which is included in “Interest payments on long-term debt” in the table above.

(2)	Interest payments on the senior secured credit facilities, other than the revolving credit facility, assume the obligations are repaid in accordance with the amortization schedule included in the credit agreement and the interest rate is held constant over the remaining term based on the weighted average interest rate at December 31, 2009 on the senior secured credit facilities.

Interest payments related to the revolving credit facility assume the balance and interest rate as of December 31,

2009 is held constant over the remaining term.

Interest payments on $6.0 billion of the Term Loan B facility are effectively fixed at interest rates between 2.6% and 4.4%, plus applicable margins, per annum, as a result of an aggregate $6.0 billion notional amount of interest rate swap agreements. $3.5 billion notional amount of interest rate swap agreements mature in October of 2010 with the remaining $2.5 billion maturing in September 2013. Interest expense assumes the rate is fixed through maturity of the swaps, at which point the rate reverts back to the floating rate in effect at December 31, 2009.

(3)	Other long-term obligations consist of $51.3 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years. Also included are $36.1 million of contract payments in our syndicated radio and media representation businesses and $65.1 million of various other long-term obligations.

(4)	Excluded from the table is $672.1 million related to various obligations with no specific contractual commitment or maturity, $308.3 million of which relates to unrecognized tax benefits and accrued interest and penalties recorded pursuant to ASC 740-10 and $237.2 million of which relates to the fair value of our interest rate swap agreements.
Market Risk
Interest Rate Risk
     After the merger a significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. At December 31, 2009 we had interest rate swap agreements with a $6.0 billion notional amount that effectively fixes interest at rates between 2.6% and 4.4%, plus applicable margins, per annum. The fair value of these agreements at December 31, 2009 was a liability of $237.2 million. At December 31, 2009, approximately 36% of our aggregate principal amount of long-term debt, including taking into consideration debt on which we have entered into pay-fixed rate receive floating rate swap agreements, bears interest at floating rates.
     Assuming the current level of borrowings and interest rate swap contracts and assuming a 30% change in LIBOR, it is estimated that our interest expense for the year ended December 31, 2009 would have changed by approximately $5.6 million.
     In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
Foreign Currency Exchange Rate Risk
     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported a net loss of approximately $285.8 million for the year ended December 31, 2009. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net loss for the year ended December 31, 2009 by approximately $28.6 million.
     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2009 would change our equity in loss of nonconsolidated affiliates by $2.1 million and would change our net loss by approximately $1.3 million for the year ended December 31, 2009.
     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

New Accounting Pronouncements
     In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification. The update is to ASC Topic 810, Consolidation. The ASU clarifies that the decrease-in-ownership provisions of ASC 810-10 and related guidance apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary or group of assets that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture). In addition, the ASU expands the information an entity is required to disclose upon deconsolidation of a subsidiary. This standard is effective for fiscal years ending on or after December 15, 2009 with retrospective application required for the first period in which the entity adopted Statement of Financial Accounting Standards No. 160. We adopted the amendment upon issuance with no material impact to our financial position or results of operations.
     In December 2009, the FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The update is to ASC Topic 810, Consolidation. This standard amends ASC 810-10-25 by requiring consolidation of certain special purpose entities that were previously exempted from consolidation. The revised criteria will define a controlling financial interest for requiring consolidation as: the power to direct the activities that most significantly affect the entity’s performance, and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This standard is effective for fiscal years beginning after November 15, 2009. We adopted the amendment on January 1, 2010 with no material impact to our financial position or results of operations.
     In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value. The update is to ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities. The purpose of this update is to reduce ambiguity in financial reporting when measuring the fair value of liabilities. The guidance provided in this update is effective for the first reporting period beginning after the date of issuance. We adopted the amendment on October 1, 2009 with no material impact to our financial position or results of operations.
     Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, codified in ASC 105-10, was issued in June 2009. ASC 105-10 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. ASC 105-10 establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this statement, the FASB will issue new standards in the form of ASUs. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASC 105-10 on July 1, 2009.
     Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”), which is not yet codified, was issued in June 2009. Statement No. 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Statement No. 167 amends Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, codified in ASC 810-10-25, to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which enterprise has a controlling financial interest in a variable interest entity. Statement No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. These requirements will provide more relevant and timely information to users of financial statements. Statement No. 167 amends ASC 810-10-25 to require additional disclosures about an enterprise’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. We adopted Statement No. 167 on January 1, 2010 with no material impact to our financial position or results of operations.

     Statement of Financial Accounting Standards No. 165, Subsequent Events, codified in ASC 855-10, was issued in May 2009. The provisions of ASC 855-10 are effective for interim and annual periods ending after June 15, 2009 and are intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. In accordance with the provisions of ASC 855-10, we currently evaluate subsequent events through the date the financial statements are issued.
     FASB Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, codified in ASC 260-10-45, was issued in June 2008. ASC 260-10-45 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of ASC 260-10-45. We retrospectively adopted the provisions of ASC 260-10-45 on January 1, 2009. The impact of adopting ASC 260-10-45 decreased previously reported basic earnings per share by $.01 for the pre-merger year ended December 31, 2007.
     Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, codified in ASC 810-10-45, was issued in December 2007. ASC 810-10-45 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under this guidance, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. The provisions of ASC 810-10-45 are effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Guidance is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We adopted the provisions of ASC 810-10-45 on January 1, 2009, which resulted in a reclassification of approximately $426.2 million of noncontrolling interests to shareholders’ equity.
     Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, codified in ASC 815-10-50, was issued in March 2008. ASC 815-10-50 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. We adopted the provisions of ASC 815-10-50 on January 1, 2009. Please refer to Note H in Item 8 of Part II of this Annual Report on Form 10-K for disclosure required by ASC 815-10-50.
     FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, codified in ASC 820-10, was issued in February 2008. ASC 820-10 delays the effective date of FASB Statement No. 157, Fair Value Measurements, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. We adopted the provisions of ASC 820-10 on January 1, 2009 with no material impact to our financial position or results of operations.
     FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, codified in ASC 820-10, was issued in April 2009. ASC 820-10-35 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-10 also includes guidance on identifying circumstances that indicate a transaction is not orderly. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. We adopted the provisions of ASC 820-10 on April 1, 2009 with no material impact to our financial position or results of operations.

     FASB Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, codified in ASC 320-10-35, was issued in April 2009. It amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. ASC 320-10-35 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. We adopted the provisions of ASC 320-10-35 on April 1, 2009 with no material impact to our financial position or results of operations.
     FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, codified in ASC 825-10-50, was issued in April 2009. ASC 825-10-50 amends prior authoritative guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The provisions of ASC 825-10-50 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We adopted the disclosure requirements of ASC 825-10-50 on April 1, 2009.
Inflation
     Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Critical Accounting Estimates
     The preparation of our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Allowance for Doubtful Accounts
     We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2009, would have changed by approximately $7.2 million and our net loss for the same period would have changed by approximately $4.4 million.
Long-Lived Assets
     Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     Using the impairment review described above, we recorded aggregate impairment charges of approximately $87.6 million for the year ended December 31, 2009. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.
     If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.
Indefinite-lived Assets
     Indefinite-lived assets are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.
     In accordance with ASC 350-30, we performed an interim impairment test as of December 31, 2008 and again as of June 30, 2009. The estimated fair value of our FCC licenses and permits was below their carrying values at the date of each interim impairment test. As a result, we recognized non-cash impairment charges of $1.7 billion and $935.6 million at December 31, 2008 and June 30, 2009, respectively, related to our indefinite-lived FCC licenses and permits. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.
     If our future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value. In accordance with ASC 350-20, we performed an interim impairment test on goodwill as of December 31, 2008 and again as of June 30, 2009.
     The estimated fair value of our reporting units was below their carrying values at the date of each interim impairment test, which required us to compare the implied fair value of each reporting unit’s goodwill with its carrying value. As a result, we recognized non-cash impairment charges of $3.6 billion and $3.1 billion at December 31, 2008 and June 30, 2009, respectively, to reduce our goodwill. For additional information, please refer to the Impairment Charges section included in the beginning of this MD&A.
     If our future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Tax Accruals
     The IRS and other taxing authorities routinely examine our tax returns we file as part of the consolidated tax returns filed by us. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
     Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.
     We have considered these potential changes in accordance with ASC 740-10, which requires us to record reserves for estimates of probable settlements of Federal and state tax audits.
Litigation Accruals
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. During 2009, we recorded a $23.5 million accrual related to an unfavorable outcome of litigation concerning a breach of contract regarding internet advertising and our radio stations.
Insurance Accruals
     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims.
     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2009.
     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2009, would have affected our net loss by approximately $2.8 million for the year ended December 31, 2009.
Asset Retirement Obligations
     ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. When the liability is recorded, the cost is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.
     Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2009 would increase approximately $0.2 million. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would decrease approximately $0.1 million.

Shared based Payments
     Under the fair value recognition provisions of ASC 718-10, stock based compensation cost is measured at the grant date based on the value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market, performance and service conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk
Required information is within Item 7.

ITEM 8. Financial Statements and Supplementary Data
MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS
The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.
It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.
The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.
The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Mark P. Mays
President and Chief Executive Officer

/s/ Thomas W. Casey
Chief Financial Officer

/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CC Media Holdings, Inc.
We have audited the accompanying consolidated balance sheets of CC Media Holdings, Inc. (Holdings) as of December 31, 2009 and 2008, the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows of Holdings for the year ended December 31, 2009 and for the period from July 31, 2008 through December 31, 2008, the related consolidated statement of operations, shareholders’ equity, and cash flows of Clear Channel Communications, Inc. (Clear Channel) for the period from January 1, 2008 through July 30, 2008 and for the year ended December 31, 2007. Our audits also include the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of Holdings’ management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holdings at December 31, 2009 and 2008, the consolidated results of Holdings’ operations and cash flows for the year ended December 31, 2009 and for the period from July 31, 2008 through December 31, 2008, the consolidated results of Clear Channel’s operations and cash flows for the period from January 1, 2008 through July 30, 2008 and the year ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Holdings’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2010 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
San Antonio, Texas
March 16, 2010

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,883,994	$239,846
Accounts receivable, net of allowance of $71,650 in 2009 and $97,364 in 2008	1,301,700	1,431,304
Income taxes receivable	136,207	46,615
Prepaid expenses	81,669	133,217
Other current assets	255,275	215,573

Total Current Assets	3,658,845	2,066,555

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	633,222	614,811
Structures	2,514,602	2,355,776
Towers, transmitters and studio equipment	381,046	353,108
Furniture and other equipment	234,101	242,287
Construction in progress	88,391	128,739

	3,851,362	3,694,721
Less accumulated depreciation	518,969	146,562

	3,332,393	3,548,159

INTANGIBLE ASSETS
Definite-lived intangibles, net	2,599,244	2,881,720
Indefinite-lived intangibles — licenses	2,429,839	3,019,803
Indefinite-lived intangibles — permits	1,132,218	1,529,068
Goodwill	4,125,005	7,090,621

OTHER ASSETS
Notes receivable	1,465	11,633
Investments in, and advances to, nonconsolidated affiliates	345,349	384,137
Other assets	378,058	560,260
Other investments	44,685	33,507

Total Assets	$18,047,101	$21,125,463

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$132,193	$155,240
Accrued expenses	726,311	793,366
Accrued interest	137,236	181,264
Current portion of long-term debt	398,779	562,923
Deferred income	149,617	153,153

Total Current Liabilities	1,544,136	1,845,946

Long-term debt	20,303,126	18,940,697
Deferred income taxes	2,220,023	2,679,312
Other long-term liabilities	824,554	575,739

Commitments and contingent liabilities (Note J)

SHAREHOLDERS’ DEFICIT
Noncontrolling interest	455,648	426,220
Class A Common Stock, par value $.001 per share, authorized 400,000,000 shares, issued 23,428,807 and 23,605,923 shares in 2009 and 2008, respectively	23	23
Class B Common Stock, par value $.001 per share, authorized 150,000,000 shares, issued 555,556 shares in 2009 and 2008	1	1
Class C Common Stock, par value $.001 per share, authorized 100,000,000 shares, issued 58,967,502 shares in 2009 and 2008	58	58
Additional paid-in capital	2,109,110	2,100,995
Retained deficit	(9,076,084)	(5,041,998)
Accumulated other comprehensive loss	(333,309)	(401,529)
Cost of shares (147,783 in 2009 and 81 in 2008) held in treasury	(185)	(1)

Total Shareholders’ Deficit	(6,844,738)	(2,916,231)

Total Liabilities and Shareholders’ Deficit	$18,047,101	$21,125,463

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

		Period from	Period from
	Year Ended	July 31 through	January 1	Year Ended
	December 31,	December 31,	through July 30,	December 31,
	2009	2008	2008	2007
(In thousands, except per share data)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Revenue	$5,551,909	$2,736,941	$3,951,742	$6,921,202
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,583,263	1,198,345	1,706,099	2,733,004
Selling, general and administrative expenses (excludes depreciation and amortization)	1,466,593	806,787	1,022,459	1,761,939
Depreciation and amortization	765,474	348,041	348,789	566,627
Corporate expenses (excludes depreciation and amortization)	253,964	102,276	125,669	181,504
Merger expenses	—	68,085	87,684	6,762
Impairment charges	4,118,924	5,268,858	—	—
Other operating income (loss) — net	(50,837)	13,205	14,827	14,113

Operating income (loss)	(3,687,146)	(5,042,246)	675,869	1,685,479
Interest expense	1,500,866	715,768	213,210	451,870
Gain (loss) on marketable securities	(13,371)	(116,552)	34,262	6,742
Equity in earnings (loss) of nonconsolidated affiliates	(20,689)	5,804	94,215	35,176
Other income (expense) — net	679,716	131,505	(5,112)	5,326

Income (loss) before income taxes and discontinued operations	(4,542,356)	(5,737,257)	586,024	1,280,853
Income tax benefit (expense):
Current	76,129	76,729	(27,280)	(252,910)
Deferred	417,191	619,894	(145,303)	(188,238)

Income tax benefit (expense)	493,320	696,623	(172,583)	(441,148)

Income (loss) before discontinued operations	(4,049,036)	(5,040,634)	413,441	839,705
Income (loss) from discontinued operations, net	—	(1,845)	640,236	145,833

Consolidated net income (loss)	(4,049,036)	(5,042,479)	1,053,677	985,538
Amount attributable to noncontrolling interest	(14,950)	(481)	17,152	47,031

Net income (loss) attributable to the Company	$(4,034,086)	$(5,041,998)	$1,036,525	$938,507

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	151,422	(382,760)	46,679	105,574
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	1,678	(95,669)	(52,460)	(8,412)
Unrealized holding loss on cash flow derivatives	(74,100)	(75,079)	—	(1,688)
Reclassification adjustment for realized (gain) loss on securities and derivatives included in net income	10,008	102,766	(29,791)	—

Comprehensive income (loss)	(3,945,078)	(5,492,740)	1,000,953	1,033,981
Amount attributable to noncontrolling interest	20,788	(49,212)	19,210	30,369

Comprehensive income (loss) attributable to the Company	$(3,965,866)	$(5,443,528)	$981,743	$1,003,612

Net income (loss) per common share:
Income (loss) attributable to the Company before discontinued operations — basic	$(49.71)	$(62.04)	$.80	$1.59
Discontinued operations — basic	—	(.02)	1.29	.30

Net income (loss) attributable to the Company — basic	$(49.71)	$(62.06)	$2.09	$1.89

Weighted average common shares — basic	81,296	81,242	495,044	494,347
Income (loss) attributable to the Company before discontinued operations — diluted	$(49.71)	$(62.04)	$.80	$1.59
Discontinued operations — diluted	—	(.02)	1.29	.29

Net income (loss) attributable to the Company — diluted	$(49.71)	$(62.06)	$2.09	$1.88

Weighted average common shares — diluted	81,296	81,242	496,519	495,784
Dividends declared per share	$—	$—	$—	$.75
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ EQUITY (DEFICIT)

			Common
			Shares	Noncontrolling
(In thousands, except share data)			Issued	Interest
Pre-merger Balances at December 31, 2006			493,982,851	$363,966
Cumulative effect of FIN 48 adoption
Net income				47,031
Dividends declared
Subsidiary common stock issued for a business acquisition				5,084
Exercise of stock options and other			4,092,566	10,780
Amortization and adjustment of deferred compensation				9,370
Other				(2,049)
Comprehensive income:
Currency translation adjustment				30,369
Unrealized (loss) on cash flow derivatives
Unrealized (loss) on investments

Pre-merger Balances at December 31, 2007			498,075,417	464,551
Net income				17,152
Exercise of stock options and other			82,645
Amortization and adjustment of deferred compensation				10,767
Other				(39,813)
Comprehensive income:
Currency translation adjustment				22,367
Unrealized (loss) on investments				(3,125)
Reclassification adjustments for realized gain included in net income				(32)

Pre-merger Balances at July 30, 2008			498,158,062	471,867

Elimination of pre-merger equity			(498,158,062)	(471,867)

	Class C	Class B	Class A
	Shares	Shares	Shares
Post-merger Balances at July 31, 2008	58,967,502	555,556	21,718,569	471,867
Net (loss)				(481)
Issuance of restricted stock awards and other			1,887,354
Amortization and adjustment of deferred compensation				4,182
Other				(136)
Comprehensive income:
Currency translation adjustment				(50,010)
Unrealized (loss) on cash flow derivatives
Unrealized (loss) on investments				(6,856)
Reclassification adjustment for realized loss included in net income				7,654

Post-merger Balances at December 31, 2008	58,967,502	555,556	23,605,923	426,220
Net (loss)				(14,950)
Issuance (forfeiture) of restricted stock awards and other			(177,116)
Amortization and adjustment of deferred compensation				12,104
Other				11,486
Comprehensive income:
Currency translation adjustment				21,201
Unrealized (loss) on cash flow derivatives
Reclassification adjustments for realized loss included in net income				727
Unrealized gain (loss) on investments				(1,140)

Post-merger Balances at December 31, 2009	58,967,502	555,556	23,428,807	$455,648

Controlling Interest
	Additional
	Paid-		Accumulated Other
Common	in	Retained	Comprehensive
Stock	Capital	(Deficit)	Income	Treasury Stock	Total
$49,399	$26,745,687	$(19,054,365)	$290,401	$(3,355)	$8,391,733
		(152)			(152)
		938,507			985,538
		(373,133)			(373,133)
					5,084
409	74,827			(1,596)	84,420
	37,565				46,935
			1		(2,048)

			75,205		105,574
			(1,688)		(1,688)
			(8,412)		(8,412)

49,808	26,858,079	(18,489,143)	355,507	(4,951)	9,233,851
		1,036,525			1,053,677
30	4,963			(2,024)	2,969
	57,855				68,622
			33,383		(6,430)

			24,312		46,679
			(49,335)		(52,460)
			(29,759)		(29,791)

49,838	26,920,897	(17,452,618)	334,108	(6,975)	10,317,117

(49,838)	(26,920,897)	17,452,618	(334,108)	6,975	(10,317,117)

81	2,089,266	—	—	—	2,561,214
		(5,041,998)			(5,042,479)
1				(1)	—
	11,729				15,911
			1		(135)

			(332,750)		(382,760)
			(75,079)		(75,079)
			(88,813)		(95,669)
			95,112		102,766

82	2,100,995	(5,041,998)	(401,529)	(1)	(2,916,231)
		(4,034,086)			(4,049,036)
	4			(184)	(180)
	27,682				39,786
	(19,571)				(8,085)

			130,221		151,422
			(74,100)		(74,100)
			9,281		10,008
			2,818		1,678

$82	$2,109,110	$(9,076,084)	$(333,309)	$(185)	$(6,844,738)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from	Period from
	Year Ended	July 31 through	January 1	Year Ended
	December 31,	December 31,	through July 30,	December 31,
	2009	2008	2008	2007
(In thousands)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Consolidated net income (loss)	$(4,049,036)	$(5,042,479)	$1,053,677	$985,538
Less: Income (loss) from discontinued operations, net	—	(1,845)	640,236	145,833

Net income (loss) from continuing operations	(4,049,036)	(5,040,634)	413,441	839,705

Reconciling Items:
Depreciation	423,835	197,702	290,454	461,598
Amortization of intangibles	341,639	150,339	58,335	105,029
Impairment charges	4,118,924	5,268,858	—	—
Deferred taxes	(417,191)	(619,894)	145,303	188,238
Provision for doubtful accounts	52,498	54,603	23,216	38,615
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	229,464	102,859	3,530	7,739
Share-based compensation	39,786	15,911	62,723	44,051
(Gain) loss on sale of operating and fixed assets	50,837	(13,205)	(14,827)	(14,113)
Loss on forward exchange contract	—	—	2,496	3,953
(Gain) loss on securities	13,371	116,552	(36,758)	(10,696)
Equity in loss (earnings) of nonconsolidated affiliates	20,689	(5,804)	(94,215)	(35,176)
(Gain) loss on extinguishment of debt	(713,034)	(116,677)	13,484	—
(Gain) loss on other investments and assets	9,595	—	—	—
Increase (decrease) in other, net	36,571	12,089	9,133	(91)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	99,225	158,142	24,529	(111,152)
Decrease (increase) in prepaid expenses	9,105	6,538	(21,459)	5,098
Decrease (increase) in other current assets	(21,604)	156,869	(29,329)	694
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(27,934)	(130,172)	190,834	27,027
Increase (decrease) in accrued interest	33,047	98,909	(16,572)	(13,429)
Increase (decrease) in deferred income	2,168	(54,938)	51,200	26,013
Increase (decrease) in accrued income taxes	(70,780)	(112,021)	(40,260)	13,325

Net cash provided by operating activities	181,175	246,026	1,035,258	1,576,428
See Notes to Consolidated Financial Statements

		Period from	Period from
	Year Ended	July 31 through	January 1	Year Ended
	December 31,	December 31,	through July 30,	December 31,
	2009	2008	2008	2007
	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	823	741	336	(6,069)
Decrease (increase) in investments in, and advances to nonconsolidated affiliates – net	(3,811)	3,909	25,098	20,868
Cross currency settlement of interest	—	—	(198,615)	(1,214)
Purchases of investments	(3,372)	(26)	(98)	(726)
Proceeds from sale of other investments	41,627	—	173,467	2,409
Purchases of property, plant and equipment	(223,792)	(190,253)	(240,202)	(363,309)
Proceeds from disposal of assets	48,818	16,955	72,806	26,177
Acquisition of operating assets	(8,300)	(23,228)	(153,836)	(122,110)
Decrease (increase) in other — net	6,258	(47,342)	(95,207)	(38,703)
Cash used to purchase equity	—	(17,472,459)	—	—

Net cash used in investing activities	(141,749)	(17,711,703)	(416,251)	(482,677)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	1,708,625	180,000	692,614	886,910
Payments on credit facilities	(202,241)	(128,551)	(872,901)	(1,705,014)
Proceeds from long-term debt	500,000	557,520	5,476	22,483
Proceeds from issuance of subsidiary senior notes	2,500,000	—	—	—
Payments on long-term debt	(472,419)	(554,664)	(1,282,348)	(343,041)
Payments on senior secured credit facilities	(2,000,000)	—	—	—
Repurchases of long-term debt	(343,466)	(24,425)	—	—
Deferred financing charges	(60,330)	—	—	—
Debt proceeds used to finance the merger	—	15,382,076	—	—
Equity contribution used to finance the merger	—	2,142,830	—	—
Payments on forward exchange contract	—	—	(110,410)	—
Proceeds from exercise of stock options and other	—	—	17,776	80,017
Dividends paid	—	—	(93,367)	(372,369)
Payments for purchase of noncontrolling interest	(25,263)	—	—	—
Payments for purchase of common shares	(184)	(47)	(3,781)	—

Net cash provided by (used in) financing activities	1,604,722	17,554,739	(1,646,941)	(1,431,014)

CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:

Net cash provided by (used in) operating activities	—	2,429	(67,751)	33,832
Net cash provided by investing activities	—	—	1,098,892	332,579
Net cash provided by financing activities	—	—	—	—

Net cash provided by discontinued operations	—	2,429	1,031,141	366,411

Net increase in cash and cash equivalents	1,644,148	91,491	3,207	29,148

Cash and cash equivalents at beginning of period	239,846	148,355	145,148	116,000

Cash and cash equivalents at end of period	$1,883,994	$239,846	$148,355	$145,148

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$1,240,322	$527,083	$231,163	$462,181
Income taxes	—	37,029	138,187	299,415
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
CC Media Holdings, Inc. (the “Company”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel Communications, Inc., a Texas company (“Clear Channel”). The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).
As a result of the merger, each issued and outstanding share of Clear Channel, other than shares held by certain principals of the Company that were rolled over and exchanged for Class A common stock of the Company, was either exchanged for (i) $36.00 in cash consideration or (ii) one share of Class A common stock of the Company.
The purchase price was approximately $23 billion including $94 million in capitalized transaction costs. The merger was funded primarily through a $3 billion equity contribution, including the rollover of Clear Channel shares, and $20.8 billion in debt financing, including the assumption of $5.1 billion aggregate principal amount of Clear Channel debt.
The Company accounted for its acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. The Company allocated a portion of the consideration paid to the assets and liabilities acquired at their respective fair values with the remaining portion recorded at the continuing shareholders’ basis. Excess consideration after this allocation was recorded as goodwill. The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.
The merger is discussed more fully in Note B.
Liquidity
The Company’s primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with the Company’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The global economic downturn has resulted in a decline in advertising and marketing services among the Company’s customers, resulting in a decline in advertising revenues across the Company’s businesses. This reduction in advertising revenues has had an adverse effect on the Company’s revenue, profit margins, cash flow and liquidity. The continuation of the global economic downturn may continue to adversely impact the Company’s revenue, profit margins, cash flow and liquidity.
The Company commenced a restructuring program in the fourth quarter of 2008 targeting a reduction of fixed costs. The Company recognized approximately $164.4 million and $95.9 million of costs related to its restructuring program during the year ended December 31, 2009 and 2008, respectively.
On February 6, 2009 Clear Channel borrowed the approximately $1.6 billon of remaining availability under its $2.0 billion revolving credit facility. In December of 2009, Clear Channel applied $2.0 billion of the cash proceeds it received from Clear Channel Outdoor, Inc. from the issuance and sale of the Clear Channel Worldwide Holdings Senior Notes to repay an equal amount of indebtedness under its senior secured credit facilities, thereby strengthening the Company’s capital structure meaningfully in the short and long term.

Based on the Company’s current and anticipated levels of operations and conditions in its markets, it believes that cash on hand (including amounts drawn or available under Clear Channel’s senior secured credit facilities) as well as cash flow from operations will enable the Company to meet its working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.
The Company expects to be in compliance with the covenants contained in Clear Channel’s material financing agreements, including the subsidiary senior notes, in 2010, including the maximum consolidated senior secured net debt to adjusted EBITDA limitation contained in Clear Channel’s senior secured credit facilities. However, the Company’s anticipated results are subject to significant uncertainty and the Company’s ability to comply with this limitation may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in the financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under the senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If the Company is unable to repay Clear Channel’s obligations under any senior secured credit facilities or the receivables based credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of Clear Channel’s material financing agreements, including the subsidiary senior notes, could cause a default under other obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities is $100 million dollars.
The Company’s and Clear Channel’s current corporate ratings are “CCC+” and “Caa2” by Standard & Poor’s Ratings Services and Moody’s Investors Service, respectively, which are speculative grade ratings. These ratings have been downgraded and then upgraded at various times during the two years ended December 31, 2009. The adjustments had no impact on Clear Channel’s borrowing costs under the credit agreements.
Format of Presentation
The accompanying consolidated statements of operations, statements of cash flows and shareholders’ equity are presented for two periods: post-merger and pre-merger. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:
•	The year ended December 31, 2009 and the period from July 31 through December 31, 2008 reflect the post-merger period of the Company, including the merger of a wholly-owned subsidiary of the Company with and into Clear Channel. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries.

•	The periods from January 1 through July 30, 2008 and the year ended December 31, 2007 reflect the pre-merger period of Clear Channel. Prior to its acquisition of Clear Channel, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for using the equity method of accounting.
The Company holds nontransferable, noncompliant station combinations pursuant to certain FCC rules or, in a few cases, pursuant to temporary waivers. These noncompliant station combinations were placed in a trust in order to bring the merger into compliance with the FCC’s media ownership rules. The Company will have to divest of certain stations in these noncompliant station combinations. The trust will be terminated, with respect to each noncompliant station combination, if at any time the stations may be owned by the Company under the then-current FCC media ownership rules. The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust. The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.
In the second quarter of 2009, the Company recorded an $8.7 million impairment to street furniture tangible assets in its International segment. Additionally, during the fourth quarter of 2009, the Company recorded a $12.3 million impairment primarily related to street furniture tangible assets in its International segment and an $11.3 million impairment of corporate assets.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are recorded at cost.
The Company impaired definite-lived intangible assets related to certain street furniture and billboard contract intangible assets in its Americas outdoor and International outdoor segments by $38.8 million as of June 30, 2009. During the fourth quarter of 2009, the Company recorded a $16.5 million impairment related to billboard contract intangible assets in its International segment.
The Company’s indefinite-lived intangibles include broadcast FCC licenses in its radio broadcasting segment and billboard permits in its Americas outdoor advertising segment. The excess cost over fair value of net assets acquired is classified as goodwill. The Company’s indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99. The key assumptions used in the direct valuation method include market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company engages Mesirow Financial Consulting LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.
The Company performed an interim impairment test as of December 31, 2008 and June 30, 2009, which resulted in non-cash impairment charges of $1.7 billion and $935.6 million, respectively, on its indefinite-lived FCC licenses and permits. See Note D for further discussion.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.
Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company engages Mesirow Financial to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.
The Company performed an interim impairment test as of December 31, 2008 and June 30, 2009, and recognized non-cash impairment charges of $3.6 billion and $3.1 billion, respectively, to reduce its goodwill. See Note D for further discussion.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
The Company periodically assesses the value of its available-for-sale securities. Based on these assessments, the Company concluded that an other-than-temporary impairment existed at December 31, 2008 and September 30, 2009, and recorded non-cash impairment charges of $116.6 million and $11.3 million, respectively, on the statement of operations in “Gain (loss) on marketable securities”. The Company assessed the value of these available-for-sale securities through December 31, 2009 and concluded that no other-than-temporary impairment existed.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2009 and 2008.

Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of advertising spots or display space for merchandise or services. These transactions are generally recorded at the fair market value of the advertising spots or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were:

		Period from July	Period from
	Year ended	31 through	January 1	Year ended
	December 31,	December 31,	through July 30,	December 31,
	2009	2008	2008	2007
(In millions)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Barter and trade revenues	$71.9	$33.7	$40.2	$70.7
Barter and trade expenses	86.7	35.0	38.9	70.4
Barter and trade expenses for 2009 include $14.9 million of trade receivables written off as it was determined they no longer had value to the Company.
Share-Based Payments
Under the fair value recognition provisions of ASC 718-10, stock based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market, performance and service conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
The provisions of ASC 815-10 require the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations were:

		Period from July	Period from
	Year ended	31 through	January 1	Year ended
	December 31,	December 31,	through July 30,	December 31,
	2009	2008	2008	2007
(In millions)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Advertising expenses	$67.3	$51.8	$56.1	$138.5
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
New Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification. The update is to ASC Topic 810, Consolidation. The ASU clarifies that the decrease-in-ownership provisions of ASC 810-10 and related guidance apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary or group of assets that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture). In addition, the ASU expands the information an entity is required to disclose upon deconsolidation of a subsidiary. This standard is effective for fiscal years ending on or after December 15, 2009 with retrospective application required for the first period in which the entity adopted Statement of Financial Accounting Standards No. 160. The Company adopted the amendment upon issuance with no material impact to its financial position or results of operations.

In December 2009, the FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. The update is to ASC Topic 810, Consolidation. This standard amends ASC 810-10-25 by requiring consolidation of certain special purpose entities that were previously exempted from consolidation. The revised criteria will define a controlling financial interest for requiring consolidation as: the power to direct the activities that most significantly affect the entity’s performance, and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This standard is effective for fiscal years beginning after November 15, 2009. The Company adopted the amendment on January 1, 2010 with no material impact to its financial position or results of operations.
In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value. The update is to ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities. The purpose of this update is to reduce ambiguity in financial reporting when measuring the fair value of liabilities. The guidance provided in this update is effective for the first reporting period beginning after the date of issuance. The Company adopted the amendment on October 1, 2009 with no material impact to its financial position or results of operations.
Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, codified in ASC 105-10, was issued in June 2009. ASC 105-10 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. ASC 105-10 establishes the ASC as the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Following this statement, the FASB will issue new standards in the form of ASUs. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted the provisions of ASC 105-10 on July 1, 2009.
Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46(R) (“Statement No. 167”), which is not yet codified, was issued in June 2009. Statement No. 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Statement No. 167 amends Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, codified in ASC 810-10-25, to replace the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which enterprise has a controlling financial interest in a variable interest entity. Statement No. 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity. These requirements will provide more relevant and timely information to users of financial statements. Statement No. 167 amends ASC 810-10-25 to require additional disclosures about an enterprise’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company adopted Statement No. 167 on January 1, 2010 with no material impact to its financial position or results of operations.
Statement of Financial Accounting Standards No. 165, Subsequent Events, codified in ASC 855-10, was issued in May 2009. The provisions of ASC 855-10 are effective for interim and annual periods ending after June 15, 2009 and are intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855-10 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. In accordance with the provisions of ASC 855-10, the Company currently evaluates subsequent events through the date the financial statements are issued.

FASB Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, codified in ASC 260-10-45, was issued in June 2008. ASC 260-10-45 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of ASC 260-10-45. The Company retrospectively adopted the provisions of ASC 260-10-45 on January 1, 2009. The impact of adopting ASC 260-10-45 decreased previously reported basic earnings per share by $.01 for the pre-merger year ended December 31, 2007.
Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, codified in ASC 810-10-45, was issued in December 2007. ASC 810-10-45 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under this guidance, noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. The provisions of ASC 810-10-45 are effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Guidance is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company adopted the provisions of ASC 810-10-45 on January 1, 2009, which resulted in a reclassification of approximately $426.2 million of noncontrolling interests to shareholders’ equity. Adoption of this standard requires retrospective application in the financial statements of earlier periods on January 1, 2009. In connection with the offering of $500.0 million aggregate principal amount of Series A Senior Notes and $2.0 billion aggregate principal amount of Series B Senior Notes by the Company’s subsidiary, the Company filed a Form 8-K filed on December 11, 2009 to retrospectively recast the historical financial statements and certain disclosures included in its Annual Report on Form 10-K for the year ended December 31, 2008 for the adoption of ASC 810-10-45.
Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, codified in ASC 815-10-50, was issued in March 2008. ASC 815-10-50 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. The Company adopted the provisions of ASC 815-10-50 on January 1, 2009. Please refer to Note H for disclosure required by ASC 815-10-50.
FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, codified in ASC 820-10, was issued in February 2008. ASC 820-10 delays the effective date of FASB Statement No. 157, Fair Value Measurements, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Company adopted the provisions of ASC 820-10 on January 1, 2009 with no material impact to its financial position or results of operations.
FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, codified in ASC 820-10-35, was issued in April 2009. ASC 820-10 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. ASC 820-10 also includes guidance on identifying circumstances that indicate a transaction is not orderly. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. The Company adopted the provisions of ASC 820-10 on April 1, 2009 with no material impact to its financial position or results of operations.

FASB Staff Position No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, codified in ASC 320-10-35, was issued in April 2009. It amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. ASC 320-10-35 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009 is not permitted. The Company adopted the provisions of ASC 320-10-35 on April 1, 2009 with no material impact to its financial position or results of operations.
FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, codified in ASC 825-10-50, was issued in April 2009. ASC 825-10-50 amends prior authoritative guidance to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The provisions of ASC 825-10-50 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the disclosure requirements of ASC 825-10-50 on April 1, 2009.
NOTE B — BUSINESS ACQUISITIONS
2009 Purchases of Additional Equity Interests
During 2009, the Company’s Americas outdoor segment purchased the remaining 15% interest in its consolidated subsidiary, Paneles Napsa S.A., for $13.0 million and the Company’s International outdoor segment acquired an additional 5% interest in its consolidated subsidiary, Clear Channel Jolly Pubblicita SPA, for $12.1 million.
2008 Acquisitions
The Company completed its acquisition of Clear Channel on July 30, 2008. The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. The Company allocated a portion of the consideration paid to the assets and liabilities acquired at their respective fair values with the remaining portion recorded at the continuing shareholders’ basis. Excess consideration after this allocation was recorded as goodwill. The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.
Following is a summary of the purchase price allocations:

	Preliminary	2008	2009	Final
(In thousands)	Allocation	Adjustments	Adjustments	Allocation
Consideration paid	$18,082,938			$18,082,938
Debt assumed	5,136,929			5,136,929
Historical carryover basis	(825,647)			(825,647)

	$22,394,220			$22,394,220

Total current assets	2,311,777	5,041	1,234	2,318,052
PP&E — net	3,745,422	125,357	(2,664)	3,868,115
Intangible assets — net	20,634,499	(764,472)	51,293	19,921,320
Long-term assets	1,079,704	44,787	—	1,124,491
Current liabilities	(1,219,033)	(13,204)	26,555	(1,205,682)
Long-term liabilities	(4,158,149)	602,491	(43,036)	(3,598,694)

	22,394,220	—	33,382	22,427,602
Other comprehensive income	—	—	(33,382)	(33,382)

	$22,394,220	$—	$—	$22,394,220

2008 Adjustments
The adjustments to PP&E – net primarily relate to fair value appraisals received for land and buildings. The adjustments to intangible assets – net primarily relate to an aggregate $3.6 billion adjustment to lower the estimated fair value of the Company’s FCC licenses and permits based on appraised values, partially offset by a $1.5 billion fair value adjustment to recognize advertiser relationships and trade names in the Company’s radio segment based on appraised values, a $240.6 million fair value adjustment to advertising contracts in the Company’s Americas and International outdoor segments based on appraised values and an increase of $1.0 billion to goodwill. The adjustment to long-term liabilities primarily relates to the deferred tax effects of the fair value adjustments.
The purchase price allocation adjustments related to the Company’s FCC licenses, permits and goodwill were recorded prior to the Company’s interim impairment test.
2009 Adjustments
During the first seven months of 2009, the Company decreased the initial fair value estimate of its permits, contracts, site leases and other assets and liabilities primarily in its Americas outdoor segment by $116.1 million based on additional information received, which resulted in an increase to goodwill of $71.7 million and a decrease to deferred taxes of $44.4 million. During the third quarter of 2009, the Company increased its deferred tax liability by $44.3 million to true-up its tax rates in certain jurisdictions that were estimated in the initial purchase price allocation. Additionally, the Company increased other comprehensive income by $33.4 million and decreased accrued income taxes by $18.9 million. Other miscellaneous adjustments resulted in an additional increase of $15.0 million to goodwill and a decrease of $8.6 million to other intangible assets. Also, during the third quarter of 2009, the Company recorded a $45.0 million increase to goodwill in its International outdoor segment related to the fair value of certain noncontrolling interests which existed at the merger date, with no related tax effect. This noncontrolling interest was recorded pursuant to ASC 480-10-S99 which determines the classification of redeemable noncontrolling interests. The Company subsequently determined that the increase in goodwill related to these noncontrolling interests should have been included in the impairment charge resulting from the December 31, 2008 interim goodwill impairment test. As a result, during the fourth quarter of 2009, the Company impaired this entire goodwill amount, which after considering the effects of foreign exchange movements, was $41.4 million.
The purchase price allocation was complete as of July 30, 2009 in accordance with ASC 805-10-25, which requires that the allocation period not exceed one year from the date of acquisition.
The following unaudited supplemental pro forma information reflects the consolidated results of operations of the Company as if the merger had occurred on January 1, 2007. The historical financial information was adjusted to give effect to items that are (i) directly attributed to the merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the consolidated results. Such items include depreciation and amortization expense associated with preliminary valuations of property, plant and equipment and definite-lived intangible assets, corporate expenses associated with new equity based awards granted to certain members of management, expenses associated with the accelerated vesting of employee share based awards upon closing of the merger, interest expense related to debt issued in conjunction with the merger and the fair value adjustment to Clear Channel’s existing debt and the related tax effects of these items. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the merger had actually occurred on that date, nor of the results that may be obtained in the future.

	Unaudited	Unaudited
	Period from January	Year ended
	1 through July 30,	December 31,
	2008	2007
(In thousands)	Pre-merger	Pre-merger
Revenue	$3,951,742	$6,921,202
Income (loss) before discontinued operations	$(64,952)	$4,179
Net income (loss)	$575,284	$150,012
Earnings (loss) per share — basic	$7.08	$1.85
Earnings (loss) per share — diluted	$7.05	$1.85

The Company also acquired assets in its operating segments in addition to the merger described above. The Company acquired FCC licenses in its radio segment for $11.7 million in cash during 2008. The Company acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. The Company’s national representation business acquired representation contracts for $68.9 million in cash during 2008.
2007 Acquisitions
Clear Channel acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. Clear Channel’s national representation business acquired representation contracts for $53.0 million in cash during 2007.
The following is a summary of the assets and liabilities acquired and the consideration given for acquisitions made during 2007:

(In thousands)	2007
Property, plant and equipment	$28,002
Accounts receivable	—
Definite lived intangibles	55,017
Indefinite-lived intangible assets	15,023
Goodwill	41,696
Other assets	3,453

143,191

Other liabilities	(13,081)
Noncontrolling interest	—
Deferred tax	—
Subsidiary common stock issued, net of noncontrolling interest	—

(13,081)

Less: fair value of net assets exchanged in swap	(8,000)

Cash paid for acquisitions	$122,110

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
NOTE C – DISCONTINUED OPERATIONS
Sale of Non-core Radio Stations
The Company determined that each radio station market in Clear Channel’s previously announced non-core radio station sales represents a disposal group consistent with the provisions of ASC 360-10. Consistent with the provisions of ASC 360-10, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations for all periods presented. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprised operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.

Sale of the Television Business
On March 14, 2008, Clear Channel completed the sale of its television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, Clear Channel recorded a gain of $662.9 million as a component of “Income (loss) from discontinued operations, net” in its consolidated statement of operations during the first quarter of 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for the year ended December 31, 2007. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.
Summarized Financial Information of Discontinued Operations
Summarized operating results for the years ended December 31, 2008 and 2007 from these businesses are as follows:

	Period from July 31	Period from January	Year ended
	through December 31,	1 through July 30,	December 31,
	2008	2008	2007
(In thousands)	Post-Merger	Pre-Merger	Pre-Merger
Revenue	$1,364	$74,783	$442,263
Income (loss) before income taxes	$(3,160)	$702,698	$209,882
Included in income (loss) from discontinued operations, net is an income tax benefit of $1.3 million for the period July 31 through December 31, 2008. Included for the period from January 1 through July 30, 2008 is income tax expense of $62.4 million and a gain of $695.8 million related to the sale of Clear Channel’s television business and certain radio stations. The Company estimates utilization of approximately $585.3 million of capital loss carryforwards to offset a portion of the taxes associated with these gains. The Company had approximately $699.6 million, before valuation allowance, in capital loss carryforwards remaining as of December 31, 2008.
Included in income (loss) from discontinued operations, net is income tax expense of $64.0 million for the year ended December 31, 2007. Also included in income (loss) from discontinued operations, net for the year ended December 31, 2007 are gains on the sale of certain radio stations of $144.6 million.
NOTE D — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangible Assets
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts, permanent easements that provide the Company access to certain of its outdoor displays, and other contractual rights in its Americas and International outdoor segments. The Company has talent and program right contracts in its radio segment and contracts for non-affiliated radio and television stations in its media representation operations. These definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.
The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2009 and 2008:

	Post-Merger		Post-Merger
	December 31, 2009		December 31, 2008
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$803,297	$166,803	$883,130	$49,818
Customer / advertiser relationships	1,210,205	169,897	1,210,205	49,970
Talent contracts	320,854	57,825	161,644	7,479
Representation contracts	218,584	54,755	216,955	21,537
Other	550,041	54,457	548,180	9,590

Total	$3,102,981	$503,737	$3,020,114	$138,394

Total amortization expense from continuing operations related to definite-lived intangible assets was:

		Period from	Period from
	Year ended	July 31 through	January 1 through	Year ended
	December 31,	December 31,	July 30,	December 31,
	2009	2008	2008	2007
(In millions)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Amortization expense	$341.6	$150.3	$58.3	$105.0
Included in amortization expense in 2009 is $32.4 million for amounts since the date of the merger related to a purchase accounting adjustment of $157.7 million to increase the balance of the Company’s talent contracts.
During the first seven months of 2009, the Company decreased the initial fair value estimate of its permits, contracts, site leases, and other assets and liabilities primarily in its Americas segment by $116.1 million based on additional information received.
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2010	$319,967
2011	298,927
2012	289,449
2013	275,033
2014	253,626
Indefinite-lived Intangible Assets
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”). The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.
The Company’s billboard permits are effectively issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically specify the location which allows the Company the right to operate an advertising structure at the specified location. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used, indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
Interim Impairments to FCC Licenses
The United States and global economies have undergone an economic downturn, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions used in the discounted cash flow models used to value the Company’s FCC licenses since the merger. Therefore, the Company performed an interim impairment test on its FCC licenses as of December 31, 2008, which resulted in a non-cash impairment charge of $936.2 million.
The industry cash flows forecast by BIA Financial Network, Inc. (“BIA”) during the first six months of 2009 were below the BIA forecast used in the discounted cash flow model used to calculate the impairment at December 31, 2008. As a result, the Company performed another interim impairment test as of June 30, 2009 on its FCC licenses resulting in an additional non-cash impairment charge of $590.3 million.
The impairment test consisted of a comparison of the fair value of the FCC licenses at the market level with their carrying amount. If the carrying amount of the FCC license exceeded its fair value, an impairment loss was recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the FCC license is its new accounting basis. The fair value of the FCC licenses was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the FCC licenses was calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its FCC licenses.
The application of the direct valuation method attempts to isolate the income that is properly attributable to the license alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculated a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.
Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.
The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average FCC license within a market.

Management uses publicly available information from BIA regarding the future revenue expectations for the radio broadcasting industry.
The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market share and profit margin. Management believes that a three-year build-up period is required for a start-up operation to obtain the necessary infrastructure and obtain advertisers. It is estimated that a start-up operation would gradually obtain a mature market revenue share in three years. BIA forecasted industry revenue growth of 1.9% and negative 1.8%, respectively, during the build-up period used in the December 31, 2008 and June 30, 2009 impairment tests. The cost structure is expected to reach the normalized level over three years due to the time required to establish operations and recognize the synergies and cost savings associated with the ownership of the FCC licenses within the market.
The estimated operating margin in the first year of operations was assumed to be 12.5% based on observable market data for an independent start-up radio station for both the December 31, 2008 and June 30, 2009 impairment tests. The estimated operating margin in the second year of operations was assumed to be the mid-point of the first-year operating margin and the normalized operating margin. The normalized operating margin in the third year was assumed to be the industry average margin of 30% and 29%, respectively, based on an analysis of comparable companies for the December 31, 2008 and June 30, 2009 impairment tests. The first and second-year expenses include the non-operating start-up costs necessary to build the operation (i.e. development of customers, workforce, etc.).
In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 2% beyond the discrete build-up projection period for both the December 31, 2008 and June 30, 2009 impairment tests. The residual cash flow was then capitalized to arrive at the terminal value.
The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.
The Company calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the radio broadcasting industry.
The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants). The Company calculated the average yield on a Standard & Poor’s “B” and “CCC” rated corporate bond which was used for the pre-tax rate of return on debt and tax-effected such yield based on applicable tax rates.
The rate of return on equity capital was estimated using a modified Capital Asset Pricing Model (“CAPM”). Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.
The concluded discount rate used in the discounted cash flow models to determine the fair value of the licenses was 10% for the 13 largest markets and 10.5% for all other markets in both the December 31, 2008 and June 30, 2009 impairment models. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the licenses. The initial capital investment represents the fixed assets needed to operate the radio station.

The discount rate used in the December 31, 2008 impairment model increased 150 basis points compared to the discount rate used in the preliminary purchase price allocation as of July 30, 2008 which resulted in a decline in the fair value of the Company’s licenses. As a result, the Company recognized a non-cash impairment charge in approximately one-quarter of its markets, which totaled $936.2 million. The fair value of the Company’s FCC licenses was $3.0 billion at December 31, 2008.
The BIA forecast for 2009 declined 8.7% and declined between 13.8% and 15.7% through 2013 compared to the BIA forecasts used in the 2008 impairment test. Additionally, the industry profit margin declined 100 basis points from the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the FCC licenses below their carrying value. As a result, the Company recognized a non-cash impairment charge in approximately one-quarter of its markets, which totaled $590.3 million. The fair value of the Company’s FCC licenses was $2.4 billion at June 30, 2009.
In calculating the fair value of its FCC licenses, the Company primarily relied on the discounted cash flow models. However, the Company relied on the stick method for those markets where the discounted cash flow model resulted in a value less than the stick method indicated.
To estimate the stick values for its markets, the Company obtained historical radio station transaction data from BIA which involved sales of individual radio stations whereby the station format was immediately abandoned after acquisition. These transactions are highly indicative of stick transactions in which the buyer does not assign value to any of the other acquired assets (i.e. tangible or intangible assets) and is only purchasing the FCC license.
In addition, the Company analyzed publicly available FCC license auction data involving radio broadcast licenses. Periodically, the FCC will hold an auction for certain FCC licenses in various markets and these auction prices reflect the purchase of only the FCC radio license.
Based on this analysis, the stick values were estimated to be the minimum value of a radio license within each market. This value was considered to be the fair value of the license for those markets where the present value of the cash flows and terminal value did not exceed the estimated stick value. Approximately 17% and 23% of the fair value of the Company’s FCC licenses at December 31, 2008 and June 30, 2009, respectively, was determined using the stick method.
Annual Impairment Test to FCC Licenses
The Company performs its annual impairment test on October 1 of each year. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its FCC licenses. The aggregate fair value of the Company’s FCC licenses on October 1, 2009 increased approximately 11% from the fair value at June 30, 2009. The increase in fair value resulted primarily from an increase of $120.4 million related to improved revenue forecasts and an increase of $195.9 million related to a decline in the discount rate of 50 basis points. The Company calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the radio broadcasting industry. These market driven changes were responsible for the decline in the calculated discount rate.
As a result of the increase in the fair value of the Company’s FCC licenses, no impairment was recorded at October 1, 2009. The fair value of the Company’s FCC licenses at October 1, 2009 was approximately $2.7 billion.
Interim Impairments to Billboard Permits
The Company’s billboard permits are effectively issued in perpetuity by state and local governments as they are transferable or renewable at little or no cost. Permits typically include the location which permits the Company to operate an advertising structure. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada. Accordingly, there are no indefinite-lived assets in the International segment.

The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions used in the discounted cash flow models used to value the Company’s billboard permits since the merger. Therefore, the Company performed an interim impairment test on its billboard permits as of December 31, 2008, which resulted in a non-cash impairment charge of $722.6 million.
The Company’s cash flows during the first six months of 2009 were below those in the discounted cash flow model used to calculate the impairment at December 31, 2008. As a result, the Company performed an interim impairment test as of June 30, 2009 on its billboard permits resulting in a non-cash impairment charge of $345.4 million.
The impairment test consisted of a comparison of the fair value of the billboard permits at the market level with their carrying amount. If the carrying amount of the billboard permits exceeded their fair value, an impairment loss was recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the billboard permit is its new accounting basis. The fair value of the billboard permits was determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the billboard permits was calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial to assist it in the development of the assumptions and the Company’s determination of the fair value of the billboard permits.
The Company’s application of the direct valuation method utilized the “greenfield” approach as discussed above. The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.
Management uses its internal forecasts to estimate industry normalized information as it believes these forecasts are similar to what a market participant would expect to generate. This is due to the pricing structure and demand for outdoor signage in a market being relatively constant regardless of the owner of the operation. Management also relied on its internal forecasts because there is little public data available for each of its markets.
The build-up period represents the time it takes for the hypothetical start-up operation to reach normalized operations in terms of achieving a mature market revenue share and profit margin. Management believes that a one-year build-up period is required for a start-up operation to erect the necessary structures and obtain advertisers in order achieve mature market revenue share. It is estimated that a start-up operation would be able to obtain 10% of the potential revenues in the first year of operations and 100% in the second year. Management assumed industry revenue growth of negative 9% and negative 16%, respectively, during the build-up period used in the December 31, 2008 and June 30, 2009 interim impairment tests. However, the cost structure is expected to reach the normalized level over three years due to the time required to recognize the synergies and cost savings associated with the ownership of the permits within the market.
For the normalized operating margin in the third year, management assumed a hypothetical business would operate at the lower of the operating margin for the specific market or the industry average margin of approximately 46% and 45% based on an analysis of comparable companies in the December 31, 2008 and June 30, 2009 impairment models, respectively. For the first and second-year of operations, the operating margin was assumed to be 50% of the “normalized” operating margin for both the December 31, 2008 and June 30, 2009 impairment models. The first and second-year expenses include the non-recurring start-up costs necessary to build the operation (i.e. development of customers, workforce, etc.).
In addition to cash flows during the projection period, a “normalized” residual cash flow was calculated based upon industry-average growth of 3% beyond the discrete build-up projection period in both the December 31, 2008 and June 30, 2009 impairment models. The residual cash flow was then capitalized to arrive at the terminal value.

The present value of the cash flows is calculated using an estimated required rate of return based upon industry-average market conditions. In determining the estimated required rate of return, management calculated a discount rate using both current and historical trends in the industry.
The Company calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry.
The calculation of the discount rate required the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants). Management used the yield on a Standard & Poor’s “B” rated corporate bond for the pre-tax rate of return on debt and tax-effected such yield based on applicable tax rates.
The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.
The concluded discount rate used in the discounted cash flow models to determine the fair value of the permits was 9.5% at December 31, 2008 and 10% at June 30, 2009. Applying the discount rate, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the hypothetical start-up operation. The initial capital investment was subtracted to arrive at the value of the permits. The initial capital investment represents the expenditures required to erect the necessary advertising structures.
The discount rate used in the December 31, 2008 impairment model increased approximately 100 basis points over the discount rate used to value the permits in the preliminary purchase price allocation as of July 30, 2008. Industry revenue forecasts declined 10% through 2013 compared to the forecasts used in the preliminary purchase price allocation as of July 30, 2008. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, the Company recognized a non-cash impairment charge which totaled $722.6 million. The fair value of the permits was $1.5 billion at December 31, 2008.
The discount rate used in the June 30, 2009 impairment model increased approximately 50 basis points over the discount rate used to value the permits at December 31, 2008. Industry revenue forecasts declined 8% through 2013 compared to the forecasts used in the 2008 impairment test. These market driven changes were primarily responsible for the decline in fair value of the billboard permits below their carrying value. As a result, the Company recognized a non-cash impairment charge in all but five of its markets in the United States and Canada, which totaled $345.4 million. The fair value of the permits was $1.1 billion at June 30, 2009.
Annual Impairment Test to Billboard Permits
The Company performs its annual impairment test on October 1 of each year. The Company engaged Mesirow Financial to assist it in the development of the assumptions and the Company’s determination of the fair value of the billboard permits. The aggregate fair value of the Company’s permits on October 1, 2009 increased approximately 8% from the fair value at June 30, 2009. The increase in fair value resulted primarily from an increase of $57.7 million related to improved industry revenue forecasts. The discount rate was unchanged from the June 30, 2009 interim impairment analysis. The Company calculated the discount rate as of the valuation date and also one-year, two-year, and three-year historical quarterly averages. The discount rate was calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average of data for publicly traded companies in the outdoor advertising industry.
The fair value of the Company’s permits at October 1, 2009 was approximately $1.2 billion.

Interim Impairments to Goodwill
The Company tests goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions used in the discounted cash flow model used to value the Company’s reporting units since the merger. Therefore, the Company performed an interim impairment test resulting in a non-cash impairment charge of $3.6 billion as of December 31, 2008.
The Company’s cash flows during the first six months of 2009 were below those used in the discounted cash flow model used to calculate the impairment at December 31, 2008. Additionally, the fair value of the Company’s debt and equity at June 30, 2009 was below the carrying amount of its reporting units at June 30, 2009. As a result of these indicators, the Company performed an interim goodwill impairment test as of June 30, 2009 resulting in a non-cash impairment charge of $3.1 billion.
The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.
Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company engaged Mesirow Financial to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.
The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Other	Total
Pre-Merger
Balance as of December 31, 2007	$6,045,527	$688,336	$474,253	$2,000	$7,210,116
Acquisitions	7,051	—	12,341	—	19,392
Dispositions	(20,931)	—	—	—	(20,931)
Foreign currency	—	(293)	28,596	—	28,303
Adjustments	(423)	(970)	—	—	(1,393)

Balance as of July 30, 2008	$6,031,224	$687,073	$515,190	$2,000	$7,235,487

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Other	Total
Post-Merger
Balance as of July 31, 2008	$—	$—	$—	$—	$—
Preliminary purchase price allocation	6,335,220	2,805,780	603,712	60,115	9,804,827
Purchase price adjustments — net	356,040	438,025	(76,116)	271,175	989,124
Impairment	(1,115,033)	(2,321,602)	(173,435)	—	(3,610,070)
Acquisitions	3,486	—	—	—	3,486
Foreign exchange	—	(29,605)	(63,519)	—	(93,124)
Other	(523)	—	(3,099)	—	(3,622)

Balance as of December 31, 2008	5,579,190	892,598	287,543	331,290	7,090,621
Impairment	(2,420,897)	(390,374)	(73,764)	(211,988)	(3,097,023)
Acquisitions	4,518	2,250	110	—	6,878
Dispositions	(62,410)	—	—	(2,276)	(64,686)
Foreign currency	—	16,293	17,412	—	33,705
Purchase price adjustments — net	47,086	68,896	45,042	(482)	160,542
Other	(618)	(4,414)	—	—	(5,032)

Balance as of December 31, 2009	$3,146,869	$585,249	$276,343	$116,544	$4,125,005

Each of the Company’s U.S. radio markets and outdoor advertising markets are components. The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas outdoor segment, Canada, Mexico, Peru, and Brazil constitute separate reporting units and each country in its International outdoor segment constitutes a separate reporting unit.
The discounted cash flow model indicated that the Company failed the first step of the impairment test for certain of its reporting units as of December 31, 2008 and June 30, 2009, which required it to compare the implied fair value of each reporting unit’s goodwill with its carrying value.
The discounted cash flow approach the Company uses for valuing its reporting units involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.
The Company forecasted revenue, expenses, and cash flows over a ten-year period for each of its reporting units. In projecting future cash flows, the Company considers a variety of factors including its historical growth rates, macroeconomic conditions, advertising sector and industry trends as well as Company-specific information. Historically, revenues in its industries have been highly correlated to economic cycles. Based on these considerations, the assumed 2008 and 2009 revenue growth rates used in the December 31, 2008 and June 30, 2009 impairment models were negative followed by assumed revenue growth with an anticipated economic recovery in 2009 and 2010, respectively. To arrive at the projected cash flows and resulting growth rates, the Company evaluated its historical operating results, current management initiatives and both historical and anticipated industry results to assess the reasonableness of the operating margin assumptions. The Company also calculated a “normalized” residual year which represents the perpetual cash flows of each reporting unit. The residual year cash flow was capitalized to arrive at the terminal value of the reporting unit.
The Company calculated the weighted average cost of capital (“WACC”) as of December 31, 2008 and June 30, 2009 and also one-year, two-year, and three-year historical quarterly averages for each of its reporting units. WACC is an overall rate based upon the individual rates of return for invested capital (equity and interest-bearing debt). The WACC is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure. The capital structure was estimated based on the quarterly average data for publicly traded companies in the radio and outdoor advertising industry. The calculation of the WACC considered both current industry WACCs and historical trends in the industry.

The calculation of the WACC requires the rate of return on debt, which was based on a review of the credit ratings for comparable companies (i.e. market participants) and the indicated yield on similarly rated bonds.
The rate of return on equity capital was estimated using a modified CAPM. Inputs to this model included the yield on long-term U.S. Treasury Bonds, forecast betas for comparable companies, calculation of a market risk premium based on research and empirical evidence and calculation of a size premium derived from historical differences in returns between small companies and large companies using data published by Ibbotson Associates.
In line with advertising industry trends, the Company’s operations and expected cash flow are subject to significant uncertainties about future developments, including timing and severity of the recessionary trends and customers’ behaviors. To address these risks, the Company included company-specific risk premiums for each of the reporting units in the estimated WACC. Based on this analysis, as of December 31, 2008, company-specific risk premiums of 100 basis points, 300 basis points and 300 basis points were included for the Radio, Americas outdoor and International outdoor segments, respectively, resulting in WACCs of 11%, 12.5% and 12.5% for each of the reporting units in the Radio, Americas outdoor and International outdoor segments, respectively. As of June 30, 2009, company-specific risk premiums of 100 basis points, 250 basis points and 350 basis points were included for the Radio, Americas outdoor and International outdoor segments, respectively, resulting in WACCs of 11%, 12.5% and 13.5% for each of the reporting units in the Radio, Americas outdoor and International outdoor segments, respectively. Applying these WACCs, the present value of cash flows during the discrete projection period and terminal value were added to estimate the fair value of the reporting units.
The discount rate utilized in the valuation of the FCC licenses and outdoor permits as of December 31, 2008 and June 30, 2009 excludes the company-specific risk premiums that were added to the industry WACCs used in the valuation of the reporting units. Management believes the exclusion of this premium is appropriate given the difference between the nature of the licenses and billboard permits and reporting unit cash flow projections. The cash flow projections utilized under the direct valuation method for the licenses and permits are derived from utilizing industry “normalized” information for the existing portfolio of licenses and permits. Given that the underlying cash flow projections are based on industry normalized information, application of an industry average discount rate is appropriate. Conversely, the cash flow projections for the overall reporting unit are based on internal forecasts for each business and incorporate future growth and initiatives unrelated to the existing license and permit portfolio. Additionally, the projections for the reporting unit include cash flows related to non-FCC license and non-permit based assets. In the valuation of the reporting unit, the company-specific risk premiums were added to the industry WACCs due to the risks inherent in achieving the projected cash flows of the reporting unit.
The Company also utilized the market approach to provide a test of reasonableness to the results of the discounted cash flow model. The market approach indicates the fair value of the invested capital of a business based on a company’s market capitalization (if publicly traded) and a comparison of the business to comparable publicly traded companies and transactions in its industry. This approach can be estimated through the quoted market price method, the market comparable method, and the market transaction method.
One indication of the fair value of a business is the quoted market price in active markets for the debt and equity of the business. The quoted market price of equity multiplied by the number of shares outstanding yields the fair value of the equity of a business on a marketable, noncontrolling basis. A premium for control is then applied and added to the estimated fair value of interest-bearing debt to indicate the fair value of the invested capital of the business on a marketable, controlling basis.
The market comparable method provides an indication of the fair value of the invested capital of a business by comparing it to publicly traded companies in similar lines of business. The conditions and prospects of companies in similar lines of business depend on common factors such as overall demand for their products and services. An analysis of the market multiples of companies engaged in similar lines of business yields insight into investor perceptions and, therefore, the value of the subject business. These multiples are then applied to the operating results of the subject business to estimate the fair value of the invested capital on a marketable, noncontrolling basis. The Company then applies a premium for control to indicate the fair value of the business on a marketable, controlling basis.

The market transaction method estimates the fair value of the invested capital of a business based on exchange prices in actual transactions and on asking prices for controlling interests in similar companies recently offered for sale. This process involves comparison and correlation of the subject business with other similar companies that have recently been purchased. Considerations such as location, time of sale, physical characteristics, and conditions of sale are analyzed for comparable businesses.
The three variations of the market approach indicated that the fair value determined by the Company’s discounted cash flow model was within a reasonable range of outcomes as of December 31, 2008 and June 30, 2009.
The revenue forecasts for 2009 declined 18%, 21% and 29% for Radio, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the July 30, 2008 preliminary purchase price allocation primarily as a result of the revenues realized for the year ended December 31, 2008. These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value. As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $3.6 billion at December 31, 2008.
The revenue forecasts for 2009 declined 8%, 7% and 9% for Radio, Americas outdoor and International outdoor, respectively, compared to the forecasts used in the 2008 impairment test primarily as a result of the revenues realized during the first six months of 2009. These market driven changes were primarily responsible for the decline in fair value of the reporting units below their carrying value. As a result, the Company recognized a non-cash impairment charge to reduce its goodwill of $3.1 billion at June 30, 2009.
Annual Impairment Test to Goodwill
The Company performs its annual impairment test on October 1 of each year. The Company engaged Mesirow Financial to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units. The fair value of the Company’s reporting units on October 1, 2009 increased from the fair value at June 30, 2009. The increase in fair value of the radio reporting unit was primarily the result of a 50 basis point decline in the WACC as well as a 130 basis point increase in the long-term operating margin. The increase in fair value of the Americas reporting unit was primarily the result of a 150 basis point decline in the WACC. Application of the market approach described above supported lowering the company-specific risk premium used in the discounted cash flow model to fair value the Americas reporting unit. The increase in the aggregate fair value of the reporting units in the Company’s International outdoor segment was primarily the result of an improvement in the long-term revenue forecasts. As discussed in Note B, a certain reporting unit in the International outdoor segment recognized a $41.4 million impairment to goodwill related to the fair value adjustments of certain noncontrolling interests recorded in the merger pursuant to ASC 480-10-S99.
NOTE E – INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
Clear Channel sold a portion of its investment in Grupo ACIR for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in “equity in earnings of nonconsolidated affiliates” during the pre-merger period ended July 30, 2008. Effective January 30, 2009 the Company sold 57% of its remaining 20% interest in Grupo ACIR. The Company sold the remainder of its interest on July 28, 2009.

Summarized Financial Information
The following table summarizes the Company’s investments in nonconsolidated affiliates:

			All
(In thousands)	ARN	Grupo ACIR	Others	Total
At December 31, 2008	$290,808	$41,518	$51,811	$384,137
Reclass to cost method investments and other	—	(17,469)	1,283	(16,186)
Acquisition (disposition) of investments, net	—	(19,153)	(19)	(19,172)
Cash advances (repayments)	(17,263)	3	4,402	(12,858)
Equity in net earnings (loss)	15,191	(4,372)	(31,508)	(20,689)
Foreign currency transaction adjustment	(10,354)	—	—	(10,354)
Foreign currency translation adjustment	42,396	(527)	819	42,688
Fair value adjustments	—	—	(2,217)	(2,217)

At December 31, 2009	$320,778	$—	$24,571	$345,349

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates”. There were no undistributed earnings for the year ended December 31, 2009. Accumulated undistributed earnings included in retained deficit for these investments were $3.6 million and $133.6 million for the years ended December 31, 2008 and 2007, respectively.
Other Investments
Other investments of $44.7 million and $33.5 million at December 31, 2009 and 2008, respectively, include marketable equity securities and other investments classified as follows:

		Gross	Gross
(In thousands)	Fair	Unrealized	Unrealized
Investments	Value	Losses	Gains	Cost
2009
Available-for sale	$38,902	$(12,237)	$32,035	$19,104
Other cost investments	5,783	—	—	5,783

Total	$44,685	$(12,237)	$32,035	$24,887

2008
Available-for sale	$27,110	$—	$—	$27,110
Other cost investments	6,397	—	—	6,397

Total	$33,507	$—	$—	$33,507

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time in 2008 and 2009. As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $11.3 million and $59.8 million in “Gain (loss) on marketable securities” for the year ended December 31, 2009 and 2008, respectively.
In addition, the fair value of the Company’s available-for-sale security, Sirius XM Radio, Inc., was below its cost for an extended period of time in 2008. After considering ASC 320-10-S99 guidance, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $56.7 million in “Gain (loss) on marketable securities” for the year ended December 31, 2008.

Clear Channel sold its American Tower Corporation securities in the second quarter of 2008 and recorded a gain of $30.4 million on the statement of operations in “Gain (loss) on marketable securities”.
Other cost investments include various investments in companies for which there is no readily determinable market value.
NOTE F — ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.
The following table presents the activity related to the Company’s asset retirement obligation:

	Post-Merger	Post-Merger	Pre-Merger
	Year ended	Period ended	Period ended
(In thousands)	December 31, 2009	December 31, 2008	July 30, 2008
Beginning balance	$55,592	$59,278	$70,497
Adjustment due to change in estimate of related costs	(6,721)	(3,123)	1,853
Accretion of liability	5,209	2,233	3,084
Liabilities settled	(2,779)	(2,796)	(2,558)

Ending balance	$51,301	$55,592	$72,876

NOTE G — LONG-TERM DEBT
Long-term debt at December 31, 2009 and 2008 consisted of the following:

	December 31,	December 31,
	2009	2008
(In thousands)	Post-Merger	Post-Merger
Senior Secured Credit Facilities:
Term loan A Facility Due 2014 (1)	$1,127,657	$1,331,500
Term loan B Facility Due 2016	9,061,911	10,700,000
Term loan C — Asset Sale Facility Due 2016 (1)	695,879	695,879
Revolving Credit Facility Due 2014	1,812,500	220,000
Delayed Draw Facilities Due 2016	874,432	532,500
Receivables Based Facility Due 2014	355,732	445,609
Other Secured Long-term Debt	5,225	6,604

Total Consolidated Secured Debt	13,933,336	13,932,092

Senior Cash Pay Notes	796,250	980,000
Senior Toggle Notes	915,200	1,330,000
Clear Channel Senior Notes:
4.25% Senior Notes Due 2009	—	500,000
7.65% Senior Notes Due 2010	116,181	133,681
4.5% Senior Notes Due 2010	239,975	250,000
6.25% Senior Notes Due 2011	692,737	722,941
4.4% Senior Notes Due 2011	140,241	223,279
5.0% Senior Notes Due 2012	249,851	275,800
5.75% Senior Notes Due 2013	312,109	475,739
5.5% Senior Notes Due 2014	541,455	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary Senior Notes:
9.25% Series A Senior Notes Due 2017	500,000	—
9.25% Series B Senior Notes Due 2017	2,000,000	—
Other long-term debt	77,657	69,260
Purchase accounting adjustments and original issue discount	(788,087)	(1,114,172)

	20,701,905	19,503,620
Less: current portion	398,779	562,923

Total long-term debt	$20,303,126	$18,940,697

(1)	These facilities are subject to an amortization schedule with the final payment on the Term Loan A and Term Loan C due 2014 and 2016, respectively.
The Company’s weighted average interest rate at December 31, 2009 was 6.3%. The aggregate market value of the Company’s debt based on quoted market prices for which quotes were available was approximately $17.7 billion and $17.2 billion at December 31, 2009 and 2008, respectively.

The Company and its subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and may in the future, as part of various financing and investment strategies it may elect to pursue, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or outstanding equity securities of Clear Channel Outdoor Holdings, Inc., in tender offers, open market purchases, privately negotiated transactions or otherwise. The Company may also sell certain assets or properties and use the proceeds to reduce its indebtedness or the indebtedness of its subsidiaries. These purchases or sales, if any, could have a material positive or negative impact on the Company’s liquidity available to repay outstanding debt obligations or on the Company’s consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in the Company’s leverage or other financial ratios, which could have a material positive or negative impact on the Company’s ability to comply with the covenants contained in its debt agreements. These transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
Senior Secured Credit Facilities
Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:
•	with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans, subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA (as calculated in accordance with the senior secured credit facilities) decreases below 7 to 1; and

•	with respect to loans under the term loan B facility, term loan C — asset sale facility and delayed draw term loan facilities, (i) 2.65% in the case of base rate loans and (ii) 3.65% in the case of Eurocurrency rate loans subject to downward adjustments if the Company’s leverage ratio of total debt to EBITDA decreases below 7 to 1.
Clear Channel is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is 0.50% per annum, subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 4 to 1. Clear Channel is required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially is 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.
The senior secured credit facilities include two delayed draw term loan facilities. The first is a $589.8 million facility which may be drawn to purchase or redeem Clear Channel’s outstanding 7.65% senior notes due 2010, of which $451.0 million was drawn as of December 31, 2009, and a $423.4 million facility which was drawn to redeem Clear Channel’s outstanding 4.25% senior notes in May 2009.
The senior secured credit facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with:
•	50% (which percentage will be reduced to 25% and to 0% based upon the Company’s leverage ratio) of the Company’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•	100% (which percentage will be reduced to 75% and 50% based upon the Company’s leverage ratio) of the net cash proceeds of sales or other dispositions by the Company or its wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets other than specified assets subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the senior secured credit facilities.
The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C — asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C — asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C — asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.
The Company may voluntarily repay outstanding loans under its senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
The Company is required to repay the loans under its term loan facilities, after giving effect to the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of subsidiary senior notes discussed elsewhere in Note G, as follows:
•	the term loan A facility will amortize in quarterly installments commencing on the third interest payment date after the fourth anniversary of the closing date of the merger in annual amounts equal to 4.7% of the original funded principal amount of such facility in year four, 10% thereafter, with the balance being payable on the final maturity date (July 2014) of such term loans; and

•	the term loan B facility and delayed draw facilities will be payable in full on the final maturity date (January 2016) of such term loans; and

•	the term loan C facility will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date (January 2016) of such term loans.
The Company is required to repay all borrowings under the receivables based facility and the revolving credit facility at their final maturity in July 2014.
The senior secured credit facilities are guaranteed by each of the Company’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.
All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by:
•	a first-priority lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•	certain assets that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.
The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.
The senior secured credit facilities contain a financial covenant that requires Clear Channel to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA ratio (maximum of 9.5:1). This financial covenant becomes more restrictive over time. Clear Channel’s senior secured debt consists of the senior secured facilities, the receivables based credit facility and certain other secured subsidiary debt. The Company was in compliance with this covenant as of December 31, 2009.
In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to, among other things:
•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change its lines of business.
The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.
Receivables Based Credit Facility
The receivables based credit facility of $783.5 million provides revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the closing date plus $250 million, subject to a borrowing base. The borrowing base at any time equals 85% of the eligible accounts receivable for certain subsidiaries of the Company. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.
Borrowings, excluding the initial borrowing, under the receivables based credit facility are subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if at any time excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.
Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.
The margin percentage applicable to the receivables based credit facility which is (i) 1.40% in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to downward adjustments if the Company’s leverage ratio of total debt to EBITDA decreases below 7 to 1.
Clear Channel is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is 0.375% per annum, subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 6 to 1.
If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.
The Company may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.
The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of the Company’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.
The receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.
Senior Cash Pay Notes and Senior Toggle Notes
Clear Channel has outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $915.2 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.
The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015. The Company may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.
The Company may redeem some or all of the notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium,” as described in the notes. The Company may redeem some or all of the notes at any time on or after August 1, 2012 at the redemption prices set forth in notes. In addition, the Company may redeem up to 40% of any series of the outstanding notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If the Company undergoes a change of control, sells certain of its assets, or issues certain debt offerings, it may be required to offer to purchase notes from holders.
The notes are senior unsecured debt and rank equal in right of payment with all of the Company’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities and the receivables based credit facility guarantee the notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities and the receivables based credit facility. In addition, the notes and the guarantees are structurally senior to Clear Channel’s senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the notes. The notes and the guarantees are effectively subordinated to the existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the notes.
On January 15, 2009, Clear Channel made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest with respect to 100% of the senior toggle notes for the semi-annual interest period commencing February 1, 2009. For subsequent interest periods, Clear Channel must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, Clear Channel is deemed to have made the PIK Interest election for future interest periods unless and until it elects otherwise.
Subsidiary Senior Notes
In December 2009, Clear Channel Worldwide Holdings, Inc. (“CCWH”), an indirect wholly-owned subsidiary of the Company’s publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), issued $500.0 million aggregate principal amount of Series A Senior Notes due 2017 and $2.0 billion aggregate principal amount of Series B Senior Notes due 2017 (collectively, the “Notes”). The Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”), a wholly-owned subsidiary of CCOH, and certain other existing and future domestic subsidiaries of CCOH (collectively, the “Guarantors”).
The Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the Guarantors.
The indentures governing the Notes require the Company to maintain at least $100 million in cash or other liquid assets or have cash available to be borrowed under committed credit facilities consisting of (i) $50.0 million at the issuer and guarantor entities (principally the Americas outdoor segment) and (ii) $50.0 million at the non-guarantor subsidiaries (principally the International outdoor segment) (together the “Liquidity Amount”), in each case under the sole control of the relevant entity. In the event of a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding of Clear Channel Communications, Inc., for the period thereafter that is the shorter of such proceeding and 60 days, the Liquidity Amount shall be reduced to $50.0 million, with a $25.0 million requirement at the issuer and guarantor entities and a $25.0 million requirement at the non-guarantor subsidiaries.
In addition, interest on the Notes accrues daily and is payable into an account established by the trustee for the benefit of the bondholders (the “Trustee Account”). Failure to make daily payment on any day does not constitute an event of default so long as (a) no payment or other transfer by CCOH or any of its Subsidiaries shall have been made on such day under the cash management sweep with Clear Channel Communications, Inc. and (b) on each semiannual interest payment date the aggregate amount of funds in the Trustee Account is equal to at least the aggregate amount of accrued and unpaid interest on the Notes.
The indenture governing the Series A Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:
•	incur or guarantee additional debt to persons other than Clear Channel Communications and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel Communications and its subsidiaries (other than CCOH).
The indenture governing the Series A Notes does not include limitations on dividends, distributions, investments or asset sales.
The indenture governing the Series B Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries;

•	pay dividends, redeem or repurchase capital stock or make other restricted payments; and

•	purchase or otherwise effectively cancel or retire any of the Series B Notes if after doing so the ratio of (a) the outstanding aggregate principal amount of the Series A Notes to (b) the outstanding aggregate principal amount of the Series B Notes shall be greater than 0.250. This stipulation ensures, among other things, that as long as the Series A Notes are outstanding, the Series B Notes are outstanding.
The Series B Notes indenture restricts CCOH’s ability to incur additional indebtedness and pay dividends based on an incurrence test. In order to incur additional indebtedness, CCOH’s debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively. Similarly in order for CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales, its debt to adjusted EBITDA ratios (as defined by the indenture) must be lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, CCOH has certain exceptions that allow it to incur additional indebtedness and pay dividends, such as a $500.0 million exception for the payment of dividends. CCOH was in compliance with these covenants as of December 31, 2009.
A portion of the proceeds of the Notes were used to (i) pay the fees and expenses of the Notes offering, (ii) fund $50.0 million of the Liquidity Amount (the $50.0 million liquidity amount of the non-guarantor subsidiaries was satisfied) and (iii) applied $2.0 billion of the cash proceeds (which amount is equal to the aggregate principal amount of the Series B Notes) to repay an equal amount of indebtedness under Clear Channel’s senior secured credit facilities. In accordance with the senior secured credit facilities, the $2.0 billion cash proceeds were applied ratably to the Term Loan A, Term Loan B, both delayed draw term loan facilities, and within each such class, such prepayment was applied to remaining scheduled installments of principal. The Company recorded a loss of $29.3 million in “Other income (expense) — net” related to deferred loan costs associated with the retired senior secured debt.
The balance of the proceeds is available to CCOI for general corporate purposes. In this regard, all of the remaining proceeds could be used to pay dividends from CCOI to CCOH. In turn, CCOH could declare a dividend to its shareholders, of which Clear Channel would receive its proportionate share. Payment of such dividends would not be prohibited by the terms of the Notes or any of the loan agreements or credit facilities of CCOI or CCOH.
Debt Repurchases, Tender Offers, Maturities and Other
During 2009 and 2008, CC Finco, LLC, and CC Finco II, LLC, both indirect wholly-owned subsidiaries of the Company, repurchased certain of Clear Channel’s outstanding senior notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below. Notes repurchased and held by CC Finco, LLC and CC Finco II, LLC are eliminated in consolidation.

	Year Ended December 31,
	2009	2008
(In thousands)	Post-Merger	Post-Merger
CC Finco, LLC
Principal amount of debt repurchased	$801,302	$102,241
Purchase accounting adjustments (1)	(146,314)	(24,367)
Deferred loan costs and other	(1,468)	—
Gain recorded in “Other income (expense) — net” (2)	(368,591)	(53,449)

Cash paid for repurchases of long-term debt	$284,929	$24,425

CC Finco II, LLC
Principal amount of debt repurchased (3)	$433,125	$—
Deferred loan costs and other	(813)	—
Gain recorded in “Other income (expense) — net” (2)	(373,775)	—

Cash paid for repurchases of long-term debt	$58,537	$—

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.

(2)	CC Finco, LLC, and CC Finco II, LLC, repurchased certain of Clear Channel’s legacy notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.

(3)	CC Finco II, LLC immediately cancelled these notes subsequent to the purchase.
On January 15, 2008, Clear Channel redeemed its 4.625% senior notes at their maturity for $500.0 million with proceeds from its bank credit facility. On June 15, 2008, Clear Channel redeemed its 6.625% Senior Notes at their maturity for $125.0 million with available cash on hand.
Clear Channel terminated its cross currency swaps on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand.
On August 7, 2008, Clear Channel announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million. Clear Channel recorded a $21.8 million loss in “Other income (expense) — net” during the pre-merger period as a result of the tender.
Clear Channel repurchased $639.2 million aggregate principal amount of the AMFM Operating Inc. 8% senior notes pursuant to a tender offer and consent solicitation in connection with the merger. The remaining 8% senior notes were redeemed at maturity on November 1, 2008. The aggregate loss on the extinguishment of debt recorded in “Other income (expense) — net” in 2008 as a result of the tender offer for the AMFM Operating Inc. 8% notes was $8.0 million.
On November 24, 2008, Clear Channel announced that it commenced another cash tender offer to purchase its outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million. The Company recorded an aggregate gain on the extinguishment of debt of $74.7 million in “Other income (expense) — net” during the post-merger period as a result of the tender offer for the 7.65% senior notes due 2010.
During the second quarter of 2009, the Company redeemed the remaining principal amount of Clear Channel’s 4.25% senior notes at maturity with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose.
Future maturities of long-term debt at December 31, 2009 are as follows:

(In thousands)
2010	$403,233
2011	873,035
2012	267,658
2013	457,355
2014	3,715,271
Thereafter	15,773,439

Total (1)	$21,489,991

(1)	Excludes a negative purchase accounting fair value adjustment of $788.1 million, which is amortized through interest expense over the life of the underlying debt obligations.
NOTE H — FINANCIAL INSTRUMENTS
Interest Rate Swaps
The Company’s aggregate $6.0 billion notional amount interest rate swap agreements are designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. Ineffective portions of a cash flow hedging derivative’s change in fair value are recognized currently in earnings. No ineffectiveness was recorded in earnings related to these interest rate swaps.
The Company entered into the swaps to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest rate changes on future interest expense. The Company assesses at inception, and on an ongoing basis, whether its interest rate swap agreements are highly effective in offsetting changes in the interest expense of its floating rate debt. A derivative that is not a highly effective hedge does not qualify for hedge accounting.
The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its interest rate swaps. The Company may be exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps. However, the Company considers this risk to be low. If a derivative instrument no longer qualifies as a cash flow hedge, hedge accounting is discontinued and the gain or loss that was recorded in other comprehensive income is recognized currently in income.
Secured Forward Exchange Contracts
Clear Channel terminated its secured forward exchange contracts effective June 13, 2008, receiving net proceeds of $15.2 million. A net gain of $27.0 million was recorded in the pre-merger period in “Gain (loss) on marketable securities” related to terminating the contracts and selling the underlying AMT shares.
Foreign Currency Rate Management
Clear Channel terminated its cross currency swap contracts on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand. The contracts were recorded on the balance sheet at fair value, which was equivalent to the cash paid to terminate them. The related fair value adjustments in other comprehensive income were deleted when the merger took place.
NOTE I — FAIR VALUE MEASUREMENTS
The Company adopted Financial Accounting Standards Board Statement No. 157, Fair Value Measurements, codified in ASC 820-10, on January 1, 2008 and began to apply its recognition and disclosure provisions to its financial assets and financial liabilities that are remeasured at fair value at least annually. ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The Company’s marketable equity securities and interest rate swaps are measured at fair value on each reporting date.
The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1. The fair value of these securities at December 31, 2009 and 2008 was $38.9 million and $27.1 million, respectively.
The Company’s aggregate $6.0 billion notional amount of interest rate swap agreements are designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. The Company entered into the swaps to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest-rate changes on future interest expense. Due to the fact that the inputs to the model used to estimate fair value are either directly or indirectly observable, the Company classified the fair value measurements of these agreements as Level 2. No ineffectiveness was recorded in earnings related to these interest rate swaps.
Due to the fact that the inputs are either directly or indirectly observable, the Company classified the fair value measurements of these agreements as Level 2.
The table below shows the balance sheet classification and fair value of the Company’s interest rate swaps designated as hedging instruments:

(In thousands)
Classification as of December 31, 2009	Fair Value	Classification as of December 31, 2008	Fair Value
Other long-term liabilities	$237,235	Other long-term liabilities	$118,785
The following table details the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreements:

Accumulated other
(In thousands)	comprehensive loss
Balance at January 1, 2009	$75,079
Other comprehensive loss	74,100

Balance at December 31, 2009	$149,179

NOTE J — COMMITMENTS AND CONTINGENCIES
The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC Topic 840, Leases.
The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-10. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.
The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.
Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.
As of December 31, 2009, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2010	$367,524	$541,683	$67,372
2011	311,768	447,708	32,274
2012	276,486	301,221	13,364
2013	250,836	232,136	9,970
2014	217,308	191,048	9,867
Thereafter	1,225,651	580,815	3,415

Total	$2,649,573	$2,294,611	$136,262

Rent expense charged to continuing operations for the year ended December 31, 2009 was $1.13 billion. Rent expense charged to continuing operations for the post-merger period from July 31, 2008 to December 31, 2008 and the pre-merger period from January 1, 2008 to July 30, 2008 was $526.6 million and $755.4 million, respectively. Rent expense charged to continuing operations for the pre-merger year ended December 31, 2007 was $1.2 billion.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.
Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2009, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2009, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

NOTE K — GUARANTEES
At December 31, 2009, the Company guaranteed $39.9 million of credit lines provided to certain of its international subsidiaries by a major international bank. Most of these credit lines related to intraday overdraft facilities covering participants in the Company’s European cash management pool. As of December 31, 2009, no amounts were outstanding under these agreements.
As of December 31, 2009, the Company had outstanding commercial standby letters of credit and surety bonds of $175.7 million and $95.2 million, respectively. Letters of credit in the amount of $67.5 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.
These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.
NOTE L — INCOME TAXES
     Significant components of the provision for income tax expense (benefit) are as follows:

		Period from	Period from
	Year ended	July 31 through	January 1	Year ended
	December 31,	December 31,	through July 30,	December
	2009	2008	2008	31, 2007
(In thousands)	Post-Merger	Post-Merger	Pre-Merger	Pre-Merger
Current — Federal	$(104,539)	$(100,578)	$(6,535)	$187,700
Current — foreign	15,301	15,755	24,870	43,776
Current — state	13,109	8,094	8,945	21,434

Total current (benefit) expense	(76,129)	(76,729)	27,280	252,910
Deferred — Federal	(366,024)	(555,679)	145,149	175,524
Deferred — foreign	(30,399)	(17,762)	(12,662)	(1,400)
Deferred — state	(20,768)	(46,453)	12,816	14,114

Total deferred (benefit) expense	(417,191)	(619,894)	145,303	188,238

Income tax (benefit) expense	$(493,320)	$(696,623)	$172,583	$441,148

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2009 and 2008 are as follows:

	Post-Merger
(In thousands)	2009	2008
Deferred tax liabilities:
Intangibles and fixed assets	$2,074,925	$2,332,924
Long-term debt	530,519	352,057
Foreign	62,661	87,654
Equity in earnings	36,955	27,872
Investments	18,067	15,268
Other	17,310	25,836

Total deferred tax liabilities	2,740,437	2,841,611

Deferred tax assets:
Accrued expenses	117,041	129,684
Unrealized gain in marketable securities	22,126	29,438
Net operating loss/Capital loss carryforwards	365,208	319,530
Bad debt reserves	11,055	28,248
Deferred Income	717	976
Other	27,701	17,857

Total gross deferred tax assets	543,848	525,733
Less: Valuation allowance	3,854	319,530

Total deferred tax assets	539,994	206,203

Net deferred tax liabilities	$2,200,443	$2,635,408

Included in the Company’s net deferred tax liabilities are $19.6 million and $43.9 million of current net deferred tax assets for 2009 and 2008, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $2.2 billion and $2.7 billion of net deferred tax liabilities for 2009 and 2008, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
For the year ended December 31, 2009, the Company recorded certain impairment charges that are not deductible for tax purposes and resulted in a reduction of deferred tax liabilities of approximately $379.6 million. Additional decreases in net deferred tax liabilities are as a result of increases in deferred tax assets associated with current period net operating losses. The Company is able to utilize those losses through either carrybacks to prior years as a result of the November 6, 2009, tax law change and expanded loss carryback provisions provided by the Worker, Homeownership, and Business Assistance Act of 2009 (the “Act”) or based on our expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period for those net operating losses that cannot be carried back. Increases in 2009 deferred tax liabilities of approximately $338.9 million are as a result of the deferral of certain discharge of indebtedness income, for income tax purposes, resulting from the reacquisition of business indebtedness (see Note G). These gains are allowed to be deferred for tax purposes and recognized in future periods beginning in 2014 through 2019, as provided by the American Recovery and Reinvestment Act of 2009 signed into law on February 17, 2009.
At December 31, 2009, net deferred tax liabilities include a deferred tax asset of $23.2 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet.
For the year ended December 31, 2008, the Company recorded approximately $2.5 billion in additional deferred tax liabilities associated with the applied purchase accounting adjustments resulting from the acquisition of Clear Channel. The additional deferred tax liabilities primarily relate to differences between the purchase accounting adjusted book basis and the historical tax basis of the Company’s intangible assets. During the post-merger period ended December 31, 2008, the Company recorded an impairment charge to its FCC licenses, permits and tax deductible goodwill resulting in a decrease of approximately $648.2 million in recorded deferred tax liabilities.
The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company no longer amortizes FCC licenses and permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax expense (benefit) is:

	Post-merger year		Post-merger period		Pre-merger period		Pre-merger year
	ended December 31,		ended December 31,		ended July 30,		ended December 31,
	2009		2008		2008		2007
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$(1,589,825)	35%	$(2,008,040)	35%	$205,108	35%	$448,298	35%
State income taxes, net of Federal tax benefit	(7,660)	0%	(38,359)	1%	21,760	4%	35,548	3%
Foreign taxes	92,648	(2%)	95,478	(2%)	(29,606)	(5%)	(8,857)	(1%)
Nondeductible items	3,317	(0%)	1,591	(0%)	2,464	0%	6,228	0%
Changes in valuation allowance and other estimates	(54,579)	1%	53,877	(1%)	(32,256)	(6%)	(34,005)	(3%)
Impairment charge	1,050,535	(23%)	1,194,182	(21%)	—	—	—	—
Other, net	12,244	(0%)	4,648	(0%)	5,113	1%	(6,064)	(0%)

	$(493,320)	11%	$(696,623)	12%	$172,583	29%	$441,148	34%

A tax benefit was recorded for the post-merger period ended December 31, 2009 of 11%. The effective tax rate for the post-merger period was primarily impacted by the goodwill impairment charges which are not deductible for tax purposes (see Note D). In addition, the Company was unable to benefit tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years. These impacts were partially offset by the reversal of valuation allowances on certain net operating losses as a result of the Company’s ability to utilize those losses through either carrybacks to prior years or based on our expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period for those net operating losses that cannot be carried back.
A tax benefit was recorded for the post-merger period ended December 31, 2008 of 12% and reflects the Company’s ability to recover a limited amount of the Company’s prior period tax liabilities through certain net operating loss carrybacks. The effective tax rate for the 2008 post-merger period was primarily impacted by the goodwill impairment charges which are not deductible for tax purposes (see Note D). In addition, the Company recorded a valuation allowance on certain net operating losses generated during the post-merger period that are not able to be carried back to prior years. The effective tax rate for the 2008 pre-merger period was primarily impacted by the tax effect of the disposition of certain radio broadcasting assets and investments.
During 2007, Clear Channel utilized approximately $2.2 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by Clear Channel. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2007. Clear Channel’s effective income tax rate for 2007 was 34.4% as compared to 41.2% for 2006. For 2007, the effective tax rate was primarily affected by the recording of current tax benefits of approximately $45.7 million related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years and deferred tax benefits of approximately $14.6 million related to the release of valuation allowances for the use of certain capital loss carryforwards. These tax benefits were partially offset by additional current tax expense being recorded in 2007 due to an increase in Income (loss) before income taxes of $139.6 million.

The remaining Federal net operating loss carryforwards of $996.7 million expires in various amounts from 2020 to 2029.
The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2009 and 2008 was $70.7 million and $53.5 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2009 and 2008 was $308.3 million and $267.8 million, respectively, and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheets. Of this total, $308.3 million at December 31, 2009 represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

	Post-merger year	Post-merger period	Pre-merger
	ended December 31,	ended December 31,	period ended
Unrecognized Tax Benefits (In thousands)	2009	2008	July 30, 2008
Balance at beginning of period	$214,309	$207,884	$194,060
Increases for tax position taken in the current year	3,347	35,942	8,845
Increases for tax positions taken in previous years	33,892	3,316	7,019
Decreases for tax position taken in previous years	(4,629)	(20,564)	(1,764)
Decreases due to settlements with tax authorities	(203)	(9,975)	(276)
Decreases due to lapse of statute of limitations	(9,199)	(2,294)	—

Balance at end of period	$237,517	$214,309	$207,884

The Company and its subsidiaries file income tax returns in the United States Federal jurisdiction and various state and foreign jurisdictions. During 2009, the Company increased its unrecognized tax benefits for issues in prior years as a result of certain ongoing examinations in both the United States and certain foreign jurisdictions. In addition, the Company released certain unrecognized tax benefits in certain foreign jurisdictions as a result of the lapse of the statute of limitations for certain tax years. During 2008, the Company favorably settled certain issues in foreign jurisdictions that resulted in the decrease in unrecognized tax benefits. In addition, as a result of the currency fluctuations during 2008, the balance of unrecognized tax benefits decreased approximately $12.0 million. The Internal Revenue Service (“IRS”) is currently auditing the Company’s 2007 and 2008 pre and post merger periods. The company is currently in appeals with the IRS for the 2005 and 2006 tax years. The Company expects to settle certain state examinations during the next twelve months. The Company has reclassed the estimated amount of such settlements to “Accrued expenses” on the Company’s consolidated balance sheets. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2000.
NOTE M — SHAREHOLDERS’ EQUITY
In connection with the merger, the Company issued approximately 23.6 million shares of Class A common stock, approximately 0.6 million shares of Class B common stock and approximately 59.0 million shares of Class C common stock. Every holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock. Every holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote. Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any matters presented to our stockholders.
Except with respect to voting as described above, and as otherwise required by law, all shares of Class A common stock, Class B common stock and Class C common stock have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and will be identical to each other in all respects.
Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon closing of the merger. As a result, except for certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, holders of stock options received cash or, if elected, an amount of Company stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share. Holders of restricted stock awards received $36.00 per share in cash or a share of Company stock per share of Clear Channel restricted stock. Approximately $39.2 million of share-based compensation was recognized in the pre-merger period as a result of the accelerated vesting of the stock options and restricted stock awards.
Dividends
Clear Channel did not declare dividends in 2008 or 2009. The Company has never paid cash dividends on its Class A common stock, and currently does not intend to pay cash dividends on its Class A common stock in the future. Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.
Prior to the merger, Clear Channel’s Board of Directors declared a quarterly cash dividend of $93.4 million on December 3, 2007 and paid on January 15, 2008.
Share-Based Payments
Stock Options
The Company has granted options to purchase its Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with the Company or one of its affiliates. Approximately one-third of the options granted vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over five years if certain predetermined performance targets are met. The equity incentive plan contains antidilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model. Expected volatilities were based on implied volatilities from traded options on peer companies, historical volatility on peer companies’ stock, and other factors. The expected life of the options granted represents the period of time that the options granted are expected to be outstanding. The Company used historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of these options:

	2009	2008
Expected volatility	58%	58%
Expected life in years	5.5 — 7.5	5.5 — 7.5
Risk-free interest rate	2.30% — 3.26%	3.46% — 3.83%
Dividend yield	0%	0%

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2009 (“Price” reflects the weighted average exercise price per share):

			Weighted Average
			Remaining	Aggregate
(In thousands, except per share data)	Options	Price	Contractual Term	Intrinsic Value
Outstanding, January 1, 2009	7,751	$35.70
Granted (1)	491	36.00
Exercised	—	n/a
Forfeited	(1,797)	36.00
Expired	(285)	46.01

Outstanding, December 31, 2009 (2)	6,160	35.15	8.5 years	$0

Exercisable	808	29.55	7.3 years	0
Expect to Vest	2,191	36.00	8.7 years	0

(1)	The weighted average grant date fair value of options granted during the year ended December 31, 2009 was $0.12 per share.

(2)	Non-cash compensation expense has not been recorded with respect to 3.4 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.
A summary of the Company’s unvested options and changes during the year ended December 31, 2009 is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Unvested, January 1, 2009	7,354	$21.20
Granted	491	0.12
Vested	(696)	6.38
Forfeited	(1,797)	13.72

Unvested, December 31, 2009	5,352	19.29

Restricted Stock Awards
Prior to the merger, Clear Channel granted restricted stock awards to its employees and directors and its affiliates under its various equity incentive plans. These common shares held a legend which restricted their transferability for a term of up to five years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel prior to the lapse of the restriction. Recipients of the restricted stock awards were entitled to all cash dividends as of the date the award was granted.
At July 30, 2008, there were 2,692,904 outstanding Clear Channel restricted stock awards held by Clear Channel’s employees and directors under Clear Channel’s equity incentive plans. Pursuant to the Merger Agreement, 1,876,315 of the Clear Channel restricted stock awards became fully vested and converted into the right to receive, with respect to each share of such restricted stock, a cash payment or equity in the Company equal to the value of $36.00 per share. The remaining 816,589 shares of Clear Channel restricted stock were converted on a one-for-one basis into restricted stock of the Company. These converted shares continue to vest in accordance with their original terms. Following the merger, Clear Channel restricted stock automatically ceased to exist and is no longer outstanding, and, following the receipt of the cash payment or equity, if any, described above, the holders thereof no longer have any rights with respect to Clear Channel restricted stock.
On July 30, 2008, the Company granted 555,556 shares of restricted stock to each its Chief Executive Officer and Chief Financial Officer under its 2008 Incentive Plan. The aggregate fair value of these awards was $40.0 million, based on the market value of a share of the Company’s Class A common stock on the grant date, or $36.00 per share. These Class A common shares are subject to restrictions on their transferability, which lapse ratably over a term of five years and will be forfeited, except in certain circumstances, in the event the employee terminates his employment or relationship with the Company prior to the lapse of the restriction. The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2009 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding January 1,2009	1,887	$36.00
Granted	—	n/a
Vested (restriction lapsed)	(474)	36.00
Forfeited	(36)	36.00

Outstanding, December 31, 2009	1,377	36.00

Subsidiary Share-Based Awards
Subsidiary Stock Options
The Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”), grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its equity incentive plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options vest over a period of up to five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, Clear Channel had granted certain of CCO’s officers and other key employees, stock options to purchase shares of Clear Channel’s common stock under its own equity incentive plans. Concurrent with the closing of CCO’s IPO, all such outstanding options to purchase shares of Clear Channel’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common stock.
The fair value of each option awarded on CCO common stock is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. CCO includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant:

	Post-Merger		Pre-Merger
		Period from	Period from
		July 31	January 1
	Year Ended	through	through	Year Ended
	December 31,	December 31,	July 30,	December 31,
	2009	2008	2008	2007
Expected volatility	58%	n/a	27%	27%
Expected life in years	5.5 — 7.0	n/a	5.5 — 7.0	5.0 — 7.0
Risk-free interest rate	2.31% — 3.25%	n/a	3.24% — 3.38%	4.76% — 4.89%
Dividend yield	0%	n/a	0%	0%

The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2009 (“Price” reflects the weighted average exercise price per share):

			Weighted
			Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Post-Merger
Outstanding, January 1, 2009	7,713	$22.03
Granted (1)	2,388	5.92
Exercised (2)	—	n/a
Forfeited	(167)	17.37
Expired	(894)	24.90

Outstanding, December 31, 2009	9,040	17.58	6.0 years	$10,502

Exercisable	3,417	22.82	3.7 years	0
Expect to vest	5,061	14.66	7.4 years	9,095

(1)	The weighted average grant date fair value of CCO options granted during the post-merger year ended December 31, 2009 was $3.38 per share. The weighted average grant date fair value of CCO options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10 per share. The weighted average grant date fair value of CCO options granted during the pre-merger year ended December 31, 2007 was $11.05 per share.

(2)	No CCO options exercised during the post-merger year ended December 31, 2009. Cash received from CCO option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million. Cash received from CCO option exercises during the pre-merger year ended December 31, 2007, was $10.8 million. The total intrinsic value of CCO options exercised during the pre-merger period from January 1, 2008 through July 30, 2008, was $0.7 million. The total intrinsic value of CCO options exercised during the pre-merger year ended December 31, 2007 was $2.0 million.
A summary of CCO’s nonvested options at and changes during the year ended December 31, 2009, is presented below:

		Weighted
		Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Nonvested, January 1, 2009	4,734	$7.40
Granted	2,388	3.38
Vested (1)	(1,332)	7.43
Forfeited	(167)	6.43

Nonvested, December 31, 2009	5,623	5.71

(1)	The total fair value of CCO options vested during the post-merger year ended December 31, 2009 was $9.9 million. The total fair value of CCO options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million. The total fair value of CCO options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million. The total fair value of CCO options vested during the pre-merger year ended December 31, 2007 was $2.0 million.
Restricted Stock Awards
CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. Restricted stock awards are granted under the CCO equity incentive plan.

The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2009 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Post-Merger
Outstanding, January 1, 2009	351	$24.54
Granted	150	9.03
Vested (restriction lapsed)	(122)	24.90
Forfeited	(14)	22.11

Outstanding, December 31, 2009	365	18.14

Share-Based Compensation Cost
The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share-based compensation recorded during the year ended December 31, 2009, five months ended December 31, 2008, the seven months ended July 30, 2008 and the year ended December 31, 2007:

	Post-Merger		Pre-Merger
	Year Ended December	July 31 — December	January 1 — July	Year Ended December
(In thousands)	31, 2009	31, 2008	30, 2008	31, 2007
Direct operating expenses	$11,361	$4,631	$21,162	$16,975
Selling, general & administrative expenses	7,304	2,687	21,213	14,884
Corporate expenses	21,121	8,593	20,348	12,192

Total share based compensation expense	$39,786	$15,911	$62,723	$44,051

As of December 31, 2009, there was $83.9 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over three years. In addition, as of December 31, 2009, there was $80.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Reconciliation of Earnings (Loss) per Share

	Post-Merger		Pre-Merger
		Period from July 31	Period from January
	Year ended December	through	1 through July 30,	Year ended December
(In thousands, except per share data)	31, 2009	December 31, 2008	2008	31, 2007
NUMERATOR:
Income (loss) before discontinued operations attributable to the Company — common shares	$(4,034,086)	$(5,041,998)	$1,036,525	$938,507
Less: Participating securities dividends	6,799	—	—	—
Less: Income (loss) from discontinued operations, net	—	(1,845)	640,236	145,833

Net income (loss) from continuing operations attributable to the Company	(4,040,885)	(5,040,153)	396,289	792,674
Less: Income (loss) before discontinued operations attributable to the Company — unvested shares	—	—	2,333	4,786

Net income (loss) before discontinued operations attributable to the Company per common share — basic and diluted	$(4,040,885)	$(5,040,153)	$393,956	$787,888

DENOMINATOR:
Weighted average common shares — basic	81,296	81,242	495,044	494,347

Effect of dilutive securities:
Stock options and common stock warrants (1)	—	—	1,475	1,437

Denominator for net income (loss) per common share — diluted	81,296	81,242	496,519	495,784

Net income (loss) per common share:
Income (loss) attributable to the Company before discontinued operations — basic	$(49.71)	$(62.04)	$.80	$1.59
Discontinued operations — basic	—	(.02)	1.29	.30

Net income (loss) attributable to the Company — basic	$(49.71)	$(62.06)	$2.09	$1.89

Income (loss) attributable to the Company before discontinued operations — diluted	$(49.71)	$(62.04)	$.80	$1.59
Discontinued operations — diluted	—	(.02)	1.29	.29

Net income (loss) attributable to the Company — diluted	$(49.71)	$(62.06)	$2.09	$1.88

(1)	6.2 million, 7.6 million, 7.8 million, and 22.2 million stock options were outstanding at December 31, 2009, July 30, 2008, December 31, 2008, and December 31, 2007 that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE N — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Under these plans, an employee can make pre-tax contributions and the Company will match a portion of such an employee’s contribution. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions from continuing operations to these plans of $23.0 million for the year ended December 31, 2009, $12.4 million for the post-merger period ended December 31, 2008 and $17.9 million for the pre-merger period ended July 30, 2008, were charged to expense. Contributions from continuing operations to these plans of $39.1 million were charged to expense for the year ended December 31, 2007. As of April 30, 2009, the Company suspended the matching contribution.
Clear Channel sponsored a non-qualified employee stock purchase plan for all eligible employees. Under the plan, employees were provided with the opportunity to purchase shares of the Clear Channel’s common stock at 95% of the market value on the day of purchase. During each calendar year, employees were able to purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever was lower. The Company stopped accepting contributions to this plan, effective January 1, 2007, as a condition of its Merger Agreement. Clear Channel terminated this plan upon the closing of the merger and each share held under the plan was converted into the right to receive a cash payment equal to the value of $36.00 per share.
Clear Channel offered a non-qualified deferred compensation plan for its highly compensated executives, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Clear Channel accounted for the plan in accordance with the provisions of ASC 710-10, Compensation—General. Clear Channel terminated this plan upon the closing of the merger and the related asset and liability of approximately $38.4 million were settled.
The Company offers a non-qualified deferred compensation plan for its highly compensated executives, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company accounts for the plan in accordance with the provisions of ASC 710-10. Matching credits on amounts deferred may be made in the Company’s sole discretion and the Company retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any Company matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan. In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset and liability under the deferred compensation plan at December 31, 2009 was approximately $9.9 million recorded in “Other assets” and $9.9 million recorded in “Other long-term liabilities”, respectively. The asset and liability under the deferred compensation plan at December 31, 2008 were approximately $2.5 million recorded in “Other assets” and $2.5 million recorded in “Other long-term liabilities”, respectively.
NOTE O — OTHER INFORMATION

	Post-Merger		Pre-Merger
		Period from July 31	Period from January
	Year ended	through December	1 through July 30,	Year ended
(In thousands)	December 31, 2009	31, 2008	2008	December 31, 2007
The following details the components of “Other income (expense) — net”:
Foreign exchange gain (loss)	$(15,298)	$21,323	$7,960	$6,743
Gain (loss) on early redemption of debt, net	713,034	108,174	(13,484)	—
Other	(18,020)	2,008	412	(1,417)

Total other income (expense) — net	$679,716	$131,505	$(5,112)	$5,326

	Post-Merger		Pre-Merger
		Period from July 31	Period from January
	Year ended	through December	1 through July 30,	Year ended
(In thousands)	December 31, 2009	31, 2008	2008	December 31, 2007
The following details the deferred income tax (asset) liability on items of other comprehensive income (loss):
Foreign currency translation adjustments	$16,569	$(20,946)	$(24,894)	$(16,233)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$6,743	$—	$(27,047)	$(5,155)
Unrealized gain (loss) on cash flow derivatives	$(44,350)	$(43,706)	$—	$(1,035)

	Post-Merger
	As of December 31,
(In thousands)	2009	2008
The following details the components of “Other current assets”:
Inventory	$25,838	$28,012
Deferred tax asset	19,581	43,903
Deposits	20,064	7,162
Other prepayments	51,700	53,280
Deferred loan costs	55,479	29,877
Other	82,613	53,339

Total other current assets	$255,275	$215,573

	Post-Merger
	As of December 31,
(In thousands)	2009	2008
The following details the components of “Other assets”:
Prepaid expenses	$988	$125,768
Deferred loan costs	251,938	295,143
Deposits	11,225	27,943
Prepaid rent	87,960	92,171
Other prepayments	16,028	16,685
Non-qualified plan assets	9,919	2,550

Total other assets	$378,058	$560,260

	Post-Merger
	As of December 31,
(In thousands)	2009	2008
The following details the components of “Other long-term liabilities”:
Unrecognized tax benefits	$301,496	$266,852
Asset retirement obligation	51,301	55,592
Non-qualified plan liabilities	9,919	2,550
Interest rate swap	237,235	118,785
Deferred income	17,105	9,346
Other	207,498	122,614

Total other long-term liabilities	$824,554	$575,739

	Post-Merger
	As of December 31,
(In thousands)	2009	2008
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$(202,529)	$(332,750)
Cumulative unrealized gain (losses) on securities	(85,995)	(88,813)
Reclassification adjustments	104,394	95,113
Cumulative unrealized gain (losses) on cash flow derivatives	(149,179)	(75,079)

Total accumulated other comprehensive income (loss)	$(333,309)	$(401,529)

NOTE P — SEGMENT DATA
The Company’s reportable operating segments, which it believes best reflects how the Company is currently managed, are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 91% of its 2009 revenue in this segment derived from the United States. The international outdoor segment includes operations in Europe, the U.K., Asia and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our media representation firm as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

			International
	Radio	Americas Outdoor	Outdoor		Corporate and other
(In thousands)	Broadcasting	Advertising	Advertising	Other	reconciling items	Eliminations	Consolidated
Post-Merger Year Ended December 31, 2009
Revenue	$2,736,404	$1,238,171	$1,459,853	$200,467	$—	$(82,986)	$5,551,909
Direct operating expenses	901,799	608,078	1,017,005	98,829	—	(42,448)	2,583,263
Selling, general and administrative expenses	933,505	202,196	282,208	89,222	—	(40,538)	1,466,593
Depreciation and amortization	261,246	210,280	229,367	56,379	8,202	—	765,474
Corporate expenses	—	—	—	—	253,964	—	253,964
Impairment charges	—	—	—	—	4,118,924	—	4,118,924
Other operating expense – net	—	—	—	—	(50,837)	—	(50,837)

Operating income (loss)	$639,854	$217,617	$(68,727)	$(43,963)	$(4,431,927)	$—	$(3,687,146)

Intersegment revenues	$31,974	$2,767	$—	$48,245	$—	$—	$82,986
Identifiable assets	$8,601,490	$4,722,975	$2,216,691	$771,346	$1,734,599	$—	$18,047,101
Capital expenditures	$41,880	$84,440	$91,513	$322	$5,637	$—	$223,792
Share-based payments	$8,276	$7,977	$2,412	$—	$21,121	$—	$39,786

			International
	Radio	Americas Outdoor	Outdoor		Corporate and other
(In thousands)	Broadcasting	Advertising	Advertising	Other	reconciling items	Eliminations	Consolidated
Post-Merger Period from July 31, 2008 through December 31, 2008
Revenue	$1,355,894	$587,427	$739,797	$97,975	$—	$(44,152)	$2,736,941
Direct operating expenses	409,090	276,602	486,102	46,193	—	(19,642)	1,198,345
Selling, general and administrative expenses	530,445	114,260	147,264	39,328	—	(24,510)	806,787
Depreciation and amortization	90,166	90,624	134,089	24,722	8,440	—	348,041
Corporate expenses	—	—	—	—	102,276	—	102,276
Merger expenses	—	—	—	—	68,085	—	68,085
Impairment charges	—	—	—	—	5,268,858	—	5,268,858
Other operating income – net	—	—	—	—	13,205	—	13,205

Operating income (loss)	$326,193	$105,941	$(27,658)	$(12,268)	$(5,434,454)	$—	$(5,042,246)

Intersegment revenues	$15,926	$3,985	$—	$24,241	$—	$—	$44,152
Identifiable assets	$11,905,689	$5,187,838	$2,409,652	$1,016,073	$606,211	$—	$21,125,463
Capital expenditures	$24,462	$93,146	$66,067	$2,567	$4,011	$—	$190,253
Share-based payments	$3,399	$3,012	$797	$110	$8,593	$—	$15,911

Pre-Merger Period from January 1, 2008 through July 30, 2008
Revenue	$1,937,980	$842,831	$1,119,232	$111,990	$—	$(60,291)	$3,951,742
Direct operating expenses	570,234	370,924	748,508	46,490	—	(30,057)	1,706,099
Selling, general and administrative expenses	652,162	138,629	206,217	55,685	—	(30,234)	1,022,459
Depreciation and amortization	62,656	117,009	130,628	28,966	9,530	—	348,789
Corporate expenses	—	—	—	—	125,669	—	125,669
Merger expenses	—	—	—	—	87,684	—	87,684
Other operating income – net	—	—	—	—	14,827	—	14,827

Operating income (loss)	$652,928	$216,269	$33,879	$(19,151)	$(208,056)	$—	$675,869

Intersegment revenues	$23,551	$4,561	$—	$32,179	$—	$—	$60,291
Identifiable assets	$11,667,570	$2,876,051	$2,704,889	$558,638	$656,616	$—	$18,463,764
Capital expenditures	$37,004	$82,672	$116,450	$1,609	$2,467	$—	$240,202
Share-based payments	$34,386	$5,453	$1,370	$1,166	$20,348	$—	$62,723

			International
	Radio	Americas Outdoor	Outdoor		Corporate and other
(In thousands)	Broadcasting	Advertising	Advertising	Other	reconciling items	Eliminations	Consolidated
Pre-Merger Year Ended December 31, 2007
Revenue	$3,558,534	$1,485,058	$1,796,778	$207,704	$—	$(126,872)	$6,921,202
Direct operating expenses	982,966	590,563	1,144,282	78,513	—	(63,320)	2,733,004
Selling, general and administrative expenses	1,190,083	226,448	311,546	97,414	—	(63,552)	1,761,939
Depreciation and amortization	107,466	189,853	209,630	43,436	16,242	—	566,627
Corporate expenses	—	—	—	—	181,504	—	181,504
Merger expenses	—	—	—	—	6,762	—	6,762
Other operating income – net	—	—	—	—	14,113	—	14,113

Operating income (loss)	$1,278,019	$478,194	$131,320	$(11,659)	$(190,395)	$—	$1,685,479

Intersegment revenues	$44,666	$13,733	$—	$68,473	$—	$—	$126,872
Identifiable assets	$11,732,311	$2,878,753	$2,606,130	$736,037	$345,404	$—	$18,298,635
Capital expenditures	$78,523	$142,826	$132,864	$2,418	$6,678	$—	$363,309
Share-based payments	$22,226	$7,932	$1,701	$—	$12,192	$—	$44,051
Revenue of $1.6 billion, $799.8 million, $1.2 billion, and $1.9 billion derived from the Company’s foreign operations are included in the data above for the year ended December 31, 2009, the post-merger period from July 31, 2008 through December 31, 2008, the pre-merger period January 1, 2008 through July 30, 2008, and the pre-merger year ended December 31, 2007, respectively. Identifiable assets of $2.5 billion, $2.6 billion, $2.9 billion, and $2.9 billion derived from foreign operations are included in the data above for the year ended December 31, 2009, the post-merger five months ended December 31, 2008, the pre-merger seven months ended July 30, 2008, and the pre-merger year ended December 31, 2007, respectively.

NOTE Q — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
	Post-Merger	Pre-Merger	Post-Merger	Pre-Merger	Post-Merger	Combined(3)	Post-Merger	Post-Merger

Revenue	$1,207,987	$1,564,207	$1,437,865	$1,831,078	$1,393,973	$1,684,593	$1,512,084	$1,608,805
Operating expenses:
Direct operating expenses	618,349	705,947	637,076	743,485	632,778	730,405	695,060	724,607
Selling, general and administrative expenses	377,536	426,381	360,558	445,734	337,055	441,813	391,444	515,318
Depreciation and amortization	175,559	152,278	208,246	142,188	190,189	162,463	191,480	239,901
Corporate expenses	47,635	46,303	50,087	47,974	79,723	64,787	76,519	68,881
Merger expenses	—	389	—	7,456	—	79,839	—	68,085
Impairment charges (1)	—	—	4,041,252	—	—	—	77,672	5,268,858
Other operating income (expense) — net	(2,894)	2,097	(31,516)	17,354	1,403	(3,782)	(17,830)	12,363

Operating income (loss)	(13,986)	235,006	(3,890,870)	461,595	155,631	201,504	62,079	(5,264,482)
Interest expense	387,053	100,003	384,625	82,175	369,314	312,511	359,874	434,289
Gain (loss) on marketable securities	—	6,526	—	27,736	(13,378)	—	7	(116,552)
Equity in earnings (loss) of nonconsolidated affiliates	(4,188)	83,045	(17,719)	8,990	1,226	4,277	(8)	3,707
Other income (expense) – net	(3,180)	11,787	430,629	(6,086)	222,282	(21,727)	29,985	142,419

Income (loss) before income taxes and discontinued operations	(408,407)	236,361	(3,862,585)	410,060	(3,553)	(128,457)	(267,811)	(5,669,197)

Income tax (expense) benefit (2)	(19,592)	(66,581)	184,552	(125,137)	(89,118)	52,344	417,478	663,414

Income (loss) before discontinued operations	(427,999)	169,780	(3,678,033)	284,923	(92,671)	(76,113)	149,667	(5,005,783)
Income (loss) from discontinued operations, net	—	638,262	—	5,032	—	(4,071)	—	(832)

Consolidated net income (loss)	(427,999)	808,042	(3,678,033)	289,955	(92,671)	(80,184)	149,667	(5,006,615)
Amount attributable to noncontrolling interest	(9,782)	8,389	(4,629)	7,628	(2,816)	10,003	2,277	(9,349)

Net income (loss) attributable to the Company	$(418,217)	$799,653	$(3,673,404)	$282,327	$(89,855)	$(90,187)	$147,390	$(4,997,266)

	March 31,		June 30,		September 30,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
	Post-Merger	Pre-Merger	Post-Merger	Pre-Merger	Post-Merger	Combined(3)	Post-Merger	Post-Merger
Net income per common
share:
Basic:
Income (loss) attributable to the Company before discontinued operations	$(5.15)	$.33	$(45.23)	$.56	$(1.12)	N.A.	$1.71	$(61.50)
Discontinued operations	—	1.29	—	.01	—	N.A.	—	(.01)

Net income (loss) attributable to the Company	$(5.15)	$1.62	$(45.23)	$.57	$(1.12)	N.A.	$1.71	$(61.51)

Diluted:
Income (loss) before discontinued operations	$(5.15)	$.32	$(45.23)	$.56	$(1.12)	N.A.	$1.71	$(61.50)
Discontinued operations	—	1.29	—	.01	—	N.A.	—	(.01)

Net income (loss) attributable to the Company	$(5.15)	$1.61	$(45.23)	$.57	$(1.12)	N.A.	$1.71	$(61.51)

Dividends declared per share	$—	$—	$—	$—	$—	$—	$—	$—
The Company’s Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol CCMO.

(1)	As discussed in Note B, the fourth quarter of 2009 includes a $41.4 million adjustment related to previously recorded impairment charges.

(2)	See Note L for further discussion of the tax benefits recorded in the fourth quarters of 2009 and 2008.

(3)	The third quarter results of operations contain two months of post-merger and one month of pre-merger results, which relate to the period succeeding the merger and the periods preceding the merger, respectively. The Company believes that the presentation on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2009. The following table separates the combined results into the post-merger and pre-merger periods:

	Period from July 31		Three Months
	through	Period from July	ended
	September 30,	1 through July 30,	September 30,
	2008	2008	2008
(In thousands)	Post-Merger	Pre-Merger	Combined
Revenue	$1,128,136	$556,457	$1,684,593
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	473,738	256,667	730,405
Selling, general and administrative expenses (excludes depreciation and amortization)	291,469	150,344	441,813
Depreciation and amortization	108,140	54,323	162,463
Corporate expenses (excludes depreciation and amortization)	33,395	31,392	64,787
Merger expenses	—	79,839	79,839
Gain (loss) on disposition of assets — net	842	(4,624)	(3,782)

Operating income (loss)	222,236	(20,732)	201,504
Interest expense	281,479	31,032	312,511
Equity in earnings of nonconsolidated affiliates	2,097	2,180	4,277
Other income (expense) — net	(10,914)	(10,813)	(21,727)

Income (loss) before income taxes and discontinued operations	(68,060)	(60,397)	(128,457)
Income tax benefit	33,209	19,135	52,344

Income (loss) before discontinued operations	(34,851)	(41,262)	(76,113)
Income (loss) from discontinued operations, net	(1,013)	(3,058)	(4,071)

Consolidated net income (loss)	(35,864)	(44,320)	(80,184)
Amount attributable to noncontrolling interest	8,868	1,135	10,003

Net income (loss) attributable to the Company	$(44,732)	$(45,455)	$(90,187)

Net income (loss) per common share:
Income (loss) attributable to the Company before discontinued operations — Basic	$(.54)	$(.09)
Discontinued operations — Basic	(.01)	—

Net income (loss) attributable to the Company — Basic	$(.55)	$(.09)

Weighted average common shares — Basic	81,242	495,465
Income (loss) attributable to the Company before discontinued operations — Diluted	$(.54)	$(.09)
Discontinued operations — Diluted	(.01)	—

Net income (loss) attributable to the Company — Diluted	$(.55)	$(.09)

Weighted average common shares — Diluted	81,242	495,465

Dividends declared per share	$—	$—

NOTE R — CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In connection with the merger, the Company paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was preliminarily allocated between merger expenses, debt issuance costs or included in the overall purchase price of the merger.
The Company is party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year. For the year ended December 31, 2009, the Company recognized management fees of $15.0. For the post-merger period ended December 31, 2008, the Company recognized management fees of $6.3 million.
In addition, the Company reimbursed the Sponsors for additional expenses in the amount of $5.5 million for the year ended December 31, 2009.
NOTE S — SUBSEQUENT EVENTS
On January 15, 2010, Clear Channel redeemed its 4.50% senior notes at their maturity for $250.0 million with available cash on hand.
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not Applicable

ITEM 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, who joined us effective January 4, 2010, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2009 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Management’s Report on Internal Control Over Financial Reporting
The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
As of December 31, 2009, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2009, based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”
There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
CC Media Holdings, Inc.
We have audited CC Media Holdings, Inc.’s (Holdings) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Holdings’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on Holdings’ internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Holdings maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Holdings as of December 31, 2009 and 2008, the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows of Holdings for the year ended December 31, 2009 and for the period from July 31, 2008 through December 31, 2008, the related consolidated statement of operations, shareholders’ equity, and cash flows of Clear Channel Communications, Inc. for the period from January 1, 2008 through July 30, 2008, and for the year ended December 31, 2007, and our report dated March 16, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas
March 16, 2010
ITEM 9B. Other Information
Not Applicable

OTHER DATA
Executive Officers of the Registrant
     The following information with respect to our executive officers is presented as of April 1, 2010:

Name	Age	Position
Mark P. Mays	46	Chairman of the Board, President, Chief Executive Officer and Director
Thomas W. Casey	47	Chief Financial Officer
Robert H. Walls, Jr.	49	Executive Vice President, General Counsel and Secretary
John E. Hogan	53	Senior Vice President — CC Media Holdings, Inc.
     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders. We expect to retain the individuals named above as our executive officers at such Board of Directors meeting.
     Mr. M. Mays was appointed Chief Executive Officer and a director of the Company on July 30, 2008. Mr. M. Mays was Clear Channel’s President and Chief Operating Officer from February 1997 until his appointment as President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006 until he was reappointed President in January 2010. He has been one of Clear Channel’s directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman Emeritus and the brother of Randall T. Mays, our Vice Chairman.
     Mr. Casey was appointed Chief Financial Officer effective as of January 4, 2010. Previously, Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from 2002 until October 2008. Prior thereto, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance from 1999-2002 and in several other capacities at General Electric Company businesses since 1992.
     Mr. Walls was appointed Executive Vice President, General Counsel and Secretary on January 1, 2010. Previously, Mr. Walls served as Managing Director and was a founding partner of Post Oak Energy Capital LP through December 31, 2009. Prior thereto, Mr. Walls was Executive Vice President and General Counsel at Enron Corp., and a member of its Chief Executive Office since 2002. Prior thereto, he was Executive Vice President and General Counsel at Enron Global Assets and Services, Inc. and Deputy General Counsel at Enron Corp.
     Mr. Hogan was appointed a Senior Vice President of the Company on July 30, 2008. He was appointed President/Chief Executive Officer — Clear Channel Broadcasting, Inc., our indirect subsidiary, in August 2002. Prior thereto Mr. Hogan served as Chief Operating Officer of Clear Channel Broadcasting, Inc. from June 2002 and Senior Vice President of Clear Channel Broadcasting, Inc. for the balance of the relevant period.

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 26, 2010
9:00 a.m.

CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 26, 2010
9:00 a.m.
CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209	ADMIT ONE

CC MEDIA HOLDINGS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders
to be held May 26, 2010
          The undersigned hereby appoints Mark P. Mays, Thomas W. Casey and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CC MEDIA HOLDINGS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 26, 2010 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.
          The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
1.	Election of Directors

Nominees:	David C. Abrams	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Steven W. Barnes	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Richard J. Bressler	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Charles A. Brizius	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	John P. Connaughton	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Blair E. Hendrix	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Jonathon S. Jacobson	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Ian K. Loring	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Mark P. Mays	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Randall T. Mays	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Scott M. Sperling	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
	Kent R. Weldon	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2010.

FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.
(Continued and to be dated and signed on the reverse side.)
Change of Address and/or Comments: [ ]

          Please sign your name, exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee, or Guardian should indicate full title.

Dated:                                                             , 2010

Stockholder’s signature

Stockholder’s signature if stock held jointly
Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated (X) in Black or Blue Ink.
          Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 26, 2010.
The Proxy Statement and Annual Report are available at: http://bnymellon.mobular.net/bnymellon/ccmo